                                                      Registration No. 333-26239



     As filed with the Securities and Exchange Commission on June 30, 1997

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

      PSF HOLDINGS, L.L.C.          PREMIUM STANDARD FARMS, INC.      PRINCETON DEVELOPMENT CORP.
  (EXACT NAME OF REGISTRANT AS      (EXACT NAME OF REGISTRANT AS      (EXACT NAME OF REGISTRANT AS
   SPECIFIED IN ITS CHARTER)         SPECIFIED IN ITS CHARTER)         SPECIFIED IN ITS CHARTER)
            DELAWARE                          DELAWARE                          DELAWARE
  (STATE OR OTHER JURISDICTION      (STATE OR OTHER JURISDICTION      (STATE OR OTHER JURISDICTION
      OF INCORPORATION OR               OF INCORPORATION OR               OF INCORPORATION OR
          ORGANIZATION)                    ORGANIZATION)                     ORGANIZATION)
              6719                              2011                              6513
  PRIMARY STANDARD INDUSTRIAL       PRIMARY STANDARD INDUSTRIAL       PRIMARY STANDARD INDUSTRIAL
  CLASSIFICATION CODE NUMBER)       CLASSIFICATION CODE NUMBER)       CLASSIFICATION CODE NUMBER)
           43-1756956                        43-1755411                        43-1625636
        (I.R.S. EMPLOYER                  (I.R.S. EMPLOYER                  (I.R.S. EMPLOYER
     IDENTIFICATION NUMBER)            IDENTIFICATION NUMBER)            IDENTIFICATION NUMBER)

                         423 WEST 8TH STREET, SUITE 200
                          KANSAS CITY, MISSOURI 64105
                                 (816) 472-7675
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                              WILLIAM R. PATTERSON
                              PSF HOLDINGS, L.L.C.
                         423 WEST 8TH STREET, SUITE 200
                          KANSAS CITY, MISSOURI 64105
                                 (816) 472-7675
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:

                                JAMES A. HEETER
                                 DIANE M. BONO
                         SONNENSCHEIN NATH & ROSENTHAL
                          4520 MAIN STREET, SUITE 1100
                          KANSAS CITY, MISSOURI 64111
                                 (816) 932-4400

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the registration statement of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 30, 1997

PROSPECTUS

                              PSF HOLDINGS, L.L.C.

                                   LLC UNITS
                         WARRANTS TO PURCHASE LLC UNITS
          GUARANTEES OF 11% SENIOR SECURED NOTES (PARTIAL PAY-IN-KIND)

                          PREMIUM STANDARD FARMS, INC.
                 11% SENIOR SECURED NOTES (PARTIAL PAY-IN-KIND)

                          PRINCETON DEVELOPMENT CORP.
          GUARANTEES OF 11% SENIOR SECURED NOTES (PARTIAL PAY-IN-KIND)


     All of the (i) 10,000,000 aggregate units of membership interest, consisting of Class A and Class B units of membership interest (the "LLC Units" or the "Units"), in PSF Holdings L.L.C. ("Holdings"), (ii) 2,048,192 warrants to acquire LLC Units of Holdings ("Warrants") and (iii) $123,890,699 aggregate principal amount of 11% Senior Secured Notes due 2003 (Partial Pay-in-Kind) (the "Notes") issued by Premium Standard Farms, Inc. ("PSF"), a wholly-owned subsidiary of Holdings, and guaranteed by Holdings and Princeton Development Corp. ("Princeton"), a wholly-owned subsidiary of PSF (the "Guarantees"), offered hereby are being sold by certain securityholders of Holdings or PSF named herein (the "Selling Securityholders"). Holdings, PSF and Princeton are sometimes referred to herein collectively as the "Company," and the LLC Units, Warrants, Notes and Guarantees are sometimes referred to herein collectively as the "Securities." The 2,048,192 LLC Units underlying the Warrants and being registered hereunder for resale upon issuance may be issued directly by Holdings to the holders of Warrants upon exercise of the Warrants by the holders thereof. The additional $124,749,973 in principal amount of Notes being registered hereunder may be issued directly by PSF to the holders of the Notes as payment of certain accrued interest when due, in lieu of cash, pursuant to the terms of the Notes. Such LLC Units and Notes, if issued, may be subsequently resold by the Selling Securityholders in accordance with the procedures described in this Prospectus. See "Selling Securityholders" and "Plan of Distribution."



     Interest on the Notes accrues at the rate of 11% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months. Interest is payable semiannually on March 15 and September 15 of each year, commencing March 15, 1997, to the holders of record of the Notes at the close of business on the February 15 and August 15 immediately preceding such interest payment date. The Notes are secured by a lien on certain collateral of the Company, including all of the capital stock of subsidiaries owned by the Company and substantially all the real and personal property owned or leased by the Company. However, such lien and the right of payment pursuant to the Notes are junior to the liens and right of payment under the Company's Senior Indebtedness (as defined). In the event of a Change of Control (as defined) of PSF, each holder of Notes will have the right, subject to the terms and conditions of the Indenture (as defined) for the Notes, to have all or any portion of such holder's Notes repurchased by PSF at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Under certain circumstances, PSF may become obligated to make offers to repurchase the Notes in the event of certain Asset Dispositions (as defined). There can be no assurance that upon the occurrence of a Change of Control of PSF or an Asset Disposition, that PSF will have, or will have access to sufficient funds to repurchase the Notes as set forth above. See "Description of the Notes."


     None of the proceeds from the sale of the Securities will be received by the Company. The Company will bear all expenses of the Offering, except that the Selling Securityholders will pay any applicable brokerage fees and expenses and transfer taxes. None of the Securities are listed on a national securities exchange or on the Nasdaq Stock Market. See "Risk Factors -- Absence of Public Market."

      SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     Any or all of the Selling Securityholders' Securities may be sold in accordance with the procedures described in this Prospectus, from time to time, in privately negotiated transactions, in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at such other prices as may be negotiated among the parties. A Selling Securityholder may engage one or more brokers or dealers to act as principal or agent in making sales. Such brokers or dealers may receive discounts, commissions or other compensation from such Selling Securityholder and any such brokers or dealers may be deemed "underwriters" under the Securities Act of 1933, as amended (the "Securities Act"), of the Securities sold. See "Plan of Distribution."
                            ------------------------

               The date of this Prospectus is             , 1997

     The Selling Securityholders may sell all or a portion of the Securities offered hereby in accordance with the procedures set forth in this Prospectus from time to time while the Registration Statement of which this Prospectus is a part remains effective. The Company has been advised by the Selling Securityholders that the Securities may be sold on terms to be determined at the times of such sales through customary brokerage channels, negotiated transactions or a combination of these methods, at fixed prices that may be changed, at market prices then prevailing or at negotiated prices then obtainable. There is no assurance that the Selling Securityholders will sell any or all of the Securities offered pursuant to this Prospectus. Each of the Selling Securityholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Securities to be made directly or through agents. The Company will receive no portion of the proceeds from the sale of Securities offered hereby. The aggregate proceeds to the Selling Securityholders from the sale of the Securities offered by the Selling Securityholders hereby will be the purchase price of such Securities less any discounts or commissions.


     The Registration Statement of which this Prospectus forms a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the Securities the opportunity to sell such Securities in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a holder must notify the Company in writing of its intention to sell Securities and request that the Company file a supplement to this Prospectus or an amendment to the Registration Statement, if required, identifying such holder as a Selling Securityholder and disclosing such other information concerning the Selling Securityholder and the Securities to be sold as may then be required by the Securities Act and the rules of the Commission. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective.


                             ADDITIONAL INFORMATION


     The Company has filed a Registration Statement with the Securities and Exchange Commission (the "Commission") on Form S-1 under the Securities Act with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by rules of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are complete in all material respects. With respect to each such contract or other document filed as a part of or otherwise incorporated in the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the schedules and exhibits thereto, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices maintained by the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (located at http://www.sec.gov) which includes reports, proxy statements and other information, including the Company's Registration Statement, filed electronically by registrants with the Commission.



     When the Registration Statement of which this Prospectus forms a part is declared effective by the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will become obligated to file reports and other information with the Commission. Reports and other information may be inspected at the Commission's web site public reference facilities listed above.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, when used in this Prospectus, all references to the "Company" refer collectively to PSF Holdings, L.L.C. ("Holdings"), its wholly-owned subsidiary, Premium Standard Farms, Inc. ("PSF"), and PSF's wholly-owned subsidiary, Princeton Development Corp. ("Princeton"). Unless otherwise indicated, as it relates to the Company's operations, references herein to fiscal years or years and quarters are to the Company's fiscal year which, beginning with 1996, ends on the last Saturday in December and, prior to 1996, was December 31. The end of any such fiscal year of the Company, unless otherwise stated, shall be referred to herein as December 31.


                                  THE COMPANY


     The Company is a vertically integrated provider of pork and pork products to the wholesale and retail food markets in the United States and abroad. The Company believes that it is the largest vertically integrated pork producer in the Midwest and that it is one of the largest owners of sows in the United States. The Company utilizes modern, efficient building designs, sophisticated genetic methods, and strict control of animal health and diet to produce premium pork and pork products. As of March 31, 1997, the Company had approximately 89,000 sows in production operations located on over 37,000 acres in northwest Missouri and approximately 19,000 sows located on approximately 14,000 acres located in the Texas Panhandle area, with an aggregate capacity to produce approximately 1.9 million hogs annually. The Company's operations include hog production facilities, a pork processing facility capable of processing 7,000 hogs per day (on a single shift), feed mills, genetic improvement facilities, office and training facilities and additional production infrastructure. The Company's Milan, Missouri pork processing facility is among the most modern facilities of its kind, and is capable of processing all of the approximately
1.5 million hogs expected to be produced annually from the Company's Missouri operations. The Milan plant has the capacity to process approximately 2.6 million hogs annually on two shifts.


     The Company's products include fresh pork. The Company currently markets these products to a variety of wholesale and retail customers in the U.S. and abroad. The Company's fresh pork, which includes loins, tenderloins, hams, butts, picnics, bellies and other products are sold to supermarket chains, meat distributors, further processors, food service companies, and institutional food customers and the export market. The Company's operations also include the sale of live hogs, and the sale of processed pork products in the variety meat industry, the feed processing industry and the pet food industry.


     The Company's business strategy is to produce and market high quality pork and pork products in a cost-efficient manner by combining state-of-the-art hog production with strategically located modern pork processing facilities. The Company's highly automated processing operations have been designed to enable it to capitalize on the value of its hog supply by achieving benefits of vertical integration that generally are not available to its non-integrated competitors. For example, the integrated management of strategically located production and processing operations enables the Company to streamline logistics, transportation and production schedules to enhance asset utilization and reduce the Company's cost structure. Vertical integration also enables the Company to capture the incremental carcass value of its hogs rather than passing this value on to other processors.



     Founded in 1988, the Company expanded from 3,300 sows with the capacity to produce 73,600 hogs annually in 1990 to approximately 106,000 sows with the capacity to produce approximately 1.9 million hogs annually in 1996. During this period, the Company developed its entire Missouri operation, including its hog production facilities and the Milan, Missouri pork processing facility. In 1994, the Company began the development of a second pork production operation located in the Texas Panhandle (the "Texas Facilities"). The first phase in this expansion was the acquisition, in June 1994, of a 16,800 sow hog production operation from National Hog Farms of Texas Inc. ("Perico") and the High Plains Ranch, a 33,000 acre parcel of land near the Perico operations. The planned second phase of that expansion was to create a fully integrated production and processing operation in Texas through the construction of additional hog production facilities on the High Plains Ranch, a state-of-the-art processing plant (based on the Milan, Missouri facility), and the acquisition of an adjacent 7,000 acre ranch. The Company commenced the construction of additional hog production facilities on the High Plains Ranch and related infrastructure between June 1994 and May 1995. In May 1995, the Company indefinitely suspended expansion of the Texas Facilities.


     During 1995, the Company did not meet its operating plans as hog prices continued at historically low levels, feed costs increased, the deficiency of earnings to fixed charges increased, and the Company suspended construction of the Texas Facilities incurring substantial losses. As a result, the Company was unable to service certain of its debt obligations. As of June 30, 1996, the Company had $515 million of long-term debt and associated accrued interest outstanding. On July 2, 1996, the Company filed a pre-negotiated, consensual reorganization under Chapter 11 of the United States Bankruptcy Code (the "Reorganization") which was successfully completed on September 17, 1996 (the "Effective Date") and which enabled the Company to significantly improve its financial structure by restructuring its debt and converting a significant portion of its outstanding debt to equity. As of December 28, 1996, the Company had $153 million of long-term debt outstanding. The Company has initiated organizational and operational changes during and following the Reorganization which it believes, together with decreased debt service obligations and increased hog and pork prices, has resulted in the Company's improved performance since the Effective Date.


     The Company resumed work on the Texas Facilities in early 1997 through the planned investment of approximately $5 million in hog production facilities. Following the completion of such construction, the Company's Missouri and Texas operations will have approximately 110,000 sows in production operations. The Company intends to periodically evaluate the desirability of further expansion of its Texas operations based on the Company's production and processing needs, operating performance, capital requirements and growth strategy.


     PSF Finance L.P. ("Finance"), the predecessor to Holdings, was organized as a Delaware limited partnership. Premium Standard Farms, Inc. ("Farms"), the predecessor to PSF, was incorporated as a Missouri corporation and was consolidated as a unilaterally controlled special-purpose entity of Finance. Finance and Farms are sometimes collectively referred to herein as "Predecessor," and Holdings and PSF are sometimes collectively referred to herein as "Successor." The Successor commenced operations on September 17, 1996 by merging Finance into Holdings, which then transferred the net assets it received from Finance to PSF. Farms transferred all of its net assets to PSF in satisfaction of debt. The Predecessor was then dissolved and all Predecessor operations were continued by the Successor. References to the Company in this Prospectus for any period prior to the Reorganization (as defined) shall mean the Predecessor.



     Holdings is a limited liability company organized under the laws of the state of Delaware in 1996. PSF was incorporated in Delaware in 1996 and Princeton was incorporated in Delaware in 1992. The principal executive offices of each of Holdings, PSF and Princeton are located at 423 West 8th Street, Suite 200, Kansas City, Missouri 64105 and their telephone number is (816) 472-7675.


                                 THE OFFERINGS

LLC Units offered by the
Selling Securityholders.......   10,000,000 LLC Units

LLC Units outstanding on the
date of this Prospectus(1)....   10,000,000 LLC Units


LLC Units issuable upon
exercise of Warrants and to be
resold by the Selling
Securityholders...............   2,048,192 LLC Units


Warrants offered by the
Selling Securityholders.......   2,048,192 Warrants to acquire LLC Units

Notes offered by the Selling
Securityholders(2)............   $248,640,672 aggregate principal amount

Use of Proceeds...............   The Company will not receive any proceeds from
                                 the sale of Securities by the Selling
                                 Securityholders.

Absence of Public Market......   There is currently no public market for the LLC
                                 Units or the Warrants and the Company does not presently intend to list any of the Securities on a stock exchange or quotation service.
                                 Bankers Trust

                                 Company currently makes a market in the Notes. However, Bankers Trust Company is not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. Accordingly, no assurance can be given as to the liquidity of the trading market for any of the Securities or that an active public market for the Notes will develop. See "Risk Factors -- Absence of Public Market."
-------------------------

(1) Does not include 620,000 LLC Units issuable upon the exercise of outstanding options. See "Management -- Executive Compensation" and
    "Management -- Management Option Plan."



(2) Includes (i) $117,500,000 aggregate principal amount of Notes issued on the Effective Date, (ii) $6,390,699 aggregate principal amount of Secondary Notes (as defined) issued March 15, 1997 in payment of interest then due on the Notes, and (iii) $124,749,973 aggregate principal amount of Secondary Notes that may be issued after the date of this Prospectus in lieu of cash payments of interest on the Notes.


                                   THE NOTES

Maturity Date.................   September 17, 2003


Interest Payment Dates........   Interest on the Notes accrues from the date of
                                 issuance at 11% and is payable semi-annually on each March 15 and September 15, commencing
                                 March 15, 1997. Until the date the Term Loan
                                 (as defined) is paid in full whether upon maturity or by earlier prepayment ("the Term
                                 Loan Payout Date") or the maturity of any Note, at the option of PSF, interest is payable by the issuance of additional Notes (valued at 100% of the face amount thereof) in lieu of cash interest. After any such date, interest on the Notes is payable solely in cash.



Optional Redemption...........   The Notes are redeemable, in whole or in part,
                                 at the option of PSF during the twelve-month periods beginning on each September 1 for the years 1996 through 2001, at the redemption prices set forth herein plus accrued interest to the date of redemption.



Change of Control.............   In the event of a Change of Control (as
                                 defined), each holder of Notes will have the right, subject to the terms and conditions of the Indenture (as defined) for the Notes, to have all or any portion of such holder's Notes
                                 (equal to $1,000 or an integral multiple thereof) repurchased by PSF at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Change of Control." But see "Risk
                                 Factors -- Priority of Senior Indebtedness Over the Notes" for a description of potential default implications with respect to a Change of Control.



Offers to Purchase............   In the event of certain asset sales, to the
                                 extent that the proceeds thereof are not used to purchase certain lines of business or to repay the Term Loan (as defined) or the Second
                                 Priority Note Agreement (as defined), PSF will be required to offer to purchase the Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase with the net proceeds of such asset sales. But see "Risk Factors -- Priority of
                                 Senior Indebtedness Over the Notes" for a description of potential default implications with respect to such an offer to purchase.

Security......................   The Notes are guaranteed by Holdings and
                                 Princeton and are collaterally secured by a lien on substantially all of the assets of the Company.

Ranking.......................   The liens securing the Notes and the right of
                                 payment pursuant to the Notes are junior to the liens and right of payment under the Credit
                                 Agreement (as defined) and all indebtedness under the Second Priority Note Agreement.

Restrictive Covenants.........   The Indenture imposes certain limitations on
                                 the ability of the Company to, among other things, (i) incur additional indebtedness, (ii) pay dividends or make certain restricted payments or make certain investments, (iii) consummate certain asset sales, (iv) enter into certain transactions with affiliates, (v) incur certain liens, (vi) impose restrictions on the ability of a Subsidiary to issue capital stock, and (vii) impose restrictions on the Company from engaging in certain businesses. The restrictive covenants are subject to certain exceptions and qualifications. See "Description of the Notes -- Certain Covenants."

                                  THE WARRANTS


Warrants......................   The Warrants entitle the holders thereof to
                                 purchase from Holdings an aggregate of
                                 2,048,192 LLC Units of Holdings which
                                 represents 17% of the LLC Units on a fully diluted basis as of the date of this Prospectus.



Exercise......................   Each Warrant entitles the holder thereof to
                                 purchase one LLC Unit of Holdings at an
                                 exercise price of $45.00 per LLC Unit. The
                                 Warrants are exercisable (i) in the case of a holder which is not a MS Member (as defined), at any time during the ten year period commencing on the original issue date and terminating on the first business day after the tenth anniversary of the original issue date
                                 (the "Termination Date") and (ii) in the case of a holder which is a MS Member, at any time during the period that commences on January 1, 2000 and that terminates on the Termination
                                 Date, subject to earlier exercise in certain circumstances, and in each case, subject to earlier cancellation under certain circumstances. The number of LLC Units of Holdings for which, and the price per LLC Unit at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement (as defined). See "Description of the Warrants."


Expiration of Warrants........   The Warrants shall expire at the close of
                                 business on the Termination Date.

                                 THE LLC UNITS

LLC Units.....................   The LLC Units are divided into two classes,
                                 Class A Units and Class B Units. Class A Units and Class B Units are identical and entitle the holders thereof to the same rights and privileges, except that Class B Members of Holdings shall have no right, power or authority to participate in the management of Holdings in any manner, including without limitation, voting rights.

Conversion of LLC Units.......   Each Class B Unit transferred to a party other
                                 than a MS Member is convertible, at the
                                 election of such party, into one Class A Unit immediately following such transfer, and each Class A Unit transferred to a MS Member shall convert automatically, immediately following such transfer, into one Class B Unit, subject in each case to certain adjustments under certain circumstances in the number and kind of LLC Units.



Repurchase of Units...........   In the event of termination of employment of a
                                 holder of LLC Units who is an Employee Member
                                 (as defined) of the Company as a result of death or disability, Holdings is obligated to purchase such holder's LLC Units at fair value generally within 90 days after such termination. As of the date of this Prospectus, none of the outstanding LLC Units are held by Employee Members of the Company. In the event of termination of employment of such a holder other than as a result of death or disability, Holdings has the right for a period of six months following the last date on which such employee was a member of the board of directors or manager or an employee of the Company to repurchase the LLC Units held by such employee for fair value, or if such LLC Units have not vested, at such price specified in the agreement or plan pursuant to which such unvested LLC Units were acquired. See
                                 "Description of the Units -- Right to
                                 Repurchase Units."



Restrictions on Transfer......   A holder of LLC Units who is a Member (as
                                 defined) of Holdings is subject to certain restrictions on transfer of such holder's LLC
                                 Units. Prior written notice of such transfer must be given to Holdings and certain other conditions must be met before such transfer is made. A transferee of LLC Units shall not be admitted as a Member of Holdings unless certain conditions, as set forth in the LLC Agreement, are met, and unless admitted as a Member
                                 (holding Class A Units), such transferee shall have no voting rights. Transfers which would cause Holdings to become a Foreign Business (as defined) are not permitted. See "Description of the Units -- Restrictions on Transfer."



     For additional information concerning the Securities, see "Description of the Units," "Description of the Warrants," and "Description of the Notes."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                      PREDECESSOR(1)
                       ----------------------------------------------------------------------------
                                                                   THREE MONTHS      PERIOD FROM
                                YEAR ENDED DECEMBER 31,                ENDED       JANUARY 1, 1996
                       -----------------------------------------     MARCH 30,     TO SEPTEMBER 16,
                        1992     1993(2)      1994       1995          1996              1996
                        ----     -------      ----       ----      -------------   ----------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
STATEMENT OF
  OPERATIONS DATA:
Net sales............  $ 9,007   $ 86,786   $132,816   $ 194,491     $ 58,604          $194,925
Gross profit (loss)..     (182)     2,768     (7,461)      1,654        3,867            22,522
Operating income
  (loss).............   (4,770)    (3,520)   (17,446)    (43,137)(4)    1,221            15,606
Interest expense.....   (1,487)   (13,200)   (36,051)    (61,676)     (14,938)          (32,252)
Net income (loss)....   (5,815)   (15,812)   (53,080)   (113,695)     (14,261)           43,401(5)
BALANCE SHEET DATA
  (AT END OF PERIOD):
Net property, plant,
  equipment and
  breeding stock.....   52,899    159,407    408,884     402,326           --                --
Total assets.........   78,754    276,854    654,232     514,046           --                --
Long-term debt, less
  current portion....   33,256    222,019    537,712     479,996           --                --
Members' or common
  partners' equity,
  excluding
  redeemable
  portion............    2,433     (6,945)   (22,926)    (55,740)          --                --

                                        THE COMPANY(1)
                       -------------------------------------------------
                          PERIOD FROM        PRO FORMA     THREE MONTHS
                       SEPTEMBER 17, 1996    YEAR ENDED        ENDED
                        TO DECEMBER 31,     DECEMBER 31,     MARCH 29,
                              1996            1996(3)          1997
                       ------------------   ------------   -------------
                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
STATEMENT OF
  OPERATIONS DATA:
Net sales............       $ 91,233          $286,158       $ 72,581
Gross profit (loss)..         25,918            63,757         13,918
Operating income
  (loss).............         21,788            53,148         11,356
Interest expense.....         (4,628)          (18,113)        (4,104)
Net income (loss)....         10,456            21,424          4,567
BALANCE SHEET DATA
  (AT END OF PERIOD):
Net property, plant,
  equipment and
  breeding stock.....        185,611                --        185,488
Total assets.........        305,499                --        315,771
Long-term debt, less
  current portion....        149,419                --        151,155
Members' or common
  partners' equity,
  excluding
  redeemable
  portion............        135,529                --        140,102


-------------------------
(1) As a result of emerging from Chapter 11 bankruptcy proceedings as described elsewhere herein, the Company adopted "fresh-start" reporting in which its assets, liabilities and equity were adjusted to reflect their estimated fair values, resulting in a new reporting entity as of September 17, 1996. Accordingly, the Predecessor's consolidated results of operations and financial condition for periods prior to September 17, 1996 are not necessarily comparable to those presented subsequent to that date.

(2) In May 1993, the Company acquired certain pork processing facilities of Mariah Packing, Inc. in a transaction accounted for as a purchase. Net sales of the Company's Mariah operations for the period from the acquisition date to December 31, 1993 were approximately $57 million.

(3) The unaudited pro forma statement of operations data for the year ended December 31, 1996 is presented as if the Reorganization (described elsewhere herein) had occurred as of January 1, 1996. The pro forma financial information does not purport to represent the actual consolidated results of operations that would have been reported if the Reorganization had occurred as of January 1, 1996, or to represent consolidated results of operations to be expected in any future periods.

(4) In 1995, the Company incurred losses from the suspension of an expansion project and disposal of certain other business assets totaling $33,346. See
    Note 10 to consolidated financial statements.

(5) Reorganization items reported in the period ended September 16, 1996 consist of net revaluation adjustments of $180,357 and professional fees and expenses of $8,534. In addition, in 1996 an extraordinary gain for debt forgiveness of $250,467 was recognized as a result of the Reorganization. See Note 1 to consolidated financial statements.

                                  RISK FACTORS

     The Securities offered hereby involve a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Securities offered hereby:

THE REORGANIZATION; HISTORY OF NET LOSSES


     The Company's formation was the culmination of a process of financial and organizational reorganization that began on March 15, 1996, when the Predecessor did not make a required interest payment of approximately $7 million due on its senior secured notes. The subsequent Reorganization resulted in a new bank credit agreement and the Notes. See "Description of Certain Indebtedness" and "Description of the Notes." The Notes and 9,700,000 LLC Units were issued in exchange for all of the Predecessor senior notes and the preferred limited partner units. An additional 300,000 LLC Units were exchanged for Finance's common general and limited partner units. Additionally, the holders of Finance's common general and limited partner units received Warrants entitling the holders to purchase 2,048,192 LLC Units of Holdings for $45 per LLC Unit. Warrants for 1,621,044 LLC Units become exercisable on January 1, 2000 and the balance became exercisable on September 17, 1996. All unexercised Warrants expire on September 17, 2006. No separate value was allocated to the Warrants in the Reorganization Plan (as defined).


     The Company filed a formal plan of reorganization (the "Reorganization Plan") under Chapter 11 with the United States Bankruptcy Court on July 2, 1996. On September 16, 1996, the Reorganization Plan became effective and the Company emerged from Chapter 11 effective with the beginning of business on September 17, 1996. Also, on that date, the Company adopted fresh start reporting in accordance with generally accepted accounting principles, resulting in adjustment of the Company's equity and the carrying value of assets. Therefore, the Company's post-reorganization balance sheets and statements of operations are not prepared on a consistent basis of accounting with its pre-reorganization balance sheets and statements of operations. Accordingly, the Company has had limited history of operations post-bankruptcy on which its performance may be evaluated and the Company does not believe that pre-bankruptcy performance yields a meaningful comparison. See "Business -- Reorganization" and Notes to Consolidated Financial Statements.

     As described in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's financial performance has improved since the Effective Date of the Reorganization. However, prior to the Effective Date, the Company experienced net losses from operations for the nine-month period ended September 17, 1996, and during each of the four fiscal years ended December 31, 1995. The aggregate net operating losses, excluding restructuring items, during such periods were approximately $207 million, and were due in significant part to a combination of low hog prices, high feed ingredient prices, the interest expense associated with then outstanding debt, "start-up" losses on newly constructed units, and depreciation on assets which had not yet reached their full productive and earning capacity. There can be no assurance as to the Company's ability to generate net income in future periods. If the Company is unable to generate net income in the future, it may not be able to make required payments on its debt obligations, including the Notes. See "-- Sensitivity to Pork and Hog Prices" and "-- Sensitivity to Commodity Prices."

SENSITIVITY TO PORK AND HOG PRICES


     The Company's revenues are primarily dependent on the price of hogs, pork and pork products. The prices of these products can be volatile as a result of a number of factors, the most important of which are the supply of and demand for pork as well as other meat products, particularly beef and poultry. For example, during the third and fourth quarter of 1994, selling prices for hogs fell substantially to reach levels not experienced on a nominal basis during the prior 20 years, and, on a real basis since the 1930's. In contrast, hog prices during the third and fourth quarters of 1996 were near historically high levels on a nominal basis. Many of the Company's costs are relatively fixed during the short-term, and during periods of low hog prices, the Company's average selling price for hogs may be below its cost of production. There can be no assurance that hog prices will maintain current levels, and any significant decrease for a sustained period of time could have a material adverse effect on the Company's business, financial condition and results of operation. While the

Company's revenues are now primarily derived from the sale of pork and pork products, it has continued to sell significant numbers of hogs to other processors. In addition, to the extent that the Company's Texas and other production capabilities expand without a corresponding increase in processing capabilities, the Company will sell hogs to other processors to the extent that hog production exceeds the Missouri plant's capacity to process additional animals. As a result, the Company's business, financial condition and results of operation could be materially impacted by significant changes in the selling price for hogs. Historically, prices for pork and pork products have tended to be more stable than hog prices. No assurances can be given, however, that prices of pork and pork products will not decline either in the short-term to reflect lower hog prices or in the long-term to reflect a greater supply or for other reasons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business -- Industry Overview."

SENSITIVITY TO COMMODITY PRICES

     The Company's results of operations and financial condition are affected by the cost and supply of feed components and by the selling prices for hogs and pork and pork products, all of which are determined by constantly changing market forces of supply and demand over which the Company has no control. Severe price swings in feed components, which may not be reflected in the prices of the Company's finished products, could have material adverse effects on the Company's business, financial condition and results of operations. Unless and until changes in the cost of raw materials can be passed on to consumers through changes in the prices of the Company's finished products, increases in such costs will adversely affect the Company's profitability and cash flow. Many of the Company's non-feed costs are relatively fixed during the short-term, and during periods of low pork and pork product prices, the revenue received for the Company's products may be below its cost of production and processing. There can be no assurance that pork and pork product prices will maintain current levels, and any significant decrease for a sustained period of time could have a material adverse effect on the Company's business, financial condition and results of operation.

     The Company's feed component costs are primarily dependent on crop conditions, which can be volatile as a result of a number of factors, the most important of which include weather, current and projected grain stocks and prices, grain export prices and supports and the governmental agricultural policies. The Company typically purchases in the cash markets or through futures contracts all or a portion of its largest feed components, corn and soybean meal, in advance at fixed prices in order to hedge the Company's short term exposure to future price fluctuations. The Company utilizes forward contracts, as well as futures and options contracts, to establish adequate supplies of future grain purchasing requirements and to reduce the risk of market fluctuations. These contracts may result in off-balance sheet market risk which is dependent on fluctuations in the grain, hog and pork commodity markets. Market risk resulting from a position in a particular contract may be offset by other on- or off-balance sheet transactions. The Company continually monitors its overall market position. These purchasing and hedging activities may or may not lower the Company's average cost for these commodities. In periods of declining commodity prices, these advance purchases could result in the Company paying a higher price for feed components than its competitors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


EFFECT OF CHANGES IN HERD PRODUCTIVITY AND FEED EFFICIENCY



     The Company's sow herd productivity and feed efficiency are primary measures by which the Company evaluates its operating performance. Sow productivity, as measured by the number of pigs which reach 45-50 pounds per sow per year, is a measure of the performance of the Company's breeding, gestation, farrowing and nursery operations. Changes in sow productivity can have a material effect on profitability and margins because a substantial portion of the costs of operating a sow unit are either fixed or related to the number of sows. Sow productivity is influenced by a number of factors, including the growth of production, sow base and number of employees, the health condition of the Company's hogs, and their genetics and environment. The feed conversion ratio is measured by the number of pounds of feed consumed to produce a pound of live weight in hogs in the Company's finishing units and is a measure of the performance of the Company's hog-finishing operations. Changes in feed efficiency affect per head feed consumption and hence the aggregate cost of feed, a primary cost component in the Company's hog-production operations. Feed efficiency is affected by a number of factors, including the rapid growth of production and number of new employees, the health condition of the Company's animals, and the nutrient value of available feed ingredients. Accordingly, there can be no assurance that the Company will be able to maintain existing herd productivity and feed efficiency levels in the future, or that any decline in such levels will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Production Operations."


IMPACT OF DISEASE

     The ability to maintain health and control disease is a large factor in the productivity and profitability of a hog operation. Disease may reduce the number of pigs weaned per sow and hamper the growth of pigs to finished size. Diseases can be spread from other infected pigs, in feed, in trucks, by rodents or birds, by people visiting the farms or through the air. The Company has experienced outbreaks of certain diseases in the past and the potential remains for the inception and spread of disease. The Company has experienced outbreaks of TGE and PRRS, a respiratory disease commonly affecting swine herds, in previous fiscal years. Although the Company believes that its production system, the geographic separation of its units and biosecurity measures reduce the effect of disease outbreaks, there can be no assurance that the Company will not experience outbreaks of diseases in the future, or that any such outbreaks will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Production Operations."


INTERNATIONAL MARKETS RISKS


     The Company intends to further penetrate the pork and pork product markets in the United States and to significantly expand its sales in international markets, including in particular Japan, other Asian countries, Mexico and Europe. The markets for the Company's products in countries outside of the United States vary in several material respects from the Company's markets in the United States, including differences in pork consumption levels and marketing and distribution practices. International activities also pose certain other risks not faced by companies that limit themselves to United States activities, such as fluctuations in the value of foreign currencies relative to the U.S. dollar, the imposition of or changes in government controls, tariffs, duties or taxes and changes in economic and political conditions. There can be no assurance that the Company will be successful in identifying favorable international expansion opportunities or that it will be able to further penetrate and compete effectively in international markets. See "Business -- International Sales."


ABILITY TO COMPLETE TEXAS FACILITIES


     The construction of new facilities or renovation of existing or acquired facilities requires substantial expenditures of Company resources. There can be no assurance that the Company will complete all of the originally proposed Texas Facilities or will be able to meet its construction schedules or budgets in the future, including those for the Texas Facilities. In addition, there can be no assurance that necessary permits can be obtained, or obtained on a timely basis. See "Business -- The Texas Facilities" and "Business -- Other Operations -- Construction Operations." Community relations are also important to any expansion. Special interest groups such as animal rights activists, family farming and environmental activists may have an influence in communities where the Company has or may plan to locate facilities. No assurance can be given that these special interest groups would not impede any proposed expansion. See "Business -- Legal Proceedings."

DEPENDENCE ON KEY PERSONNEL


     The operations and future success of the Company are dependent upon the efforts of its senior management team, including Horst W. Schroeder, the Chairman of the Board of PSF, Manager of Holdings and a director and President of Princeton, Dennis W. Harms, the Vice Chairman and Chief Executive Officer of PSF, President of Holdings and a director and Vice President of Princeton, Robert W. Manly, the President and Chief Operating Officer of PSF, and William
R. Patterson, the Executive Vice-President, Chief Financial Officer and Treasurer of PSF, Vice President of Holdings and a director, Vice President and Treasurer of

Princeton. The Company has entered into a consulting agreement with Mr. Schroeder and into employment contracts with each of Messrs. Harms, Manly and Patterson. No assurance can be given that the Company would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of this senior management team could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future success and plans for growth also depend on its ability to attract, train and retain skilled personnel in all areas of its business. There is strong competition for skilled personnel in the pork production and processing businesses. See "Management."



PRIORITY OF SENIOR INDEBTEDNESS OVER THE NOTES



     The Notes are guaranteed by Holdings and the Subsidiary Guarantors (as defined below) and are collaterally secured by a lien on substantially all of the assets of the Company. However, such lien and the right of payment pursuant to the Notes are junior to the liens and right of payment under the Company's senior bank credit facility with Chase Manhattan Bank, N.A., issuing bank, collateral agent and administrative agent, and the lenders named therein (the "Credit Agreement") and all indebtedness under the Company's Second Priority Note Purchase Agreement with Morgan Stanley Group Inc., now known as Morgan Stanley, Dean Witter, Discover & Co. (the "Second Priority Note Agreement") pursuant to which Morgan Stanley Group, Inc. commits to purchase pursuant to the terms and conditions of the Second Priority Note Agreement up to $10,000,000 in aggregate principal amount of Senior Secured Second Priority Notes due 2002 (the "Second Priority Notes" and together with the Liens and rights of payment under the Credit Agreement, (the "Senior Indebtedness"). Therefore, in the event of the liquidation, dissolution, reorganization, or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets to pay all amounts due on the Notes. In addition, a default under the obligations of the Company under the Second Priority Note Agreement and the Second Priority Notes, or any other debt of the Company, shall constitute an event of default under the Indenture. See "Description of the Notes -- Events of Default." As of March 31, 1997, the Company had $30 million of Senior Indebtedness outstanding. No Second Priority Notes are outstanding as of the date of this Prospectus.



     In the event of a Change of Control of PSF, each holder of Notes will have the right, subject to the terms and conditions of the Indenture, to have all or any portion of such holder's Notes repurchased by PSF at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Change of Control." Under certain circumstances, PSF may become obligated to make offers to repurchase the Notes in the event of certain Asset Dispositions. See "Description of the Notes -- Certain Covenants -- Limitations Concerning Disposal of Assets." Prepayment or repurchase of the Notes prior to their stated maturity would constitute an Event of Default under the Credit Agreement unless the consent thereto of the Required Lenders (as defined in the Credit Agreement) is obtained. See "Description of Certain Indebtedness." In the event that a Change of Control, or an Asset Disposition pursuant to which PSF is obligated to make an offer to repurchase the Notes, occurs, PSF would likely seek such consent from such lenders under the Credit Agreement, but there can be no assurance that such lenders would be willing to grant an appropriate consent. Without a consent, PSF will likely be required to refinance the indebtedness outstanding under the Credit Agreement. In addition, a Change of Control or such an Asset Disposition may result in PSF having to refinance the Notes. See "Description of the Notes -- Change of Control" and Description of the Notes -- Certain Covenants -- Limitations Concerning Disposal of Assets." There can be no assurance that PSF would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to PSF.



     The obligations of the Company under the Credit Agreement are secured by a first priority security interest in substantially all of the Company's assets, and the obligations of the Company under the Second Priority Note Agreement are secured by a second priority security interest in substantially all of the Company's assets. If the Company becomes insolvent or is liquidated, or if payment of the Senior Indebtedness is accelerated, the lenders of the Senior Indebtedness would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the applicable agreements. Accordingly, such lenders will have a prior claim on the Company's assets in which they have a security interest. See "Description of Certain Indebtedness" and "Description of the Notes."


LEVERAGE/RESTRICTIVE COVENANTS


     The Company has significant debt service obligations. As of March 31, 1997, the Company had outstanding long-term indebtedness of approximately $156 million. The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital or other purposes in the future may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for operations and capital expenditures; and (iii) the Company may be more vulnerable to economic downturns or other adverse developments with respect to its business than certain less leveraged competitors and, thus, may be limited in its ability to withstand competitive pressures. In addition, borrowings under the Credit Agreement bear interest at fluctuating rates. Increases in interest rates on such borrowings would increase the Company's interest payment obligations and could adversely affect the amounts that would be available for payment of interest and principal on other indebtedness of the Company. The Company's ability to make scheduled payments of the principal of or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control.

     The Credit Agreement and the Indenture pursuant to which the Notes were issued contain numerous financial and operating covenants including, among others, restrictions on the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments, distributions and investments, and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Credit Agreement also requires the Company to meet certain financial ratios and tests, including a minimum net worth test and a four consecutive quarter minimum EBITDA test. A failure to comply with the obligations contained in the Credit Agreement or the Indenture could result in an event of default under either the Credit Agreement or the Indenture which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. Other indebtedness of the Company that may be incurred in the future could contain financial or other covenants more restrictive than those applicable to the Notes. See "Description of Certain Indebtedness" and "Description of the Notes -- Certain Covenants".

COMPETITION

     The Company operates in a highly competitive environment and faces significant competition in all of its markets. Certain of the Company's competitors possess significantly greater financial, technical and other resources than the Company. Some of these larger competitors may be able to use their substantial financial resources to decrease pork and pork products pricing in the markets in which the Company operates. If vertically integrated hog and pork processing companies gain market share, and the market price of these products is decreasingly influenced by the relatively higher-cost products of smaller farms, the Company could experience increased price competition for its pork and pork products. When hog prices are lower than the Company's hog production costs, the Company's non-integrated pork processing competitors may have a cost advantage over the Company, because they can purchase lower cost hogs on the spot market, while the Company would have to continue to use hogs produced by its own hog production operations.


COMPLIANCE WITH ENVIRONMENTAL REGULATIONS


     The Company is subject to various federal, state and local environmental and health and safety laws and regulations, particularly relating to its waste treatment lagoons and facilities and new construction projects. The nature of the Company's operations exposes it to the risk of claims with respect to environmental matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. The Company believes that the cost of achieving and maintaining compliance with such laws and regulations will not have a material adverse effect on the Company's business, including the Texas Facilities, or its financial position. However, future events, such as changes in existing laws and regulations or enforcement policies could result in additional compliance costs which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Environmental Matters."


     The Company received a letter dated April 1, 1997 which serves as notice of intent of Citizens Legal Environmental Action Network, Inc., a Missouri not-for-profit corporation ("CLEAN"), to bring an action against the United States Environmental Protection Agency ("EPA") and the Company, pursuant to Title 33 U.S.C. sec.1365, the citizen suit provision of the Clean Water Act and Title 42 U.S.C. sec.7604, the citizen suit provision of the Clean Air Act, for alleged violations of NPDES permits and of the Clean Air Act. This notice is required to be given 60 days prior to commencing an action under the Clean Water Act and the Clean Air Act and, no action has been commenced to date. The Company believes the allegations are without merit and intends to vigorously defend any such suit that is brought. However, there can be no guarantee that the Company would prevail in any such suit. See "Business -- Litigation."



RESTRICTIONS UNDER CORPORATE FARMING LAWS



     Several states, including Missouri, but excluding Texas, have enacted "corporate farming laws," which restrict the ability of corporations to engage in farming activities. These laws are intended to protect family-owned farms from the competitive threat posed by large agri-businesses. Missouri's corporate farming law, subject to certain exceptions, bars corporations (but not, on its terms, limited liability companies or partnerships) from owning agricultural land and engaging in farming activities. The Company's operations have been structured to comply with the Missouri corporate farming law and its existing exemptions. The Company believes that the restructuring transactions effected in connection with the Reorganization enable the Company to qualify for an exception to the Missouri corporate farming restrictions for corporations that acquire agricultural land in connection with the collection of debts or the enforcement of a lien or claim on such land. Under this exemption for agricultural land acquired in payment of a debt, management believes that the Company may own its currently held agricultural land and conduct its hog operations thereon (including farming activities) for a ten year period. The Company continues to utilize improved technology and other techniques in an attempt to reduce the amount of land needed for spreading effluent produced by its operations. It is presently not determinable whether the Company will need more or less agricultural land in Missouri in the foreseeable future. Furthermore, Missouri enacted a statute in 1993 that specifically exempts from the corporate farming law hog farming operations in the three counties in Missouri where the Company conducts its farming operations. This exemption, however, is subject to certain county population limitations which may be exceeded in one or more of the three counties in which the Company operates when the next federal decennial census occurs in the year 2000, which might cause such exemption to thereafter be unavailable unless the statute is amended. It is not conclusive that the Company would not be able to purchase land under this exemption after the year 2000, even if population limitations are exceeded, however, there can be no guarantee that in such event, the Company would be permitted to purchase additional land pursuant to the exemption. While the Company believes that it is in compliance with the Missouri corporate farming laws, there can be no assurance that the Company's compliance with such corporate farming law will not be challenged.



     Missouri also restricts the ability of "Aliens" or a "Foreign Business" (i.e., a business entity in which a "controlling interest" is owned by Aliens) to own agricultural land in Missouri. To the Company's knowledge, Aliens and Foreign Businesses do not own a controlling interest in the Company. The LLC Agreement of Holdings contains provisions restricting the ownership of LLC interests by foreign entities. An Alien (as defined) or a Foreign Business (as defined) may not acquire or own in the aggregate more than 5% of the outstanding LLC Units of Holdings without the prior written approval of Holdings, and if any Person acquires or owns LLC Units in violation of the foregoing provision, such Person must dispose of such number of LLC Units as will reduce its ownership of LLC Units to 5% or less of the outstanding LLC Units or such lesser percentage as is required for Holdings not to be a Foreign Business. If such LLC Units are not disposed of within the time period set forth in the LLC Agreement, Holdings will not pay any distribution with respect to such LLC Units held by such Person and such Person will not be entitled to vote on any matter or otherwise participate in the management of Holdings. In addition, Holdings may redeem such LLC Units at their Fair Value (as defined). Any failure by the Company to comply with corporate farming, foreign ownership, or other laws could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Corporate Farming Laws and Ownership Structure."


DEPENDENCE ON FAVORABLE LABOR RELATIONS


     None of the Company's employees was represented by a labor union as of February 28, 1997. However, on February 26, 1997, the Western Missouri & Kansas Laborers' District Council of the Laborers' International Union of North America, AFL-CIO, filed a petition with the National Labor Relations Board, seeking an election among the production and maintenance employees at the Milan facility, and on April 10, 1997, that election was conducted, with the Company's employees voting not to form a union. Under the law, the National Labor Relations Board will not conduct an election among the same unit of employees until at least April 10, 1998, one year after the date of the election. The Company is aware of no other union organizing efforts at its other facilities, but there can be no assurance that efforts will not be made to unionize the Company's work force in the future or that some or all of the Company's work force will not be unionized in the future. The Company's Missouri and Texas operations are each material to the Company's business, and any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of its locations, whether due to union activities or otherwise, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees."

CONTROL BY EXISTING SECURITYHOLDERS


     One fund group, Putnam Funds, holds approximately 49.8% of the outstanding voting LLC Units of Holdings as of the date of this Prospectus. As a result, Putnam Funds will be able to significantly influence matters affecting the Company, including matters submitted to a vote of the Members of Holdings. Further, Putnam Funds together with any one other current holder of more than 0.2% of voting LLC Units effectively control Holdings. See "Description of the Units -- Rights of Members," "Selling Securityholders" and "Principal Unitholders."


ABSENCE OF PUBLIC MARKET

     The Company does not intend to list any of the Securities on any national securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for the Securities, the ability of holders to sell their Securities, or at what price holders would be able to sell their Securities. If a trading market does not develop or is not maintained, holders of the Securities may experience difficulty in reselling the Securities or may be unable to sell them at all. Prices for the Securities will be determined by the marketplace and may be influenced by many factors, including the depth and liquidity of any market which develops, investor perception of the Company and general economic and market conditions. In addition, factors such as quarterly variations in the Company's financial results, announcements by the Company or others and developments affecting the Company could cause the market price of the Securities to fluctuate significantly. Securities markets have, on occasion, experienced extreme price and volume fluctuations which have often been unrelated to the operating performance of the affected companies.

     Bankers Trust Company currently makes a market in the Notes. However, Bankers Trust Company is not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, no assurance can be given that an active public or other market will develop for the Notes or as to the liquidity of or the trading market for the Notes. If a market for the Notes develops, any such market may cease to continue at any time.


RESTRICTIONS ON TRANSFER OF LLC UNITS AND CONDITIONS FOR ADMITTANCE AS MEMBER


     Holders of LLC Units are subject to certain restrictions on transfer pursuant to the Limited Liability Company Agreement (the "Operating Agreement" or "LLC Agreement") of Holdings. A holder of LLC Units that is a Member of Holdings may not transfer any LLC Units or all or any part of the economic or other rights that comprise its membership interest in Holdings unless ten days' prior written notice (or more in certain circumstances) is given to Holdings. In addition, such transfer is subject to certain other requirements, and in some instances transfers are not permitted. See "Description of the Units -- Restrictions on Transfer." Further, a purchaser of LLC Units may not be admitted as a Member of Holdings unless certain specific conditions are met. A holder of Warrants for LLC Units, upon exercise of such Warrants, must also meet certain conditions to be admitted as a Member of Holdings. Accordingly, there can be no assurance that a purchase of LLC Units will entitle the purchaser to voting rights as a Member of Holdings. See "Description of the Units -- Restrictions on Transfer" and "Description of the Units -- Admission as Members."


RESTRICTIONS ON THE PAYMENT OF DIVIDENDS

     The Company does not anticipate paying cash dividends in the foreseeable future. The Company's current policy is to retain earnings to provide funds for the operation and expansion of its business and for the repayment of indebtedness. Any determination in the future to pay dividends will depend upon the Company's financial condition, capital requirements, results of operations and other factors deemed relevant by the Company's Management Committee, including any contractual or statutory restrictions on the Company's ability to pay dividends. See "Dividend Policy."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Certain statements contained under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and under "Business," as well as other statements contained in this Prospectus regarding matters that are not historical facts are forward-looking statements. When used in this Prospectus, the words "believes," "anticipates," "may," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions, including those identified above. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition to the other risk factors set forth above, such factors include economic conditions generally and in the Company's principal markets, competitive practices in the pork production and processing industries, the impact of consolidation and cost containment in the pork production and processing industries, the impact of current and future laws, governmental regulations and fiscal policies affecting the Company's industry and operations, the availability of additional capital to fund future commitments and expansion and the cost and terms of such financing, feed ingredient costs, disease, the occurrence of electrical outages, and the occurrence of natural disasters and other occurrences beyond the control of the Company. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Securities by the Selling Securityholders.

                                DIVIDEND POLICY

     The Company does not anticipate paying cash dividends in the foreseeable future. The Company's current policy is to retain earnings to provide funds for the operation and expansion of its business and for the repayment of indebtedness. Any determination in the future to pay dividends will depend upon the Company's financial condition, capital requirements, results of operations and other factors deemed relevant by the Company's Management Committee, including any contractual or statutory restrictions on the Company's ability to pay dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     Set forth below are selected historical consolidated financial information of the Company and its Predecessor. The historical consolidated Statement of Operations and Balance Sheet Data of the Company for the period from September 17, 1996 (reorganization date) to December 31, 1996 have been derived from the Company's audited consolidated financial statements for that period. The historical Statement of Operations and Balance Sheet Data of the Predecessor for each of the four years in the period ended December 31, 1995 and for the period from January 1, 1996 through September 16, 1996 have been derived from its audited consolidated financial statements for those periods. The Statement of Operations and Balance Sheet Data for each of the three months ended March 30, 1996 and March 29, 1997 have been derived from the Company's unaudited condensed consolidated financial statements included elsewhere in this Prospectus and, in the opinion of management, include all adjustments, (consisting of normal recurring accruals), necessary for a fair presentation of said information. Operating results for the three month period ended March 29, 1997 are not necessarily indicative of the results that may be expected for the year ended December 27, 1997. The pro forma consolidated Statement of Operations Data for the year ended December 31, 1996 has been derived from the Unaudited Pro Forma Condensed Consolidated Statement of Operations for that period and, in the opinion of the Company, include all adjustments necessary for a fair and consistent presentation of said information. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto and other financial information included elsewhere in this Prospectus.


                                                     PREDECESSOR(1)
                               -----------------------------------------------------------

                                                                            THREE MONTHS
                                        YEAR ENDED DECEMBER 31,                 ENDED
                               -----------------------------------------      MARCH 30,
                                1992     1993(2)      1994       1995           1996
                                ----     -------      ----       ----       ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales....................  $ 9,007   $ 86,786   $132,816   $ 194,491      $  58,604
Cost of goods sold...........    9,189     84,018    140,277     192,837         54,737
                               -------   --------   --------   ---------      ---------
Gross profit (loss)..........     (182)     2,768     (7,461)      1,654          3,867
General and administrative
  expenses...................    4,588      6,288      9,985      11,445          2,646
Other losses.................       --         --         --      33,346(4)          --
                               -------   --------   --------   ---------      ---------
Operating income (loss)......   (4,770)    (3,520)   (17,446)    (43,137)         1,221
Interest expense.............   (1,487)   (13,200)   (36,051)    (61,676)       (14,937)
Interest income..............      612      1,458      1,842       3,296            130
                               -------   --------   --------   ---------      ---------
Income (loss) before
  reorganization items,
  income taxes and
  extraordinary items........   (5,645)   (15,262)   (51,655)   (101,517)       (13,586)
Reorganization items.........       --         --         --          --             --
                               -------   --------   --------   ---------      ---------
Income (loss) before income
  taxes and extraordinary
  items......................   (5,645)   (15,262)   (51,655)   (101,517)       (13,586)
Income tax expense...........      170        550      1,425       2,525            675
                               -------   --------   --------   ---------      ---------
Income (loss) before
  extraordinary items........   (5,815)   (15,812)   (53,080)   (104,042)       (14,261)
Extraordinary gain (loss) on
  debt retirement/forgiveness       --         --         --      (9,653)            --
                               -------   --------   --------   ---------      ---------
Net income (loss)............  $(5,815)  $(15,812)  $(53,080)  $(113,695)     $ (14,261)
                               =======   ========   ========   =========      =========
Per unit(6):
  Net income.................      N/A        N/A        N/A         N/A            N/A
Weighted average units
  outstanding................      N/A        N/A        N/A         N/A            N/A
Ratio (deficiency) of
  earnings to fixed
  charges(7).................  $(6,468)  $(22,115)  $(63,408)  $(108,886)     $ (15,152)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Net property, plant,
  equipment and breeding
  stock......................  $52,899   $159,407   $408,884   $ 402,326             --
Total assets.................   78,754    276,854    654,232     514,046             --
Long-term debt, less current
  portion....................   33,256    222,019    537,712     479,996             --
Redeemable capital...........   34,501     43,210    117,388      54,671             --
Members' or common partners'
  equity, excluding
  redeemable portion.........    2,433     (6,945)   (22,926)    (55,740)            --

                                PREDECESSOR(1)                    THE COMPANY(1)
                               ----------------   -----------------------------------------------
                                                    PERIOD FROM
                                 PERIOD FROM       SEPTEMBER 17,      PRO FORMA     THREE MONTHS
                               JANUARY 1, 1996          1996          YEAR ENDED        ENDED
                               TO SEPTEMBER 16,   TO DECEMBER 31,    DECEMBER 31,     MARCH 29,
                                     1996               1996           1996(3)          1997
                               ----------------   ---------------    ------------   ------------
                                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales....................     $ 194,925           $ 91,233         $286,158       $ 72,581
Cost of goods sold...........       172,403             65,315          222,401         58,663
                                  ---------           --------         --------       --------
Gross profit (loss)..........        22,522             25,918           63,757         13,918
General and administrative
  expenses...................         6,916              4,130           10,609          2,562
Other losses.................            --                 --               --             --
                                  ---------           --------         --------       --------
Operating income (loss)......        15,606             21,788           53,148         11,356
Interest expense.............       (32,252)            (4,628)         (18,113)        (4,104)
Interest income..............           411                261              673            354
                                  ---------           --------         --------       --------
Income (loss) before
  reorganization items,
  income taxes and
  extraordinary items........       (16,235)            17,421           35,708          7,606
Reorganization items.........      (188,891)(5)             --               --             --
                                  ---------           --------         --------       --------
Income (loss) before income
  taxes and extraordinary
  items......................      (205,126)            17,421           35,708          7,606
Income tax expense...........         1,940              6,965           14,284          3,039
                                  ---------           --------         --------       --------
Income (loss) before
  extraordinary items........      (207,066)            10,456           21,424          4,567
Extraordinary gain (loss) on
  debt retirement/forgiveness       250,467(5)              --               --             --
                                  ---------           --------         --------       --------
Net income (loss)............     $  43,401           $ 10,456         $ 21,424       $  4,567
                                  =========           ========         ========       ========
Per unit(6):
  Net income.................           N/A           $   1.05         $   2.14       $   0.46
Weighted average units
  outstanding................           N/A         10,000,000       10,000,000     10,000,000
Ratio (deficiency) of
  earnings to fixed
  charges(7).................     $ (20,779)              4.70             2.94           2.81
BALANCE SHEET DATA (AT END OF
  PERIOD):
Net property, plant,
  equipment and breeding
  stock......................            --           $185,611               --       $185,488
Total assets.................            --            305,499               --        315,771
Long-term debt, less current
  portion....................            --            149,419               --        151,155
Redeemable capital...........            --                 --               --             --
Members' or common partners'
  equity, excluding
  redeemable portion.........            --            135,529               --        140,102


-------------------------

(1) As a result of emerging from Chapter 11 bankruptcy proceedings as described elsewhere herein, the Company adopted "fresh-start" reporting in which its assets, liabilities and equity were adjusted to reflect their estimated fair values, resulting in a new reporting entity as of September 17, 1996. Accordingly, the Predecessor's consolidated results of operations and financial condition for periods prior to September 17, 1996 are not necessarily comparable to those presented subsequent to that date.

(2) In May 1993, the Company acquired certain pork processing facilities of Mariah Packing, Inc. in a transaction accounted for as a purchase. Net sales of the Company's Mariah operations for the period from the acquisition date to December 31, 1993 were approximately $57 million.

(3) The unaudited pro forma statement of operations data for the year ended December 31, 1996 is presented as if the Reorganization (described elsewhere herein) had occurred as of January 1, 1996. The pro forma financial information does not purport to represent the actual consolidated results of operations that would have been reported if the Reorganization had occurred as of January 1, 1996, or to represent consolidated results of operations to be expected in any future periods.

(4) In 1995, the Company incurred losses from the suspension of an expansion project and disposal of certain other business assets. See Note 10 to consolidated financial statements.

(5) Reorganization items reported in the period ended September 16, 1996 consist of net revaluation adjustments of $180,357 and professional fees and expenses of $8,534. In addition, in 1996 an extraordinary gain for debt forgiveness of $250,467 was recognized as a result of the Reorganization. See Note 1 to consolidated financial statements.


(6) Net income per unit is determined by the net income divided by the weighted average number of units outstanding during each period. The effect of options and warrants to acquire units are not included in the weighted average units outstanding since the effect is less than 3% dilutive during each period presented.


(7) For purposes of calculating the ratio or deficiency of earnings to fixed charges, earnings consist of net income or loss plus fixed charges charged against earnings. Fixed charges consist of interest expense (including amortization of financing costs), the estimated portion of rental expense attributable to interest costs, and, for Predecessor periods, accretion of redeemable preferred limited partnership interests.

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS


     The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996 is presented as if the 1996 Reorganization (described in Note 1 to the consolidated financial statements) had occurred as of January 1, 1996. The pro forma financial statement is based upon the historical consolidated financial statements of the Predecessor for the period from January 1, 1996 through September 16, 1996 and of the Company for the period from September 17, 1996 to December 31, 1996. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the consolidated financial statements of the Predecessor and the Company, and the respective notes thereto, included elsewhere in this Prospectus. The pro forma financial information does not purport to represent the actual consolidated results of operations that would have been reported if the reorganization had occurred as of January 1, 1996, or to represent consolidated results of operations to be expected in any future periods.



                                        PREDECESSOR         COMPANY
                                      ---------------    -------------
                                        PERIOD FROM       PERIOD FROM
                                      JANUARY 1, 1996    SEPTEMBER 17,                          PRO FORMA
                                          THROUGH        1996 THROUGH                           YEAR ENDED
                                       SEPTEMBER 16,     DECEMBER 31,       PRO FORMA          DECEMBER 31,
                                           1996              1996         ADJUSTMENTS(1)           1996
                                      ---------------    -------------    --------------       ------------
Net sales.........................     $ 194,925,320      $91,233,170     $          --        $286,158,490
Cost of goods sold................       172,402,789       65,314,947       (15,316,356)(2)     222,401,380
                                       -------------      -----------     -------------        ------------
Gross profit......................        22,522,531       25,918,223        15,316,356          63,757,110
General and administrative
  expenses........................         6,916,255        4,130,038          (437,016)(3)      10,609,277
                                       -------------      -----------     -------------        ------------
Income from operations............        15,606,276       21,788,185        15,753,372          53,147,833
Other income (expense):
  Interest income.................           411,770          260,922                --             672,692
  Interest expense................       (32,252,421)      (4,627,824)       18,767,718(4)      (18,112,527)
                                       -------------      -----------     -------------        ------------
                                         (31,840,651)      (4,366,902)       18,767,718         (17,439,835)
                                       -------------      -----------     -------------        ------------
Income (loss) before
  reorganization items, income
  taxes and extraordinary item....       (16,234,375)      17,421,283        34,521,090          35,707,998
Reorganization items:
  Revaluation adjustments of net
     assets.......................       180,357,538               --      (180,357,538)(5)              --
  Professional fees and
     expenses.....................         8,533,888               --        (8,533,888)(5)              --
                                       -------------      -----------     -------------        ------------
Income (loss) before income
  taxes(7)........................      (205,125,801)      17,421,283       223,412,516          35,707,998
Income tax expense................         1,940,000        6,965,000         5,379,000(6)       14,284,000
                                       -------------      -----------     -------------        ------------
Net income (loss)(7)..............     $(207,065,801)     $10,456,283     $ 218,033,516        $ 21,423,998
                                       =============      ===========     =============        ============
Net income per unit(8)............                                                             $       2.14

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS


     A description of pro forma adjustments, which relate solely to the Predecessor, is as follows:



          (1) All adjustments relate to the Predecessor and, there are no adjustments to the Company financial information.



          (2) Adjustment to depreciation expense to reflect the reduction in cost basis of property, plant, equipment and breeding stock due to the revaluation of such assets in the 1996 Reorganization, in accordance with fresh-start reporting.



Company pro forma annual depreciation expense based on
  revalued costs............................................  $ 11,682,000
Combined 1996 actual depreciation expense for Company and
  Predecessor...............................................    26,998,356
                                                              ------------
     Pro forma depreciation adjustment......................  $(15,316,356)



          (3) Adjustment to amortization of goodwill and deferred organization costs which were eliminated under fresh-start reporting.



Amortization under fresh-start reporting....................  $         --
1996 actual amortization expense for Predecessor............       437,016
                                                              ------------
     Pro forma amortization adjustment......................  $   (437,016)



          (4) Adjustment to reduce interest expense based on the revised debt structure of the reorganized company.



Annual interest on $117.5 million of Senior notes...........  $ 12,925,000
Annual interest on $30 million term loan....................     2,793,750
Miscellaneous interest......................................       345,153
                                                              ------------
  Annual pro forma interest expense for Company.............    16,063,903
Combined 1996 actual interest expense for Company and
  Predecessor...............................................    34,831,621
                                                              ------------
     Pro forma interest adjustment..........................  $ 18,767,718



          (5) Adjustment to eliminate the reorganization items and extraordinary gain recognized during the pre-reorganization period of Predecessor.



          (6) Adjustment to recognize the applicable income tax expense based on pro forma pre-tax income.



Pro forma income before tax.................................  $ 35,707,998
Pro forma income tax provision @ 40% effective rate.........    14,284,000
Combined 1996 actual income tax provision for Company and
  Predecessor...............................................     8,905,000
                                                              ------------
     Pro forma income tax provision adjustment..............  $  5,379,000



          (7) For Predecessor column, amounts are before extraordinary item.



          (8) Net income per unit is determined by the net income divided by the weighted average number of units outstanding during the pro forma period. The effect of options and warrants to acquire units are not included in the weighted average units outstanding since the effect is less than 3% dilutive during the pro forma period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements, including the notes thereto, and the other financial information appearing elsewhere in this Prospectus.

INTRODUCTION


     The Company underwent a legal and financial restructuring in connection with a Chapter 11 bankruptcy filing in July 1996. PSF Finance L.P. ("Finance") was merged into Holdings which transferred the net assets it received from Finance to PSF. PSF's predecessor, Premium Standard Farms, Inc. ("Farms"), transferred all of its net assets to PSF in satisfaction of debt. Farms and Finance are collectively referred to as the "Predecessor" and Holdings and PSF are collectively referred to as the "Successor." The long term debt and equity of the Successor was also combined and substantially reorganized.


     The Successor's business operations are substantially the same as the Predecessor's.

GENERAL

     During the past three years, the Company experienced rapid growth followed by a leveling off of construction of hog production units. In September 1994, the Company, upon completion of a live hog processing facility in Milan, Missouri became a fully vertically integrated processor of pork and pork products. The Company also converted its Mariah Operation (disposed of at the end of 1995) into a dedicated further processing facility. Since the start-up of the Company's Milan processing plant and the conversion of the Mariah facility in the fourth quarter of 1994, the company has been selling fresh pork produced solely from its own hogs at the Milan facility. During 1995, the company put in place several value added processes, including ham boning, loin boning for export customers, casings processing and other byproduct saving processes. These processes increased revenues per head by over $2 per head from the beginning of 1995 until the end of 1995. During 1996, with the successful servicing of a major distributor in Japan, the plant continued to increase value-added volumes, prices and margins, adding over $3 per head on average for 1996. Operating days, hours and speeds increased during 1996, with annual slaughter increasing over 27% from 1995 to 1996.

     For the fiscal years 1995 and 1996, approximately 80% of the hogs produced by the Company were being processed at Milan and approximately 20% were being sold live to third parties. As the number of hogs produced by the company increases, the proportion of the company's hogs processed at the Milan facility is likely to begin to decrease until a second shift is added. No assurances can be given however, that the necessary staffing can be obtained, or that the necessary changes to the physical plant can be made in a cost effective manner to achieve two shift operation.


     The Company's historical financial and operating performance has also been affected by the rapid expansion of its hog production operations, including the acquisition of the hog production operations in Perico, Texas in June 1994. Since 1990, the Company has grown from a production base of 3,300 sows to a production base of 106,821 sows as of December 28, 1996.


     Until recently, due to the lead time between adding production capacity in the form of sows and producing fully grown hogs, the Company's revenues have lagged behind the growth in its sow base. Until 1996, the cost of operating the Company's new units prior to producing animals had a substantial impact on the Company's profitability. In 1996, the Company reached "steady state", a term which means startup has ended and market hogs are being produced at or near capacity from existing units.

     Since 1994, the Company's sow herd productivity and feed efficiency, the primary measures by which the Company evaluates operating performance, have fluctuated within a relatively narrow range. Sow productivity is measured by the number of pigs which reach 45-50 lbs. per sow per year and is a measure of the performance of the Company's breeding, gestation, farrowing, and nursery operations. Changes in sow productivity can have a material effect on profitability and margins because a substantial portion of the costs of operating a sow unit are either fixed or related to the number of sows. Sow productivity is influenced by a number of factors including the rapid growth of production, sow base and number of employees, the health status of the company's hogs, and their genetics and environment. The feed conversion ratio is pounds of feed consumed to produce a pound of live weight in the Company's finishing units and is a measure of the performance of the company's hog finishing operations. Changes in feed efficiency effect per head feed consumption and hence the cost of feed, the primary cost component in the Company's animals.

     Additionally, the Company's profitability is to a large degree influenced by the selling price of its products and the prices it pays for its feed ingredients. Historically, the Company's revenues have been, and in the future will continue to be, driven by the prices paid by its customers for fresh and processed pork products. The selling prices for the Company's products and the price of its feed ingredients are determined by constantly changing market forces of supply and demand over which the Company has little or no control.

     As a result of the changing nature of the Company's business, the Company's rapid growth and the market forces to which the Company is subject, revenues, costs and margins have changed significantly over time and are not necessarily indicative of future performance.

     Although processed pork prices have been less volatile than those for live hogs, prices for fresh pork, prior to any price premiums, have tracked closely with live hog prices. Hog prices were extremely low in late 1994, recovered somewhat during 1995, and were very high in 1996. The Company endeavors to receive price premiums for its fresh pork by providing higher quality products than are generally available from other processors and through exports, but there can be no assurances that the Company can be successful in this goal.

     As of December 28, 1996, the price for a live hog on the Iowa/Southern Minnesota market prior to any price premiums was $54.70 per hundredweight, well above seasonal averages of January 1980 through December 1994 of $47 per hundredweight. This compares with $44 per hundredweight on December 31, 1995 and $28 per hundredweight in December 1994.

RECENT DEVELOPMENTS

     The Company commenced operations on September 17, 1996 by merging Finance into Holdings, which then transferred the net assets it received from Finance to PSF. Farms transferred all of its net assets to PSF in satisfaction of debt. The Predecessor was then dissolved and all Predecessor operations were continued by the Company.


     The Company's formation was the culmination of a process of financial and organizational reorganization that began on March 15, 1996, when the Predecessor did not make a required interest payment of approximately $7 million which was due on its senior secured notes. The resulting Reorganization resulted in a new bank credit agreement and the Notes. The Notes and 9,700,000 LLC Units were issued in exchange for all of the Predecessor senior notes and the preferred limited partner units. An additional 300,000 LLC Units were exchanged for Finance's common general and limited partner units.


     Additionally, the holders of Finance's common general and limited partner units received Warrants entitling the holders to purchase 2,048,192 LLC Units for $45 per LLC Unit. Warrants for 1,621,044 LLC Units become exercisable on January 1, 2000 and the balance became exercisable on September 17, 1996. All unexercised Warrants expire on September 17, 2006. No separate value was allocated to the Warrants in the Reorganization Plan.

     The Company filed the Reorganization Plan under Chapter 11 with the United States Bankruptcy Court on July 2, 1996. On September 16, 1996, the Reorganization Plan became effective and the Company emerged from Chapter 11 effective with the beginning of business on September 17, 1996.


     The Company has recently engaged a financial adviser to explore possible strategic alternatives, including a possible initial public offering or a sale or divestiture of all or part of PSF. No assurance can be given that the Company will pursue any such alternative or that if it does, any transaction would be consummated.


USE OF CONSOLIDATED FINANCIAL STATEMENTS

     The Reorganization became effective on September 17, 1996. From an accounting and legal standpoint this event resulted in the presentation of financial information for a new legal entity (the post-Reorganization

Company). In accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7), the Company adopted "fresh-start reporting." Accordingly, all assets and liabilities were restated to reflect their Reorganization value at the date of the Reorganization. Accordingly, the Company's Consolidated Balance Sheets at and after September 17, 1996 and its Consolidated Financial Statements for periods after September 17, 1996 may not be comparable to the Consolidated Financial Statements for prior periods included elsewhere in this Prospectus.

     The following discussion and certain of the financial information contained elsewhere in this Prospectus are based on the consolidated operations of the Predecessor in Fiscal 1994, Fiscal 1995, and Fiscal 1996 prior to the restructuring on September 16, 1996. After September 16, 1996, the consolidated statements of the Successor entities are presented.

RESULTS OF OPERATIONS


QUARTER ENDED MARCH 29, 1997 COMPARED TO THE QUARTER ENDED MARCH 30, 1996



     At March 29, 1997, the Company increased the number of sows it had in production to 108,227 from 105,968 at March 30, 1996. The Company's hog production increased to 467,432 in 1997 from 434,381 in 1996. Hogs processed in the Milan processing facility increased to 370,826 in 1997 from 347,484 in 1996. The percentage of hogs slaughtered at Milan compared to total production remained nearly the same.



     REVENUES. Net sales for the first quarter of 1997 increased by 23.8% to $72.6 million from $58.6 million for the first quarter in 1996. The sales increase can be explained as follows:



ITEM                       1996      1997     VARIANCE   % CHANGE
----                       ----      ----     --------   --------
Hog production volume...  434,381   467,432    33,051      7.6%
Hog size................   253.39    260.21      6.82      2.7%
Live hog market.........  $ 46.77   $ 52.03    $ 5.26     11.2%
Minor factors...........                                   2.3%
TOTAL...................                                  23.8%



     OPERATING INCOME. Operating income for the first quarter of 1997 increased $10.2 million to $11.4 from $1.2 million in the first quarter of 1996.



     Since the Company's depreciable asset base has changed substantially since the first quarter of 1996, due to the Reorganization mentioned elsewhere, the following table is included to illustrate operating income before and after charges for depreciation.



                                                  FIRST        FIRST
                                                 QUARTER      QUARTER
                                                  1996         1997        VARIANCE      % CHANGE
                                                ---------    ---------    ----------    ----------
                                                (FIGURES IN MILLIONS, EXCEPT PER CWT. INFORMATION)
Operating income before depreciation..........     $ 9.9       $ 14.5        $ 4.6         46.5%
Operating income before depreciation per
  Cwt.........................................     $8.99       $11.94        $2.95         32.8%
Depreciation..................................     $ 8.7       $  3.1        $ 5.6
Operating income after depreciation...........     $ 1.2       $ 11.4        $10.2



     Operating income before depreciation increased 46.5% for the first quarter of 1997. Increased volume of hog production accounts for about 10% of the increase. The remainder can be attributed to a combination of higher hog and meat prices along with lower corn prices and better performance at the Milan pork processing plant. Corn is the most significant component of the finished feed inventories used to grow the Company's hog inventory.



     NET INCOME (LOSS). For the first quarter of 1997, net income was $4.6 million, compared to a loss of $14.3 million in 1996.

     Due to the reorganization mentioned elsewhere and its effect on interest expense and indirectly, income taxes, the following table is included to illustrate net income before and after charges for interest and income taxes.



                                                            FIRST      FIRST
                                                           QUARTER    QUARTER
                                                             96         97       VARIANCE
                                                           -------    -------    --------
                                                               (FIGURES IN MILLIONS)
Operating income.........................................  $   1.2    $  11.4     $10.2
Net interest, other expense..............................  $  14.8    $   3.8     $11.0
Income taxes.............................................  $    .7    $   3.0     $(2.3)
Net Income (Loss)........................................  $ (14.3)   $   4.6     $18.9



     The decline in interest expense relates primarily to the reduction of debt connected with the Reorganization. The increase in income taxes is a result of increased pretax income for 1997, compared to income tax expense of $675,000 in 1996. An expense was recorded in 1996 despite a net loss before taxes due to the legal structure of the Predecessor.



FISCAL 1996 COMPARED WITH FISCAL 1995



     For purposes of the following presentation, the discussion of operations during Fiscal 1996 is based on the combined actual operations of the Predecessor (from January 1 through September 16, 1996) and Successor (from September 17 through December 31, 1996) during such fiscal year and does not include pro forma figures.


     During the year ended December 28, 1996, the Company increased the number of sows it had in production to 106,821 from 104,683 at December 31, 1995. The Company's market hog production increased to 1,808,306 in 1996 from 1,415,416 in 1995. Hogs processed in the Milan processing facility increased to 1,449,573 in 1996 from 1,134,868 in 1995.

     REVENUES. The Company's net sales increased to $286.2 million for 1996 from $194.5 million in 1995. Net sales attributable to pork processing increased to $236.2 million (82.5% of net sales) for 1996 from $158.1 million (81.3% of net sales) for 1995. Net sales attributable to live hog sales increased to $50.0 million (17.5% of net sales) for 1996 from $36.4 million (18.7.% of net sales) in 1995. The increase in net sales from live hog sales was attributable to increased overall hog production in 1996, which offset the reducing effect of increased slaughter levels at Milan, and to higher average market prices in 1996 compared to 1995. In 1996, 358,733 hogs were sold in outside markets (19.8% of hogs produced) compared to 275,810 sold in 1995. (19.5% of hogs produced). The number 2 cutout in 1996 averaged $72.41 per dressed hundredweight and in 1995 averaged $59.90 per dressed hundredweight. Live hog prices averaged $53.64 per live hundredweight in 1996 and averaged $42.62 per live hundredweight in 1995.


     Mariah sales were $48.0 million in 1995. Because the Mariah operation was sold at the end of 1995, there were no Mariah sales in 1996. Since Mariah received its raw materials from Milan, the decrease in sales attributable to Mariah was offset by increased sales to outside customers by the Milan facility.


     The capacity utilization at the Milan facility increased from approximately 80% at the end of 1995 to approximately 90% at the end of 1996.

     OPERATING COSTS. The Company's total operating costs, excluding depreciation and amortization, increased to $221.3 million for 1996 from $168.7 million for 1995. Operating costs attributable to pork processing decreased to $32.0 million (14.4% of operating costs) in 1996 from $40.5 million (24.0% of operating costs) for fiscal year 1995. The decrease in operating costs attributable to pork processing resulted from the disposal of the Mariah facility. Operating cost attributable to Mariah was $11.5 million in 1995. Milan operating costs increased to $32.0 million in 1996 from $26.6 million in 1995 due to the Milan processing facility's increased slaughter from 1,134,868 in 1995 to 1,449,573 in 1996, and to increasing costs associated with further value-added processes. See "-- Introduction -- General."

     Operating costs attributable to hog production increased to $189.3 million (85.6% of operating costs) for 1996 from $128.2 million (76% of operating cost) for 1995. The increase in operating costs reflects the Company's growth and other factors described below. The Company's hog production operating costs, excluding depreciation are primarily composed of feed, other operating, selling, general and administrative expenses. Total feed costs increased to $149.5 million in 1996 from $98.8 million in 1995. This increase was due partly to increased production in 1996, but mainly to record high feed grain prices in 1996. The average price for corn in 1996 was $4.15 per bushel in Missouri and $4.27 per bushel in Texas, compared to $2.61 per bushel in Missouri and $3.23 per bushel in Texas in 1995.

     Other farm operating costs, excluding feed, increased to $39.9 million in 1996 from $29.4 million in 1995. This increase primarily reflects growth in the Company's operations. The Company's feed and other operating cost are affected to a substantial degree by the productivity of its sows, measured by the number of pigs placed per sow per year, defined by the number of animals per sow that reach 45-50 lbs. live weight per year. The Company's pigs placed per sow per year decreased to 19.28 for 1996 from 19.70 in 1995, primarily because of issues related to high summer heat and some outbreaks of the PRRS virus.

     NET INCOME (LOSS). For 1996, income before reorganization, income taxes and extraordinary items, was $1.2 million, compared to a loss of $101.5 million in 1995. This change was primarily due to higher market prices in 1996, but also due to decreased interest, depreciation and amortization resulting from restructuring. Net interest expense decreased to $36.2 million in 1996 from $58.4 million in 1995. Depreciation and amortization decreased to $27.4 million in 1996 from $35.6 million in 1995. Extraordinary and non-recurring losses in 1995 included a loss on the suspension of the Texas Facilities project of $28.1 million, a loss on the disposal of a business unit of $5.2 million, and a loss on extraordinary debt retirement of $9.7 million.

     The restructuring in 1996 resulted in an asset write down of $180.4 million, restructuring fees and expenses of $8.5 million and an extraordinary gain on debt retirement of $250.4 million. After the effects of the restructuring items, and after the income tax expense of $8.9 million, net income in 1996 was $53.9 million.

     FISCAL 1995 COMPARED WITH FISCAL 1994

     During the year ended December 31, 1995, the Company increased the number of sows in production to 104,700 from 102,600 at December 31, 1994. The Company's hog production increased to 1,415,400 in 1995 from 752,536 in 1994. Hogs processed in the Milan processing facility increased to 1,134,868 in 1995 from 202,367 in 1994.


     REVENUES. The Company's net sales increased to $194.5 million for 1995 from $132.8 million in 1994. Net sales attributable to pork processing increased to $158.1 million (81.3% of net sales) for 1995 from $85.7 million (64.5% of net sales) for 1994. Net sales attributable to market hog sales decreased to $36.4 million (18.7% of net sales) for 1995 from $47.1 million (35.5% of net sales) in 1994. The decrease in net sales from market hog sales was attributable to the increase in hogs slaughtered in Milan to 1,134,868 in 1995 (80.2% of hog production) from 202,367 in 1994, (26.9% of hog production), leaving 280,532 hogs (19.8% of hogs produced) for sale on the outside market in 1995 and 550,169 (73.1% of hogs produced) in 1994. Mariah, a processing division sold in 1996, contributed $48.0 million to sales in 1995, and $74.0 million in 1994, a decline caused by discontinuation of its slaughter operations in September 1994. The Milan processing facility contributed $108.7 million to net sales for 1995 and $9.6 million for 1994. The Milan facility began operations in late September 1994.


     When comparing 1995 to 1994, overall revenues were also impacted by market prices. Live hog prices averaged $42.62 per live hundredweight in 1995 and averaged $40.34 per live hundredweight in 1994. The number 2 cutout in 1995 averaged $59.90 per dressed hundredweight and in 1994 averaged $57.28 per dressed hundredweight.

     OPERATING COSTS. The Company's total operating costs, excluding depreciation and amortization, increased to $168.7 million for 1995 from $128.7 million for 1994. Operating costs attributable to pork processing decreased to $40.5 million in 1995 (24.0% of operating costs) from $71.6 million (55.6% of operating costs) for 1994. The decrease in operating costs attributable to pork processing resulted from the fact that the Mariah facility stopped purchasing live hogs from third parties in September 1994, but instead received fresh pork from the Milan facility in 1995. The cost of live hogs purchased in 1994 was $48.0 million. The decline in operating costs due to third party hog purchases was offset by an increase in operating expenses at the Milan facility. Operating expenses for the full year of 1995 were $26.6 million versus $3.9 million for the startup period September 1994 through December 1994.


     Operating costs attributable to hog production increased to $128.2 million (76.0% of operating costs) for 1995 from $57.2 million (44.4% of operating cost) for 1994. The increase in operating costs reflects the Company's growth and other factors described below. Operating costs, excluding depreciation, are primarily composed of feed, and other operating, selling, general and administrative expenses. Included in the Company's operating costs are the costs associated with growing animals placed into inventory but not yet sold. These costs are capitalized into inventory and netted against operating costs to determine operating expenses for the period. Total farm inventory increased to $66.5 million at December 31, 1995, from $43.7 million at December 31, 1994 as the Company's inventory grew with the increased sow base. Total feed costs increased to $98.8 million in fiscal year 1995 from $41.5 million in fiscal year 1994. The increase was mainly due to increased production in 1995.


     Other farm operating costs, excluding feed, increased to $29.4 million in 1995 from $15.7 million in 1994. This increase primarily reflects growth in the Company's operations and full year compared to part year operations in Texas.


     The Company's feed and other operating cost are affected to a substantial degree by the productivity of its sows, measured by the number of pigs placed per sow per year, defined by the number of animals per sow that reach 45-50 lbs. live weight per year. The Company's pigs placed per sow per year changed to
19.70 for 1995 from 20.60 in 1994. Selling, general and administrative costs increased to $11.4 million for 1995, compared to $10.0 million for 1994, primarily due to increased management and sales expenses associated with the growth of the Company, and a one time accrual of $726,200 for severance arrangements in connection with management resignations and employee terminations due mainly to suspension of the Texas Facilities expansion.


     NET LOSSES. Net losses for 1995 were $113.7 million, compared to a net loss of $53.1 million in 1994. The increase is mainly a result of increases in depreciation and amortization, interest, and extraordinary losses and non-recurring items. Gross Profit (net sales less cost of goods sold) in 1995 was $1.7 million, compared to a loss of $7.5 million in 1994, reflecting improvement in market prices, and higher volumes associated with growth. Depreciation and amortization in 1995 was $35.6 million and in 1994 it was $21.5 million. The increase is due to growth in the Company's fixed asset base, and incurring full year depreciation for assets acquired mid-year in 1994. Interest expense increased to $58.4 million in 1995 from $34.2 million in 1994 because of the Company's increased borrowings. Extraordinary and non-recurring losses in 1995 included a loss on the suspension of the Texas Facilities project of $28.1 million, a loss on the disposal of a business unit of $5.2 million, and a loss on extraordinary debt retirement of $9.7 million.

SEASONALITY

     Prices of certain of the Company's pork products change in part based on seasonal consumption and production patterns. For example, demand for fresh hams increases during the periods leading up to the Christmas and Easter holiday seasons. In general, demand for the Company's products tends to be the greatest during the first and fourth quarters due to consumers' tendency to eat greater amounts of meat during colder periods of the year. The price effect of this increased demand is offset by the increased supply of pork products during the fourth quarter. Live hogs are generally in greater supply during the fourth quarter than during any other part of the year. The larger supply of hogs in the fourth quarter typically results in lower live hog prices, which typically are not fully offset by higher meat prices, even though demand is strong in the fourth quarter. See "Business -- Business and Industry Overview -- Pork and Hog Supply." In general, the Company does not expect a material seasonal impact on revenues.

     Costs of hog production are, to some extent, affected by seasonal factors. During the warm summer months, feed consumption falls and efficiency worsens, resulting in higher feed conversion ratios. During the winter, utility costs, primarily for propane, rise due to increased heating needs.

LIQUIDITY AND CAPITAL RESOURCES


     On September 17, 1996, the Company emerged with a new bank credit agreement, new debt and a new equity structure.



     The Credit Agreement incorporates a term loan of $30.0 million (the "Term Loan") and revolving loans not to exceed $60.0 million. Unused available borrowings were $57.0 million for the period September 17 through December 28, 1996.



     As a result of the Reorganization, improvements in live hog and pork prices, and slower rate of growth, the Company's cash flows are meeting its debt service obligations. See the following table. (in millions).


                                                         1994       1995       1996
                                                         ----       ----       ----
Net cash provided (used) by operating activities....    $ (33.8)   $ (26.6)   $ 27.4
Net cash (used) in investing activities.............    $(282.1)   $ (55.2)   $ (2.4)
Net cash provided (used) by financing activities....    $ 382.2    $ (61.0)   $(13.4)
Net increase (decrease) in cash and cash
  equivalents.......................................    $  66.3    $(142.8)   $ 11.6

     The Company has projected non-expansion capital expenditures of $7 million in 1997 plus an additional $5 million to expand production facilities on the Texas properties. Continued future expansion will be evaluated based on market conditions and economic forecasts. Management believes that cash flow from operations and available borrowing capacity will provide sufficient cash for operations and anticipated expansion for the foreseeable future.

IMPACT OF INFLATION

     The impact of inflation on the Company's operations is primarily a function of pork and hog and feed commodity prices. These prices are subject to many forces, including those of the marketplace and inflation. The Company does not believe inflation played a major role in either the cost of production or the selling price of its products during Fiscal 1994, Fiscal 1995, or Fiscal 1996.

HEDGING ACTIVITIES


     In order to minimize the risk of market fluctuations in the price of corn and soybean meal, hog and meat prices, the Company from time to time enters into forward fixed price contracts, forward price adjustable contracts, and purchases and sells options and futures contracts on a recognized futures exchange. These contracts, options and futures are intended to fulfill or hedge the Company's feed ingredient requirements or to lock in revenues at or above planned levels. The Company has strict policies against and does not engage in speculation (i.e., taking a position on an exchange that is not a hedge of another Company position). At December 28, 1996, the Company had forward fixed price contracts with an aggregate exercise price of $10.8 million and additional futures contracts used for hedging the Company's feed ingredient costs and meat revenues with an aggregate exercise price of $3.6 million. These contracts, options and futures are used to establish price ranges for the Company's forward feed ingredient requirements and meat revenues, but also may limit the Company's ability to benefit from price decreases (feed costs) or increases (meat revenues). Historically, the impact of hedging gains and losses has been insignificant compared with the total cost of hogs, feed, pork bellies, propane and natural gas.


REGULATION AND ENVIRONMENTAL MATTERS

     The Company is subject to various federal, state and local laws and regulations, particularly in the health and environmental areas administered by the Occupational Safety and Health Administration, the United States Department of Agriculture ("USDA"), the Food and Drug Administration ("FDA"), the Environmental Protection Agency and corresponding state agencies such as the Missouri Department of Natural Resources ("MDNR") and the Texas Natural Resources Conservation Commission. The Company anticipates increased regulation by the USDA concerning food safety as well as by the FDA regarding the use of medication in feed.

     Current environmental regulations impose standards and limitations on the Company's waste treatment lagoons, water treatment facilities and new construction projects. Animal waste from the Company's hog production facilities is anaerobically digested (using lagoons in Missouri and solid separators and aeration tanks in Texas) and the resulting fluids are then applied to surrounding farm land.

     In 1995, there were five alleged spills of hog waste into public waters in the Missouri operations, allegedly in violation of the Missouri Clean Water Law and regulations promulgated thereunder. Pursuant to the Settlement Agreement and Consent Order dated January 29, 1996, between MDNR and the Company's predecessor (the "Settlement Agreement"), which addressed all of the five alleged spills, the Company's predecessor paid the specified penalties and compensatory damages, and agreed to certain remedial actions, subject to review and approval by MDNR. In connection with the Reorganization, the Company assumed all obligations under the Settlement Agreement.

     The Company believes that the cost of achieving and maintaining compliance with these health and environmental laws and regulations will not have a material adverse effect on the Company's business, including the Texas Facilities, or financial position. However, future events, such as changes in existing laws and regulations or enforcement policies, could give rise to additional compliance costs which could have a material adverse effect on the Company's financial condition. See "-- Litigation."


     The Company received a letter dated April 1, 1997 which serves as notice of intent of Citizens Legal Environmental Action Network, Inc., a Missouri not-for-profit corporation ("CLEAN"), to bring an action against the United States Environmental Protection Agency ("EPA") and the Company, pursuant to Title 33 U.S.C. sec.1365, the citizen suit provision of the Clean Water Act, and Title 42 U.S.C. sec.7604, the citizen suit provision of the Clean Air Act, for alleged violations of NPDES permits and of the Clean Air Act. This notice is required to be given 60 days prior to commencing an action under the Clean Water Act, and the Clean Air Act and, no action has been commenced to date. The Company believes the allegations are without merit and intends to vigorously defend any such suit that is brought. However, there can be no assurance that the Company would prevail in any such suit.

                                    BUSINESS

OVERVIEW


     The Company is a vertically integrated provider of pork and pork products to the wholesale and retail food markets in the United States and abroad. The Company believes that it is the largest vertically integrated pork producer in the Midwest and that it is one of the largest owners of sows in the United States. The Company utilizes modern, efficient building designs, sophisticated genetic methods, and strict control of animal health and diet to produce premium pork and pork products. As of March 31, 1997, the Company had approximately 89,000 sows in production operations located on over 37,000 acres in northwest Missouri and approximately 19,000 sows located on approximately 14,000 acres located in the Texas Panhandle area, with an aggregate capacity to produce approximately 1.9 million hogs annually. The Company's operations include hog production facilities, a pork processing facility capable of processing 7,000 hogs per day (on a single shift), feed mills, genetic improvement facilities, office and training facilities and additional production infrastructure. The Company's Milan, Missouri pork processing facility is among the most modern facilities of its kind, and is capable of processing all of the approximately
1.5 million hogs expected to be produced annually from the Company's Missouri operations. The Milan plant has the capacity to process approximately 2.6 million hogs annually on two shifts.


     The Company's products include fresh pork. The Company currently markets these products to a variety of wholesale and retail customers in the U.S. and abroad. The Company's fresh pork, which includes loins, tenderloins, hams, butts, picnics, bellies and other products are sold to supermarket chains, meat distributors, further processors, food service companies, institutional food customers and the export market. The Company's operations also include the sale of live hogs, and the sale of processed pork products in the variety meat industry, the feed processing industry and the pet food industry.

INDUSTRY OVERVIEW

     Pork and Hog Prices

     Prior to the start-up of the Company's Milan pork processing plant in September 1994, the Company's revenues and profitability were primarily related to the production and sale of hogs and therefore driven by the market price of live hogs. Currently, the Company's revenues and profitability are primarily driven by the sale of pork and pork products. However, to assure an adequate supply of animals at desired weights for the processing facility, it is the Company's present intention to produce 10% to 15% more hogs than are needed for processing. Additionally, as production is expanded, the Company will be unable to process the additional hogs unless and until the Company expands the capacity of its processing operations. All these additional hogs will be sold to other processors.

     The marketing of pork and pork products, although based on customer relationships and/or supply contracts, can be characterized by prices which change from day to day based on seasonal consumption patterns and overall supply and demand for pork and other meats. The market price of live hogs is related to the price of pork and pork products as well as other factors, particularly the short-term supply of hogs available to processors relative to the processors' short-term demand for those hogs required to meet consumer demand. Because historically consumer demand for and consumption of pork has been relatively stable, while production capacity and supply of hogs tends to vary based on production decisions of individual farmers, there have been periods of time in which hog supply has been either in excess of or in deficit to processors' demand for animals. As a result, prices for hogs have fluctuated either up or down, often relatively independent of short-term changes in pork prices. Generally speaking, in periods of excess supply of hogs, the profitability of hog producers is reduced while that of processors is increased due to the reduction in input costs. Conversely, in periods of insufficient supply of hogs, the profitability of hog producers generally increases while that of processors decreases. See "Risk Factors -- Sensitivity to Pork and Hog Prices."

     Over time, hog production capacity adjusts to reflect producers' expected profitability. In periods of high hog prices, producers tend to expand their production capacity by adding additional sows to their herds, often by keeping back marketable females, which further constrains short-term supply. In periods of low hog prices, producers with high production costs tend to liquidate or reduce their herds by selling their animals, including sows, which further increases short-term supply. Because (i) the hog production industry is highly fragmented and each producer tends to react individually relative to immediate market conditions by either adding or reducing capacity and (ii) the lead times for changes in capacity to be reflected in animal production (due to growing time) are relatively long, supply tends to accumulate and results in larger and more severe supply and price disequilibriums. Nevertheless, on average over time hog production has tended to track consumer demand.

     Pork Demand

     Consumer demand for various protein sources including pork, beef, chicken, fish and other meats is driven by consumer preferences and the relative prices and quality of the available products. Over the last 15 to 20 years, chicken producers have enhanced the quality and consistency of their product and as consumers have increasingly chosen healthier foods, chicken consumption has steadily increased. This increase has been reflected in a corresponding decline in beef consumption.

     Historically, U.S. consumption of pork has been relatively constant. Nevertheless, management believes that as hog production becomes more sophisticated and the overall quality, leanness and consistency of pork increases, consumer demand for pork will be enhanced. Worldwide, pork is consumed more than any other meat protein source. Particularly in high growth areas of the world such as Asia and Latin America, pork is a highly favored meat. Management believes that if per capita income increases in these and other developing countries, the amount of per capita meat consumed will also increase.

     Pork Supply -- Processors

     Despite the level of concentration in the U.S. pork processing industry, with the top ten processors representing a substantial majority of total federally inspected industry capacity, the industry is highly competitive. Although customers in the retail, institutional, further processing and export markets have different product specifications and service requirements, processors generally compete on the basis of the price and quality of their product. Overall pork processing operations can be characterized primarily by:
(i) high fixed costs primarily related to the capital required to build a plant and by labor, energy and other operating costs; and (ii) large daily requirements for hogs to process. In order to operate profitably, processors attempt to acquire animals to process at the lowest possible costs and to minimize processing costs by maximizing plant operating rates.

     The processing industry is geographically concentrated around the hog producing regions of the U.S., particularly the Midwest and portions of the Southeast. Due to the high degree of fragmentation of the hog production industry, processing operations are extremely large relative to the producers which supply them with animals. As a result, non-integrated processors, on a daily basis, must acquire each day's supply of animals through large procurement operations which include an extensive network of buyers and buying stations. Since many modern plants process in excess of 10,000 animals per day and the typical producer produces, on average three to five animals per day, processors typically process animals from a large number of suppliers, many of whom use varying genetics, feeding programs and animal husbandry methods. Management believes that this dichotomy between the animal requirements of processors and the fragmentation and variation of animal production makes it relatively difficult for non-integrated pork processors to produce consistent, high quality products.

     Pork Supply -- Hog Producers

     The hog production industry is highly fragmented and can be characterized by large variations in cost of production and quality of animal produced. Although the number and size of large, sophisticated producers such as the Company has increased, a substantial majority of U.S. producers had one-time inventory on hand of fewer than 1,000 hogs in 1995.

     In many hog operations, the hogs are kept outdoors in open lots or in less sophisticated buildings, bred in an unscientific manner in which they may be subject to higher disease and death risk, and grown on low-cost feed. As a result, these operations generally are characterized by fewer pigs per sow per year, higher feed-to-gain conversion ratios, higher costs of production, lower quality and less consistent pigs brought to market. In addition, the effects of temperature and climate on breeding and farrowing encourages outdoor hog producers to breed animals in the spring and fall. This results in seasonal production, which may result in lower prices when these producers bring their animals to market.

     Due to a rigorous work environment, the financial risk of hog farming, and the migration of young people to non-agricultural industries, many producers are not attracting young people to replenish their work forces. In a bad year, generally caused by high feed costs, low hog prices or the impact of disease or natural disasters, these farmers, who have lower and more volatile margins, may decide or be forced to sell all their hogs and exit the business. Due to the large capital investment, the lead time to produce market pigs from sows and the increased productivity of modern producers, the Company believes that many of these farmers will not re-enter the business when conditions improve.

     According to the U.S. Department of Agriculture, the number of U.S. hog producers has declined from approximately one million in 1968 to approximately 183,000 at the end of 1995. Management believes that as the pork industry moves to more sophisticated production techniques, the pressures on marginal producers will intensify. In the last five to ten years a number of operations have emerged which are based on large-scale scientific and management-intensive production of hogs. These operations have grown rapidly. Nevertheless, the 10 largest hog producers in the United States still only accounted for approximately 17% of the total pounds of pork produced in 1995, with the largest single producer accounting for less than 5%.

     On a worldwide basis, traditional pig-raising countries such as Denmark, Britain, Germany and the Netherlands have established a large share of pork production. Producers in these nations have overcome the high costs of feed in their countries by cooperating, with government assistance, to develop good genetic stock and also by using modern management techniques. The U.S. pork industry has been increasingly effective in producing both heavier and leaner hogs and, thereby, reducing the efficiency gap between the U.S. and traditional pork producing countries. Management believes that as other countries with greater natural competitive advantages develop efficient pig production, particularly the U.S., Argentina, Australia and Brazil, such countries' share of the market should increase relative to the European producers' market share.

BUSINESS STRATEGY


     The Company's business strategy is to produce and market high quality pork and pork products at low cost by combining state-of-the-art hog production with modern and efficient pork processing, located together in geographic regions that provide strategic access to key inputs and attractive markets for pork and pork products. The Company's large scale hog production operations utilize modern, efficient building designs, sophisticated genetic methods, strict control of animal health and diet, modern animal husbandry practices, aggressive feed cost management and well-trained employees. As a result, management believes that the Company generates a high volume of lean hogs of more consistent size and quality and at a lower cost than that of the Company's typical competitor. Management also believes that, based on cut-outs of over 2.5 million hogs, the Company's hogs have more lean meat per pound of live animal, better meat quality and higher realizable product value compared to hogs raised by the typical hog producer.


MARKETING AND CUSTOMERS


     The Company primarily markets its products as fresh pork. The Company's fresh pork is sold to: (i) certain retailers and retail distributors in the form of chilled and boxed bone-in or boneless tenderloins, loins, hams, picnics, butts and bone-in ribs; (ii) further processors, in the form of containers of chilled bone-in or boneless hams and picnics, boneless Boston butts, trimmings and other products which are used by these customers to make processed pork products; (iii) institutional food customers in the form of large containers of chilled bone-in or boneless loins; and (iv) export customers, particularly to Japan, to whom the Company ships, in chilled form, boneless tenderloins, loins, hams, shoulders and bellies for the Japanese retail market and, in frozen form, the same cuts as well as offal items.

     The Company's marketing strategy is to capitalize on the quality of the pork produced by the Company's controlled supply of high-quality, consistent hogs and its modern processing plant, by selling its fresh and processed pork at prices which reflect a premium to those received by competitors selling lower quality products. Due to its management of genetics, feed and animal handling, the Company believes that its products generally have better and more consistent color, flavor, nutrition and consumer appeal than products made from typical market animals. The Company's Milan pork processing facility has been designed to enhance the realization of this quality by converting standard pork cuts to value-added products through boning, trimming and other further processing. Furthermore, the Company may realize additional incremental value by targeting specialty, export and ethnic markets with undervalued cuts.

     In order to take advantage of what management believes to be a differentiated product, the Company markets its products with the Premium Standard Certified(TM) label to retail and other customers. Currently all of the Company's fresh pork including that sold to third parties for further processing receives the Premium Standard Certified label. The Company intends to broaden its labeling to include products packaged and sold by further processors who process the Company's fresh pork.

INTERNATIONAL SALES


     In 1997, the Company renewed a three year contract with Marubeni America Corporation ("Marubeni"), to be the exclusive trading partner for the Japanese market. The Company and Marubeni are contractually bound to increase export volumes to Japan over the three-year period. Management believes that the Japanese market generally has provided a premium value for the fresh and frozen further processed pork items because of the Company's vertical integration. The Company also exports offal items to Japan because of the generally higher value placed on certain of these items than can be taken advantage of in the domestic market.



     The Company is actively pursuing export opportunities in the Korean market. In July 1997 most of the tariffs and artificial trade barriers for fresh and frozen pork products are scheduled to be greatly reduced and in some cases eliminated. A principal area of focus of the Company will be to replace domestic sheet ribbed belly sales with export single ribbed belly sales. The main risk will be a flooding of the market by low cost competitors. The Company believes it will be able to use its vertical integration and production flexibility to develop this market niche.



     The Company is certified to export fresh pork to the European Economic Community. While the Company believes this market has relatively low risk, the potential volume of the Company's sales in this market fluctuates with relative pricing in the United States. If European prices increase or domestic prices decrease, the Company expects the opportunity in the European Economic Community to increase (and vice versa).



     The Company also exports fresh or further processing raw materials to Canada and Mexico.



     The Company has attempted to establish relationships with domestic trading partners to avoid market risks such as foreign currency valuation, government controls, tariffs, duties, and unpredictable economic and political conditions. However, certain of these and other risks are inherent in conducting international business, and there can be no assurance that such factors will not have a material adverse effect on the Company's business, financial condition and results of operations in the future. See "Risk Factors -- International Sales."


PRODUCTION OPERATIONS

     General


     Efficient commercial hog production is a scientific and management-intensive process that requires modern genetics, insemination methods, feeding, animal husbandry and management methods. In the Company's operations, the production of a pig takes place in five steps: breeding, gestation, farrowing, nursery and finishing. These activities are conducted in the Company's specially designed units for each function, all of which are centrally monitored through a computerized control system. The lifecycle of a typical Company hog is shown in the following graphic:


                              BREEDING
     BREEDING                 - Artificial Insemination utilizes high-quality
                                boars, reduces genetic lag, improves biosecurity
                                and creates a safer work environment.

                              GESTATION
     GESTATION                - Pregnant sows generally gestate for 114 days
                                before birthing a litter.
                              - Nutrition, temperature, genetics and stress
                                levels affect the number of pigs born per
                                litter.

                              FARROWING
     FARROWING                - Sow generally gives birth to 8-11 piglets per
                                litter.
                              - Sow is ready for rebreeding five days after
                                piglets are weaned.
                              - Sow produces 2.4 litters/year on average.
                              - Sows generally are productive for up to three
                                years.

                              PIGLET
      PIGLET                  - Fed by mother until weaned at 18-21 days of age.
                              - Farrowing buildings are individually ventilated
                                and heated to provide flexibility and optimize growing conditions.
                              - Sows are made comfortable to minimize movement
                                which could injure offspring.
                              - Piglets are sorted according to size and sex so
                                that they are better able to compete for nursing access.

                              FEEDER PIG
    FEEDER PIG                - After weaning, piglets are placed in nursery for
                                35-42 days.
                              - Require highest levels of nutrition,
                                environmental control, and biosecurity.


                              FINISHING PIG
   FINISHING PIG              - A group of feeder pigs is placed in finishing
                                building at 45-50 lbs. and grown to 260 lbs.
                              - Efficiency affected by genetics, health,
                                environment, and feed formulation.
                              - Buildings are temperature-controlled to maintain
                                comfort and are fully disinfected between the shipment of finished pigs and the arrival of new feeder pigs.

     PROCESSOR

     Breeding. The first step in the production process is the impregnation of a sow. Maximizing the efficiency and productivity of this step and minimizing the time between each sow's pregnancies requires the careful monitoring of each sow's heat (fertility) cycle, maintaining proper health and nutrition for the sows, the use of high quality genetic material and the maintenance of environmental conditions which maximize the likelihood of a successful pregnancy. Also, the knowledge and the diligence of the breeding manager in detecting heat in the individual sows, properly inseminating the sows and determining whether the sows have become pregnant is crucial to the maximization of productivity.

     Traditionally, hog producers inseminate sows through natural mating with live boars. In contrast, the Company, in its entire production operations, uses artificial insemination ("AI") to enhance the health, safety, productivity and profitability of its breeding operations. The Company's AI system is comprised of centralized genetic improvement facilities with high quality boars and well organized semen collection, processing and distribution systems for daily deliveries of fresh semen to each breeding farm. The Company believes that its AI system has a number of advantages relative to natural insemination. First, AI substantially reduces the number of boars required to service a sow herd. This allows the Company to improve the value of its hogs by using a smaller, more select boar herd. Second, the use of AI, with its smaller boar herd, allows the Company to rapidly change its male genetics to incorporate improved boars as they are developed by the Company's genetic suppliers. Third, as the Company develops data relating to meat quality and value from its processing operations, it will be able to use the flexibility of its AI system to target its production towards genetic stock which maximizes its overall profitability. Fourth, AI, by making natural mating obsolete, eliminates a time consuming and difficult to manage aspect of hog production. Fifth, AI reduces the incidence of sexually transmitted and other diseases. The Company believes that because of the capital costs, expense, economies of scale and rapid delivery required to provide fresh semen, AI generally can be effectively implemented only by large sophisticated producers with geographically concentrated production. See "--Other Operations -- Genetic Improvement Facilities."


     Gestation. The gestation period of a pregnant sow averages 114 days before birthing a litter or "farrowing." During this period, the sows must receive adequate nutrition and careful attention to health and disease control in order to maximize the size and health of their litters. In the Company's gestation buildings, pregnant females are carefully monitored and individually fed according to body weight. Ultrasound testing is utilized to monitor pregnancies. The number of pigs born per litter is influenced by the sows' nutrition and the temperature and the stress level of the environment. The Company's feeding program and facilities are designed to maintain a low-stress and temperature-controlled environment in order to enhance sow productivity.


     Farrowing. The third step in the production process is the farrowing of the sows, in which a pregnant sow gives birth to a litter of piglets and these piglets are nursed until weaning at 18 to 21 days of age. Successful farrowing will result in the maximum number of live healthy piglets born to each sow in the herd. The number of stillborn piglets is minimized by maintaining the sow's health during gestation and providing supervision during birthing. In the Company's farrowing units, the number of piglets which are eventually weaned from each litter is maximized by making each sow comfortable so that it minimizes movement which could injure its offspring, and by ensuring that all piglets are able to nurse and are kept warm and protected from disease. Rooms in the Company's farrowing buildings are individually ventilated and heated to provide the flexibility to manage each room to match the temperature requirements of the animals in that room. Managers also ensure that all piglets are adequately nourished by redistributing piglets to average out the litter size for each sow and sorting piglets according to size so that they are better able to compete for nursing access.



     Nursery. Pigs that have been weaned are grown in nursery buildings until they reach an average of approximately 45 to 50 pounds prior to being moved to one of the finishing units. This step requires high levels of nutrition, environmental control and minimization of disease and health risks. In the Company's nursery buildings, weaned piglets are fed in environmentally controlled rooms with pens for up to 23 animals. Pigs are kept with others of the same size and gender to ensure each pig has an optimal chance to quickly grow to feeder size and to increase the consistency of the size and weight of each lot of animals at the end of the growing process.


     Finishing. In the finishing process, feeder pigs are grown from 45 to 50 pounds to their typical finished weight of 260 pounds. In this phase each pig consumes a large amount of grain. Efficiency in finishing operations is affected by the health and environment of the pigs and the formulation of the feed. These factors, as well as the genetics of the pig, can have a substantial impact on the feed-to-gain conversion ratio (the pounds of feed required to add a pound of weight) and the average daily gain (the average weight gained per day). The finishing buildings are temperature-controlled to keep the pigs comfortable and are completely washed and disinfected between the shipment of finished pigs and the arrival of new feeder pigs.

     Genetic Improvement Facilities


     The Company uses AI technology to further improve and control key production parameters, reduce the time necessary to incorporate new genetics, improve product uniformity, increase protection from disease transmission and enable the Company to implement more rapid product changes. The Company believes that its Missouri genetic improvement facilities are sufficient to meet the semen requirements of its approximately 89,000 sow herd in Missouri, and the Company expects to construct similar facilities to meet the Texas herd's semen requirements. Management believes that the advantages provided by the use of a genetic improvement facility and AI methods will result in a higher consistency and quality pork and processed pork products. See "-- Breeding" above.


     Breeding Stock


     Currently, most of the breeding stock used by the Company to stock new sow units and to replace culled sows is purchased from the world's largest pig genetics firm. The Company has also developed an internal "multiplier" herd, which uses a portion of the Company's female production as a Company owned and controlled source of sows at a substantially lower cost. This internal multiplier herd is continually improved through the purchase of enhanced genetics. In addition, both to enhance the quality of its genetics and to diversify its sources of genetic supply, the Company has an agreement for the exclusive use and distribution to third parties in the United States of all genetic lines of a leading European pig genetics firm. In addition to the use of high-quality stock, careful computer-based monitoring of the breeding performance of a sow and its litter can improve productivity of a herd by making it possible to improve breeding patterns and cull sub-optimal parents from the herd.


     Biosecurity

     The ability to maintain health and control disease is a crucial factor in the productivity and profitability of a hog operation. Disease may reduce the number of pigs weaned per sow, increase mortality rates and hamper the growth of pigs to finished size. Diseases can be spread in a variety of ways including from other infected pigs, feed, trucks, rodents or birds, people visiting the farm, or through the air. The Company attempts to reduce the risk of disease transmission through a number of methods, including geographic separation of, and restricted access to, production facilities, cleanliness procedures, high health genetic stock and monitoring and response. All units are restricted access, "shower in/shower out" facilities. If it is necessary for a manager or worker to enter a unit other than their designated unit, a mandatory 24-hour layover period is required. Feed and trucks are inspected and monitored. Procedures within the facilities are designed to stop the spread and lessen the viability of infection agents during all phases of the production process. The impact of disease is also controlled through the selection of healthy, disease-resistant sows and through herd-breeding procedures which help pass along antibodies to young pigs. When disease is found, prompt treatment is implemented to lessen its impact on the affected animals and to prevent its spread to other facilities. The Company believes that its biosecurity practices and large number of dispersed units reduce the likelihood and economic impact of the outbreak and spread of disease. See "Risk Factors -- Impact of Diseases."

     Animal Waste Treatment

     Pig production results in a large amount of manure. Many traditional farmers raise hogs either in outdoor lots or in production buildings in which manure drops through the floor into pits where it is allowed to collect for up to six months. Both traditional methods result in unpleasant and sometimes dangerous working conditions. In addition, neighbors and municipalities are often concerned with odor problems and the impact on water supplies of large quantities of waste in small areas.


     The Company's operations have been designed to handle hog manure in a manner which attempts to preserve the health, cleanliness and well-being of the Company's animals, provide an acceptable working environment for the Company's employees, reduce odor around the production facilities and to provide high-quality natural fertilizer which is applied to surrounding farmlands. Many of the Company's buildings incorporate a flushing system which removes animal waste periodically throughout the day. In the Company's Missouri operations, this waste is collected in lagoons which are located at each site. In these lagoons water is added and the waste is broken down by naturally occurring bacteria. The effluent, which is mostly water, is drawn through a system of pipes to irrigators, which distribute it on farmland owned by the Company. In the Company's Texas operations, the location of large numbers of units in closer proximity on the same property allow the Company to treat its waste without the use of lagoons. Instead, waste is pumped to centralized waste treatment centers where solids are mechanically separated for use as high-quality fertilizer on the Company's land and the separated liquid effluent is then treated in aeration tanks. The aerated effluent is used to irrigate the Company's surrounding land.


     The effluent provided by the Company's waste treatment systems is a high-quality irrigant which enhances the economic value of the Company's acreage. The crops growing on this acreage absorb the specific nutrients contained in the effluent. The Company maintains a staff of land management specialists comprised of farming and animal waste experts and consultants who constantly monitor and model waste production, farming activity and nutrient levels to ensure that waste is promptly and properly applied and that nutrient uptake by the crops is sufficient to utilize all amounts applied. The Company believes this emphasis on waste management provides a benefit to its local communities by providing opportunities for cropping arrangements on Company land and reducing odor and environmental impact. The Company has operating permits for all of its currently operating waste-handling facilities.

PROCESSING OPERATIONS

     The Company's highly automated processing operations have been designed to enhance its ability to capitalize on the value of its hog supply by achieving the significant benefits of vertical integration that are not available to other non-integrated hog producing or pork processing competitors. First, the Company, by processing its own hogs, can capture all of the incremental carcass value of its hogs through processing rather than passing this value on to other processors. Second, the proximity and integrated management of production and processing operations allow the Company to streamline logistics, transportation and production schedules to enhance asset utilization and reduce the Company's cost structure. Third, control over the key factors (genetics, nutrition and environment) that affect the leanness and meat quality of each hog allows the Company to improve the realizable value of its hogs. Fourth, control of both production and processing generally allows the Company to provide a higher level of quality and safety assurance to its customers.

     Most processing plants are large facilities with high capital investments and fixed costs. To operate efficiently, they require a large supply of hogs which they must purchase on the open market. Most of these operations are designed to produce a commodity product rather than high quality pork. As a result, the processing industry is highly competitive and has not been consistently profitable. However, the Company believes that by controlling its own high quality, consistent hog supply, it should be among the more efficient processors in the industry and capable of producing a consistent high-quality product whose value will be recognized in the market.

     The design of the Company's Milan, Missouri processing facility reflects four key objectives of the Company. First, modern equipment and proven technology has been used to build what management believes to be one of the highest quality facilities in the industry. Second, the facility design emphasizes worker safety to ensure compliance with all regulations and to reduce worker injury and turnover. Third, the facility is designed to produce a product that is appealing to further processors and consumers and will be brandable. It employs identification and tracking technology to insure quality control for the final pork product. Fourth, the facility is designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards.

OTHER OPERATIONS

     Feed Mills

     The Company has two modern pelletizing feed mills in operation (one 600,000 tons/year mill in Lucerne, Missouri and another 180,000 tons/year mill in Princeton, Missouri). These two mills are expected to be able to meet all the feed requirements of the Company's Missouri operations. The Perico operations include a modern 180,000 tons/year mill that was completed in May 1993.

     The Company derives a number of advantages from milling its own feed. The Company's Missouri and Texas operations are located in areas with access to substantial corn and other feed grain production which is in excess of local demand. As a result, the Company can typically access feed grains on a cost-effective basis without incurring undue shipping expense. In addition, the Company can manufacture and deliver feed to its facilities at a savings relative to a commercial feed mill. As a large consumer of grain and feed additives, management believes that the Company possesses buying power that gives it an advantage over smaller feed manufacturers. Furthermore, unlike third-party feed mills which operate on a cost plus basis and must provide feeds for many types of customers and animals, the Company has substantial incentives and the capability to procure grain cost-effectively, to develop "least cost" formulations based on available feed components and to create customized diets which are designed to optimize animal performance. While corn is the primary component in pig feed, a large number of other grains, proteins, fats and supplements may be added, and the content and mix of feed ingredients can be managed to improve nutrition, feed-to-gain ratios and meat quality.

     Transportation Facilities

     Trucking is important in a number of aspects of pig production, particularly the delivery of feed to pig growing units, the shipment of feeder pigs to finishing units, and the shipment of finished pigs to processing plants. The Company maintains a fleet of heavy trucks for hauling feed and pigs. This fleet provides scheduling flexibility and reduces costs. All trucks are cleaned and sanitized at the Company's truck wash between carrying loads of pigs to reduce the likelihood of disease spreading to or between units.

THE TEXAS FACILITIES

     In 1994, the Company's predecessor began the development of a hog operation located in the Texas Panhandle. The Company selected this region for several reasons. First, the availability of large, flat tracts of land allows for efficient layout of units and reduced construction and operating costs. The size of these properties allows for large, three-site production buildings which can benefit from common infrastructure such as waste handling and utilities while preserving the separation needed for biosecurity. Second, this area has access to substantial amounts of water from the Ogallala Aquifer. Third, because of the historical presence of large cattle feed lot operations, the area has well developed and economical access to locally produced grain as well as by rail and truck from the major grain producing areas of the Midwest. Fourth, this region's semi-arid climate is desirable for swine production because it provides a comfortable environment for hogs which encourages feed efficiency and rapid growth and because it reduces airborne transmission of disease. Fifth, the region provides relative isolation from other hog operations, further reducing the risk of disease. Finally, management believes the economic and social climate in this region is favorable for large scale agribusiness operations, particularly livestock.

     The first phase of the Texas Facilities was the acquisition, in June 1994, of the 16,800 sow Perico hog production operations and the 33,000 acre High Plains Ranch located nearby. The planned second phase of that expansion was to create a fully integrated production and processing operation in Texas through the construction of additional hog production facilities on the High Plains Ranch, a state-of-the-art processing plant (based on the Milan, Missouri facility), and the acquisition of an adjacent 7,000 acre ranch. The Company made a substantial investment in the construction of additional hog production facilities on the High Plains Ranch and related infrastructure between June 1994 and May 1995.

     However, beginning in the third quarter of 1994, the Company did not meet its operating plans as hog prices declined significantly and feed, labor and other costs remained relatively fixed or increased, and in May 1995 the Company suspended expenditures on the Texas Facilities. See "Risk Factors--The Reorganization; History of Net Losses." The Company initiated organizational and operational changes during and following the Reorganization which it believes, together with decreased debt service obligations and increased hog and pork prices, has resulted in the Company's improved performance since the Effective Date.


     The Company resumed work on the Texas Facilities in early 1997 through the planned investment of approximately $5 million in hog production facilities. Following the completion of such construction, the Company's Texas operations will have approximately 22,000 sows in production operations in Texas with the capacity to produce over 400,000 hogs per year. Hogs produced at the Company's Texas operations generally are shipped to the Company's Milan facility for processing to the extent that facility has available capacity. Texas hogs produced in excess of this capacity will be sold as market hogs to other processors. The Company intends to periodically evaluate the desirability of further expansion of its Texas operations in the future based on the Company's production and processing needs, operating performance, capital requirements and growth strategy. Current plans call for the project to be completed over a period of several years, beginning in 1997. See "Risk Factors -- Ability to Complete Texas Facilities."


PROPERTIES

     The Company conducts its hog processing operations in Missouri and its hog production operations in Missouri and Texas. All of the hog production and processing facilities have been constructed since 1989. In the opinion of management, the Company's various properties used in operations are generally in good condition and adequate for the purposes for which they are utilized. See "-- The Texas Facilities."


               LOCATION AND FUNCTION                   SIZE OR OUTPUT      NUMBER
               ---------------------                   --------------      ------
Missouri:
     Sow Units.....................................  1,100 head units        74
     Nursery Units.................................  16,640 head units        2
                                                     15,600 head units        1
                                                     20,800 head units        1
     Finishing Units...............................  8,800 head units        69
                                                     4,400 head units         2
                                                     7,700 head units         1
     Processing Facility (Milan)...................  7,000 head/day           1
     Genetic Improvement...........................  780 head units           1
     Maintenance Support Facilities................  93,000 square feet
     Truck Maintenance (Milan).....................  22,000 square feet
     Truck Maintenance (Princeton).................  42,000 square feet
     Feed Mill (Princeton).........................  180,000 tons/year
     Feed Mill (Lucerne)...........................  600,000 tons/year
     Training Facility.............................  28,500 square feet
     Headquarters Office...........................  12,400 square feet
     Missouri Production Office (Princeton)........  36,120 square feet
     Developed Land................................  37,000 acres
Texas:
     Sow Units.....................................  1,375 head units        12
                                                     2,000 head unit          1
     Nursery Units.................................  14,000 head units        4
                                                     1,500 head unit          1
     Finishing Units...............................  20,400 head units        5
                                                     13,600 head unit         1
                                                     4,500 head unit          1
     Feed Mill.....................................  180,000 tons/year
     Office........................................  5,000 square feet
     Developed Land................................  14,000 acres
     Partially Developed Land......................  40,000 acres


CORPORATE FARMING LAWS AND OWNERSHIP STRUCTURE


     Several states, including Missouri, but excluding Texas, have enacted "corporate farming laws," which restrict the ability of corporations to engage in farming activities. These laws are intended to protect family-owned farms from the competitive threat posed by large agri-businesses. Missouri's corporate farming law, subject to certain exceptions, bars corporations (but not, on its terms, limited liability companies or partnerships) from owning agricultural land and engaging in farming activities. The Company's operations have been structured to comply with the Missouri corporate farming law and its existing exemptions. The Company believes that the restructuring transactions effected in connection with the Reorganization enable it to qualify for an exception to the Missouri corporate farming restrictions for corporations that acquire agricultural land in connection with the collection of debts or the enforcement of a lien or claim on such land. Under this exemption for agricultural land acquired in payment of a debt, management believes that the Company may own its currently held agricultural land and conduct its hog operations thereon (including farming activities) for a ten year period.


     Furthermore, Missouri enacted a statute in 1993 that specifically exempts from the corporate farming law hog farming operations in the three counties in Missouri where the Company conducts its farming operations. This exemption, however, is subject to certain county population limitations which may be exceeded in one or more of the three counties in which the Company operates when the next federal decennial census occurs in the year 2000, which might cause such exemption to thereafter be unavailable unless the statute is amended. It is not conclusive that the Company would not be able to purchase land under this exemption after the year 2000, even if population limitations are exceeded, however, there can be no guarantee that in such event, the Company would be permitted to purchase additional land pursuant to the exemption. See "Risk Factors -- Corporate Farming Laws."



     Missouri also restricts the ability of Aliens or a Foreign Business (i.e., a business entity in which a "controlling interest" is owned by Aliens) to own agricultural land in Missouri. To the Company's knowledge, Aliens and Foreign Businesses do not own a controlling interest in the Company. The LLC Agreement of Holdings contains provisions restricting the ownership of LLC interests by foreign entities. An Alien or a Foreign Business may not acquire or own in the aggregate more than 5% of the outstanding LLC Units of Holdings without the prior written approval of Holdings, and if any Person acquires or owns LLC Units in violation of the foregoing provision, such Person must dispose of such number of LLC Units as will reduce its ownership of LLC Units to 5% or less of the outstanding LLC Units or such lesser percentage as is required for Holdings not to be a Foreign Business. If such LLC Units are not disposed of within the time period set forth in the LLC Agreement, Holdings will not pay any distribution with respect to such LLC Units held by such Person and such Person will not be entitled to vote on any matter or otherwise participate in the management of Holdings. In addition, Holdings may redeem such LLC Units at their Fair Value (as defined). See "Risk Factors -- Effect of Certain Operating Agreement Provisions."


EMPLOYEES


     At March 31, 1997, the Company had approximately 2,160 employees, of whom 210 were in administration, 700 were in processing and 1,250 were in production. None of the Company's employees are subject to collective bargaining arrangements, although there can be no assurance that in the future, the Company's employees will not enter into any such agreements. See "Risk Factors -- Labor Relations." The Company generally considers its employee relations to be good.


     The Company also uses services of consultants as necessary to provide management expertise and to augment its executive staff. HWS & Associates, Inc. is the primary consulting firm engaged by the Company. HWS & Associates, Inc. has agreed to make available the personal services of Horst W. Schroeder, Chairman of the Board of Directors of PSF, a Manager of Holdings and Chairman of the Board of Directors and President of Princeton, under a consulting agreement dated as of March 16, 1997, pursuant to which Mr. Schroeder (i) serves as Chairman of the Board of PSF, Chairman of the Compensation Committee of PSF and, upon its formation, shall serve as Chairman of the Executive Committee of the PSF Board, (ii) assists in developing, implementing and controlling PSF's business objectives and strategies to further profitable growth, including but not limited to, optimization of employment of assets and the formation of strategic alliances, (iii) assists in developing and implementing operational and marketing strategies which will support PSF's business growth plan, (iv) supervises the development and implementation of PSF's annual business plans and annual budgets, (v) assists PSF management and shareholders in developing and establishing the appropriate senior management structure for PSF, and (vi) assists in developing a compensation strategy and policy for senior management that is competitive, equitable and supportive to the goals and strategies of PSF. In addition, the Company utilizes the services of Dr. Roy Schultz, a veterinarian specializing in the swine industry.

REGULATION AND ENVIRONMENTAL MATTERS

     The Company is subject to various federal, state and local laws and regulations, particularly in the health and environmental areas administered by the Occupational Safety and Health Administration, the USDA, the FDA, the EPA and corresponding state agencies such as the MDNR and the Texas Natural Resources Conservation Commission. The Company anticipates increased regulation by the USDA concerning food safety as well as by the FDA regarding the use of medication in feed.

     Current environmental regulations impose standards and limitations on the Company's waste treatment lagoons, water treatment facilities and new construction projects. Animal waste from the Company's hog production facilities is anaerobically digested (using lagoons in Missouri and solid separators and aeration tanks in Texas) and the resulting fluids are then applied to surrounding farm land.

     In 1995, there were five alleged spills of hog waste into public waters in the Missouri operations, allegedly in violation of the Missouri Clean Water Law and regulations promulgated thereunder. Pursuant to the Settlement Agreement, which addressed all of the five alleged spills, the Company's predecessor paid the specified penalties and compensatory damages, and agreed to certain remedial actions, subject to review and approval by MDNR. In connection with the Reorganization, the Company assumed all obligations under the Settlement Agreement.

     The Company believes that the cost of achieving and maintaining compliance with these health and environmental laws and regulations will not have a material adverse effect on the Company's business including the Texas Facilities, or financial position. However, future events, such as changes in existing laws and regulations or enforcement policies, could give rise to additional compliance costs which could have a material adverse effect on the Company's financial condition. See "-- Litigation."

LITIGATION

     On July 29, 1994, the Company filed an action against Lincoln Township in Putnam County, Missouri seeking an injunction and declaratory judgement from the Circuit Court that Lincoln Township's newly imposed zoning ordinances were illegal and unconstitutional. During the construction of the Company's White Tail Farm facility, Lincoln Township purportedly enacted zoning regulations which regulated the farm lagoons and hog barns at White Tail Farm. On May 31, 1996, the Circuit Court granted the Company summary judgment and declared the Lincoln Township Zoning Regulations void. Lincoln Township appealed and the Missouri Attorney General intervened in the appeal on the side of Lincoln Township. On February 25, 1997, the Missouri Supreme Court heard oral argument on Lincoln Township's appeal. The Company is awaiting the decision of the Missouri Supreme Court.


     The Company received a letter dated April 1, 1997 which serves as notice of intent of CLEAN, to bring an action against EPA and the Company, pursuant to Title 33 U.S.C. sec.1365, the citizen suit provision of the Clean Water Act and Title 42 U.S.C. sec.7604, the citizen suit provision of the Clean Air Act, for alleged violations of NPDES permits and of the Clean Air Act. This notice is required to be given 60 days prior to commencing an action under the Clean Water Act and the Clean Air Act and, no action has been commenced to date. The Company believes the allegations are without merit and intends to vigorously defend any such suit that is brought. However, there can be no assurance that the Company would prevail in any such suit.


     In addition, the Company is involved from time to time in routine litigation incidental to its business. Although no assurance can be given as to the outcome or expense associated with any of these routine proceedings, the Company believes that none of such proceedings currently pending should, individually or in the aggregate, have a material adverse effect on the financial condition of the Company.

INTELLECTUAL PROPERTY

     The Company holds several trademark and other intellectual property rights. For example, the Company has registered the name "Premium Standard Farms" and "PSF" with the United States Trademark Office. In addition to trademark protection, the Company attempts to protect its unregistered marks and other proprietary information under trade secret laws, employee and third-party non-disclosure agreements and other laws and methods of protection.

                                   MANAGEMENT

     The following table sets forth certain information concerning the managers and executive officers of Holdings and the directors and executive officers of
PSF:


                 NAME                      AGE                         POSITION(S)
                 ----                      ---                         -----------
Horst W. Schroeder.....................    55     Chairman of the Board of Directors of PSF; Manager of
                                                  Holdings
Dennis W. Harms........................    45     Vice Chairman and Chief Executive Officer of PSF;
                                                  President of Holdings
Robert W. Manly........................    44     President and Chief Operating Officer of PSF
William R. Patterson...................    55     Executive Vice President, Chief Financial Officer and
                                                  Treasurer of PSF; Vice President of Holdings
Michael Townsley.......................    38     Senior Vice President of Sales and Marketing of PSF
Charles Arnot..........................    36     Vice President-Corporate Communications and
                                                  Government Relations of PSF
Hal Brown..............................    39     Vice President
Robert W. Rippentrop...................    40     Vice President and Controller and Assistant Secretary
                                                  of PSF; Vice President, Treasurer, Assistant
                                                  Secretary and Controller of Holdings
Dennis D. Rippe........................    43     Vice President-Finance & Administration (Missouri
                                                  Operations) of PSF
Calvin Held............................    41     Vice President-Operations (Foods) of PSF
Justin Hanlon..........................    32     Vice President-Sales of PSF
David Mitchell.........................    46     Vice President-Operations (Texas) of PSF
Mark Warren............................    40     Vice President-Operations (Missouri) of PSF
Arthur Newman..........................    54     Director of PSF; Manager of Holdings
Dean Mefford...........................    56     Director of PSF; Manager of Holdings
Ronald E. Justice......................    52     Director of PSF; Manager of Holdings
Maurice L. McGill......................    60     Director of PSF; Manager of Holdings
Peter K. Shea..........................    46     Director of PSF; Manager of Holdings



     As a holding company organized as a limited liability company to own only the common stock of PSF, Holdings has no directors or operating activities. Management of Holdings is vested in a Board of Managers except as delegated by the Board of Managers to officers or agents in accordance with the LLC Agreement. The current Managers of the Board of Managers are Horst W. Schroeder, Arthur Newman, Dean Mefford, Ronald E. Justice, Maurice L. McGill and Peter K. Shea. The current executive officers of Holdings are Dennis W. Harms, President; William R. Patterson, Vice President; and Robert W. Rippentrop, Vice President, Treasurer, Assistant Secretary and Controller. The directors of Princeton Development Corp. are Messrs. Schroeder, Harms and Patterson and its executive officers are Horst W. Schroeder, President; Dennis W. Harms, Vice President; and William R. Patterson, Vice President and Treasurer.


     Except for Messrs. Schroeder, Manly, Townsley, Brown, Rippentrop, Newman, Justice, McGill and Shea, each of the persons listed in the foregoing table served as an executive officer or director of the Company's predecessor at the time of the Reorganization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

     Horst W. Schroeder has been Chairman of the Board of PSF since September 1996 and a consultant to the Company or its predecessors since June 1995 and has served as a Manager on the Board of Managers of Holdings since April 1997. See "-- Employment and Consulting Agreements." Mr. Schroeder has been a director and President of Princeton since September 1996. Mr. Schroeder has served as President of HWS & Associates, Inc., a consulting firm owned by Mr. Schroeder, since 1990.

     Dennis W. Harms has been the President of Holdings and the Vice Chairman and Chief Executive Officer of PSF since October 1996. From 1988 to October 1996, Mr. Harms was the President, Chief

Executive Officer, and Co-Chairman of the Board of PSF's predecessor and the President of Premium Holdings Corp., and served as a director and the Vice President of Collings Farm, Inc., the general partner of Holdings' predecessor. Mr. Harms has been a director of Princeton since December 1992 and Vice President of Princeton since September 1996.

     Robert W. Manly has been President and Chief Operating Officer of PSF since October 1996. From July 1995 to October 1996, Mr. Manly served as Executive Vice President of Smithfield Foods, Inc. and from June 1994 to June 1995, served as President and Chief Operating Officer of Smithfield Packing Company, Inc. Mr. Manly served as Executive Vice President of Smithfield Foods, Inc. from 1986 to 1994.

     William R. Patterson has been Vice President of Holdings and Executive Vice President, Chief Financial Officer and Treasurer of PSF since October 1996. Mr. Patterson has been a director and Treasurer of Princeton since September 1996 and Vice President and Treasurer of Princeton since April 1997. From January to October 1996, Mr. Patterson was a principal of Patterson Consulting LLC and served as the Acting Chief Financial Officer of Farms, the predecessor company to PSF, pursuant to a consulting agreement between Farms and Patterson Consulting LLC. Prior to joining Farms in 1996, Mr. Patterson was a partner in Arthur Andersen LLP from 1976 through 1995.

     Michael Townsley has been Senior Vice President of Sales and Marketing of PSF since March 1997. From June 1994 to March 1997, Mr. Townsley served as Vice President of Fresh Pork Sales for Smithfield Packing. Prior to June 1994, Mr. Townsley spent eleven years in various sales and marketing positions with IBP.

     Charles Arnot has been Vice President of Communications and Public Affairs of PSF since October 1996. From August 1993 to October 1996, Mr. Arnot was the Director of Communications and Public Affairs of Farms. Mr. Arnot served as the Director of Account Services at Bates & Associates, Communications Specialists, a public relations consulting firm, from January 1992 to August 1993.

     Hal Brown has served as Vice President of PSF since April 1997 and from November 1995 to April 1997 served as Director of Integrated Systems of PSF. From October, 1994 to November, 1995, Mr. Brown was the Director of Sow/Nursery Production for PSF's Missouri Farm operations. Mr. Brown joined PSF as Manager of Production Information in September of 1993. Prior to joining PSF, Mr. Brown was the Administrative Assistant to the General Manager of Cargill's pork production business since August 1986.

     Robert W. Rippentrop has been Vice President and Controller and Assistant Secretary of PSF since February 1997 and has served as Vice President, Treasurer, Assistant Secretary, and Controller of Holdings since April 1997. From September 1994 to February 1997 Mr. Rippentrop was General
Manager-Administration and Production Services -- Texas with PSF (or its predecessor). Prior to joining PSF, Mr. Rippentrop was employed by Foster Farms as the Chicken Division Processing Controller.

     Dennis Rippe has been Vice President-Finance and Administration-Operations (Missouri) of PSF since February 1997. From May 1995 to February 1997, Mr. Rippe was Vice President and Controller of PSF (or its predecessor), and was Vice President, Controller, Secretary and Treasurer of Holdings from October 1996 to April 1997. Mr. Rippe served as Director of Accounting Services of PSF from February to May 1995 and as Construction Division Controller of PSF from April 1994 to February 1995. From May 1988 to April 1994, Mr. Rippe served as Executive Vice President and Chief Financial Officer of Lueder Construction Company, a commercial general contractor.

     Calvin Held has been Vice President-Processing of PSF (or its predecessor) since January 1996. From August 1992 to January 1996, Mr. Held served as the Controller of PSF's predecessor, Farms. Mr. Held served as Controller and Operations Manager and in various other positions, for Jimmy Dean Foods, a division of Sara Lee, from October 1978 to August 1992.

     Justin Hanlon has been Vice President-Sales/Marketing of PSF since October 1996. From January 1994 to October 1996, Mr. Hanlon was Vice
President-Sales/Marketing of PSF's predecessor, Farms, in Milan, Missouri. From April 1991 to January 1994, Mr. Hanlon was Vice President-Foodservice Sales for Mariah Foods.

     David Mitchell has been Vice President of Operations/Texas of PSF or its predecessor since June 1994. During the period from 1991 to 1994 he was a private investor. From 1985 to 1993, Mr. Mitchell was President of Altair Energy Corp. Mr. Mitchell has been a member of the Board of Directors of North American Gas Corp. since 1991.

     Mark Warren has been Vice President of Operations/Missouri of PSF or its predecessor since November 1994. From 1992 to 1994, Mr. Warren was Vice President-Feed Operations of PSF. During 1991, Mr. Warren was employed by Foster Farms and managed its milling operations. Between 1989 and 1991, Mr. Warren was employed by Central Soya Company, Inc. as Operations Manager.

     Arthur Newman has been a director of PSF since September 1996 and a Manager on the Board of Managers of Holdings since April 1997. Mr. Newman has been a Senior Managing Director of The Blackstone Group L.P., a private investment bank, for more than five years. Mr. Newman has been a director of Lone Star Industries since April 1994.

     Dean Mefford has been a director of PSF since September 1996 and a Manager on the Board of Managers of Holdings since April 1997. Mr. Mefford has served as President and Chief Executive Officer of Viskase Corporation, a manufacturer of flexible packaging and meat casings, since 1994, and as President and Chief Operating Officer of Harvard Capital International Corporation, a vending machine company, during 1994. Mr. Mefford served as principal of Mefford Consulting from 1993 to 1994, and as Corporate Vice President, President and Chief Operating Officer of Ralston Purina International from 1988 through 1992.

     Ronald E. Justice has been a director of PSF since September 1996 and a Manager on the Board of Managers of Holdings since April 1997. Mr. Justice has served as the Senior Vice President of Operations of Scotts Co. since July 1995. From August 1992 to July 1995, Mr. Justice was the Corporate Vice President of Operations at Continental Baking. Prior to August 1992, Mr. Justice was a Vice President at Frito Lay.

     Maurice L. McGill has been a director of PSF since September 1996 and a Manager on the Board of Managers of Holdings since April 1997. Mr. McGill has served as the President of Wirmac Corp. since 1986 and as a general partner of McGill Partners for the last five years. Mr. McGill has also served as a director of Bluebonnet Savings Bank since 1990.

     Peter K. Shea has been a director of PSF since September 1996 and a Manager on the Board of Managers of Holdings since April 1997. Mr. Shea has been the Chairman of the Board, President and Chief Executive Officer of SMG, Inc. since March, 1994. From August 1991 to March 1994, Mr. Shea served as the Chairman of the Board, President and Chief Executive Officer of John Morrell & Co.

COMPENSATION OF DIRECTORS

     PSF has agreed to pay each person who is not an affiliate of PSF (the "Independent Directors"), other than Horst Schroeder whose compensation is described below, an annual fee in the amount of $20,000, payable semi-annually, for serving on the Board of Directors. At the option of the Independent Director, one-half of such annual fee may be paid by issuance of common stock (or options on common stock) of PSF, valued at the value established for shares of PSF common stock at the time of such Independent Director's election to PSF's Board of Directors. In addition, each such Independent Director (other than Mr. Schroeder) receives meeting fees of $1000 per day for each day (or portion thereof) spent attending meetings of PSF's Board of Directors or committees thereof and $500 per committee meeting. The chairman of each committee (other than Mr. Schroeder) receives an additional $2500 per year. All such Independent Directors are reimbursed for all ordinary and reasonable business expenses in connection with their activities as a member of PSF's Board. Any director of PSF who is also an executive officer thereof does not receive any additional compensation for services as a director, although all directors are reimbursed for expenses incurred to attend meetings. See "--Employment and Consulting Agreements." In addition, the PSF Board of Directors has adopted a director equity plan that provides for the granting of certain LLC Units to non-employee directors under certain terms and conditions. See "--Director Equity Plan."

     No member of the Board of Managers of Holdings currently receives any compensation for service as a Manager. Any compensation paid to members of the Board of Managers must be first approved by the Board of Managers. Princeton has no directors who are not also executive officers of Princeton and such directors receive no compensation from Princeton for their services as directors of Princeton.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of PSF has established two committees: a Compensation Committee and an Audit Committee. Each such committee has two or more members, who serve at the pleasure of the Board of Directors.

     The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards under the Company's management option plan. Currently, Messrs. Schroeder, Mefford and Newman serve on the Compensation Committee.

     The Audit Committee is responsible for reviewing PSF's financial statements, audit reports, internal financial controls and the services performed by PSF's independent public accountants, and for making recommendations with respect to those matters to the Board of Directors. Currently, Messrs. McGill, Justice and Shea serve on the Audit Committee.

     The Board of Directors of Princeton and the Board of Managers of Holdings have not established any committees thereof as of the date of this Prospectus.

TERMS OF DIRECTORS AND OFFICERS

     Directors of PSF are nominated and placed for election at the annual meeting of stockholders to hold office for a one-year term and until their successors are duly elected and qualified.

     Officers of PSF are appointed by the Board of Directors and serve at the pleasure of the Board, except that Dennis Harms, Vice Chairman and Chief Executive Officer of PSF, Robert Manly, President and Chief Operating Officer of PSF, William Patterson, Executive Vice President, Chief Financial Officer and Treasurer of PSF, David Mitchell, Vice President of Operations/Texas of PSF, and Mark Warren, Vice President of Operations/Missouri of PSF, are parties to employment agreements with PSF. See "Management -- Employment and Consulting Agreements."

     Managers of Holdings are nominated and placed for election at the annual meeting of members to hold office for a one-year term and until their successors are duly elected and qualified.

     Officers of Holdings are appointed by, and serve at the pleasure of, the Board of Managers of Holdings.

     Directors of Princeton are nominated and placed for election at the annual meeting of stockholders to hold office for a one-year term and until their successors are duly elected and qualified.

     Officers of Princeton are appointed by the Board of Directors of Princeton and serve at the pleasure of the Board.

EXECUTIVE COMPENSATION

     The following summary compensation table (the "Compensation Table") summarizes compensation information with respect to the Vice Chairman and Chief Executive Officer ("CEO") of PSF and the four other most highly compensated executive officers of PSF for the year ended December 31, 1996 (collectively, with the CEO, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                   ANNUAL COMPENSATION                  AWARDS
                                         ----------------------------------------    ------------
                                                                                      SECURITIES
                                                                                      UNDERLYING      ALL OTHER
         NAME AND              FISCAL                  BONUS       OTHER ANNUAL        OPTIONS       COMPENSATION
   PRINCIPAL POSITION(S)        YEAR     SALARY($)      ($)       COMPENSATION(1)        (#)             ($)
   ---------------------       ------    ---------     -----      ---------------     ----------     ------------
Dennis W. Harms............     1996      $225,000    $100,000       $     --          160,000(2)       $8,620(3)
  (Vice-Chairman and Chief
  Executive Officer)
Robert W. Manly............     1996        41,538(4)  100,000             --          110,000(2)          272(5)
  (President and Chief
  Operating Officer)
William R. Patterson.......     1996        46,154(6)   50,000        256,000(7)       110,000(2)          141(8)
  (Executive Vice President
  -- Finance and
  Administration and Chief
  Financial Officer)
Mark Warren................     1996       120,000      92,000             --           15,000(2)        3,388(9)
  (Vice President of
  Operations/Missouri of
  PSF)
David Mitchell.............     1996       103,221      70,000             --           10,000(2)        3,522(10)
  (Vice President of
  Operations/Texas of PSF)

-------------------------
 (1) Unless otherwise indicated, the value of perquisites otherwise reportable as Other Annual Compensation did not exceed the lesser of $50,000 or 10% of such Named Executive Officer's aggregate salary and bonus.

 (2) Options to acquire LLC Units granted pursuant to Holdings' Management Option Plan on December 23, 1996.

 (3) All other compensation for Mr. Harms for the year indicated is comprised of $3,000 in health insurance premiums and $870 in group term life premiums paid by PSF and a contribution of $4,750 to his account under PSF's 401(k) Plan.

 (4) Based on an annual salary for Mr. Manly of $225,000.

 (5) All other compensation for Mr. Manly for the year indicated is comprised of $250 in health insurance premiums and $22 in group life insurance premiums paid by PSF.

 (6) Based on an annual salary for Mr. Patterson of $200,000.

 (7) Other annual compensation for Mr. Patterson for the year indicated is comprised of consulting fees paid to Patterson Consulting LLC of which Mr. Patterson was the sole principal for services provided by Mr. Patterson pursuant to a consulting contract between PSF's predecessor and Patterson Consulting LLC. See "Certain Transactions."

(8) All other compensation for Mr. Patterson for the year indicated is comprised of $141 in group term life insurance premiums paid by PSF.

(9) All other compensation for Mr. Warren for the year indicated is comprised of $3,000 in health insurance premiums and $388 in group term life insurance premiums paid by PSF.

(10) All other compensation for Mr. Mitchell for the year indicated is comprised of $3,000 in health insurance premiums and $522 in group term life insurance premiums paid by PSF.

     Employees of PSF do not receive additional compensation for serving as executive officers of Holdings or Princeton.

     The following table sets forth certain information with respect to Unit options granted to each of the Named Executive Officers during 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                 INDIVIDUAL GRANTS
                               -----------------------------------------------------
                                             PERCENT OF                                 POTENTIAL REALIZABLE VALUE AT
                                               TOTAL                                       ASSUMED ANNUAL RATES OF
                               LLC UNITS      OPTIONS      EXERCISE OR                   UNIT PRICE APPRECIATION FOR
                               UNDERLYING    GRANTED TO       BASE                            OPTION TERM ($)(3)
                                OPTIONS      EMPLOYEES      PRICE(1)      EXPIRATION    ------------------------------
                                GRANTED       IN 1996       ($/SHARE)        DATE            5%               10%
                               ----------    ----------    -----------    ----------         --               ---
Dennis W. Harms............    160,000(4)      34.8%         $12.00           (2)          $1,207,500       $3,060,000
Robert W. Manly............    110,000(5)      23.9%          12.00           (2)             830,100        2,103,700
William R. Patterson.......    110,000(6)      23.9%          12.00           (2)             830,100        2,103,700
Mark Warren................     15,000(7)       3.3%          12.00           (2)             113,200          286,900
David Mitchell.............     10,000(8)       2.2%          12.00           (2)              75,500          191,200


-------------------------
(1) Based on the fair market value of the LLC Units determined as of the date of grant of the options.

(2) The options expire within a certain period after the termination of employment, depending on the type of termination of employment, as set forth in the Management Option Plan. (See "-- Management Option Plan").

(3) The amounts shown as potential realizable values are based on assumed annualized rates of appreciation in the price of the LLC Units of five percent and ten percent, as set forth in the rules of the Securities and Exchange Commission, over an assumed 10 year term of the options. Actual gains, if any, on LLC Unit option exercises are dependent upon the future performance of the LLC Units. There can be no assurance that the potential realizable values reflected in this table will be achieved.

(4) Options granted on December 23, 1996. Options to acquire 64,000 LLC Units were immediately exercisable on the grant date. Options to acquire 19,200 LLC Units vest annually each September 17 thereafter through September 17, 2001.

(5) Options granted on December 23, 1996. Options to acquire 44,000 LLC Units vest on September 17, 1997. Options to acquire 16,500 LLC Units vest annually thereafter each September 17 thereafter through September 17, 2001.

(6) Options granted on December 23, 1996. Options to acquire 22,000 LLC Units were immediately exercisable on the grant date. Options to acquire 17,600 LLC Units vest annually each September 17 thereafter through September 17, 2001.

(7) Options granted on December 23, 1996. Options to acquire 3,000 LLC Units vested were immediately exercisable on the grant date. Options to acquire 2,400 LLC Units vest annually each September 17 thereafter through September 17, 2001.

(8) Options granted on December 23, 1996. Options to acquire 2,000 LLC Units vested effective were immediately exercisable on the grant date. Options to acquire 1,600 LLC Units vest annually each September 17 thereafter through September 17, 2001.

     The following table sets forth certain information with respect to LLC Unit options granted to each of the Named Executive Officers that were outstanding at December 31, 1996:

                          AGGREGATED OPTION EXERCISES
                 IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                                                AT DECEMBER 31, 1996
                                                            ------------------------------------------------------------
                                                                     NUMBER OF                  VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS(1)
                            UNITS ACQUIRED       VALUE      ----------------------------    ----------------------------
         NAME              UPON EXERCISE (#)    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----              -----------------    --------    -----------    -------------    -----------    -------------
Dennis Harms...........        --                 --          64,000           96,000          --              --
Robert Manly...........        --                 --              --          110,000          --              --
William Patterson......        --                 --          22,000           88,000          --              --
Mark Warren............        --                 --           3,000           12,000          --              --
David Mitchell.........        --                 --           2,000            8,000          --              --

-------------------------
(1) The dollars values (if any) in this column are calculated by determining the excess (for those options for which such excess exists) of the fair market value of the securities underlying the options over the aggregate exercise price of the options at December 28, 1996.

401(K) PLAN

     The 401(k) Plan is a qualified defined contribution plan. Employees who have completed at least one year of service to PSF may elect to have contributed to their 401(k) Plan account up to 15% of their salaries. PSF makes matching contributions of 50% of an employee's contribution, up to a maximum contribution by PSF of 3% of such employee's compensation. However, if an employee is a highly paid employee, his or her contribution and PSF's matching contribution may be limited by law, and PSF will either restrict the amount such employee may contribute in the future or return such employee's contributions over the limit. Employees are always 100% vested in their own contributions. Contributions by PSF to an employee's account are 100% vested after three years of employment, with full vesting at age 55, death or disability. Employees may direct the investment of their and PSF's contributions among a group of investment options selected by PSF.

MANAGEMENT OPTION PLAN

     The Amended and Restated PSF Holdings, L.L.C. 1996 Management Option Plan was adopted by Holdings as of September 17, 1996 and amended as of March 14, 1997 (the "Plan"). The Plan was established to advance the interests of the Company by enabling the Company to grant options ("Options") to acquire LLC Units to selected employees of Holdings or its affiliates and certain others.

     Pursuant to the LLC Agreement, subject to further action by the Board of Managers of Holdings, the Compensation Committee of PSF's Board of Directors, has been appointed as the committee (the "Committee") which administers the Plan, determining eligibility for, and the terms and conditions of, any Option and granting Options, among other things. A total of 686,315 Units may be issued under the Plan. No fractional Units will be delivered under the Plan. No Option may be granted under the Plan after September 17, 2006, but Options previously granted may extend beyond that date. Issuance of Units pursuant to the Plan is subject to certain conditions as set forth in the Plan.

     Subject to certain exceptions, the exercise price of each Option will be equal to the fair market value of the Units subject to the Option, except that an incentive stock option ("ISO") granted to an employee described in Section 422(b)(6) of the Internal Revenue Code of 1986, as from time to time amended and in effect (the "Code"), will have an exercise price of 110% of such fair market value. Both ISOs and Options that are not ISOs may be granted under the Plan, but no Option granted under the Plan will be an ISO unless the Committee expressly provides for ISO treatment. Holdings may at any time, with the consent of the Option holder, extinguish rights under the Option in exchange for payment in cash or other property.

     Except as otherwise provided by the Committee, Options may not be transferred other than by will or by the laws of descent and distribution and, generally during the lifetime of the employee, or other person or entity granted an Option under the Plan (a "Participant") may be exercised only by such Participant. The Committee shall determine the time or times at which an Option will vest or become exercisable. However, unless the Committee otherwise expressly provides, Options granted to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall not vest or become exercisable for six months after the date of the Option.

     Unless the Committee expressly provides otherwise, all Options held by a Participant immediately prior to death, to the extent then exercisable, may be exercised by the Participant's executor or administrator or the Participant's heirs or descendants at any time within the lesser of the one year period after the Participant's death or the latest date on which such Option could otherwise have been exercised, and shall thereupon terminate. If the employment of an employee Participant is terminated for any reason other than death, or if there is a termination (other than by reason of death) of the consulting, service or similar relationship in respect of which a non-employee Participant was granted an Option award under the Plan (each such termination referred to as a "Status Change"), all Options held by the Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change, and any Options that were exercisable immediately prior to the Status Change will continue to be exercisable for the shorter of three months after the Status Change or the latest date on which such Option could otherwise have been exercised, and shall thereupon terminate, unless the Status Change results from a discharge for cause in which case the Option shall immediately terminate upon the Status Change.


     In the event of the consummation of a Covered Transaction (as defined in the Plan), any issued and outstanding Options shall immediately vest and be exercisable; provided, however, that in anticipation of the consummation of such a Covered Transaction, the Committee may immediately accelerate the vesting and exercisability of any issued and outstanding Options, or provide for a substitute or replacement Option from the entity acquiring a majority of Holdings' LLC Units, upon the consummation of the Covered Transaction.



     In the event of a division of Holdings' LLC Units, the payment of a distribution to Members in LLC Units, the combination of LLC Units, or the recapitalization or other change in Holdings' LLC Units or capital structure, the Committee will make appropriate adjustments to the maximum number of LLC Units that may be delivered under the Plan, the number of LLC Units subject to Options then outstanding, the exercise price and any other provisions of then outstanding Options affected. In the event of a transaction that represents merely a change in the identity, form or place of organization of Holdings, the Committee shall provide for substitute or replacement Options in the successor entity. The Committee may also make certain other adjustments if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of the Options made thereunder.


     Subject to certain exceptions as set forth in the Plan, the Committee may amend the Plan or any outstanding Option as permitted by law, or may terminate the Plan as to any further grant of Options.

DIRECTOR EQUITY PLAN


     The Premium Standard Farms, Inc. Director Equity Plan (the "Director Equity Plan") for Non-Employee Directors was adopted by the PSF Board of Directors on April 24, 1997, for those directors of PSF who are neither officers nor employees of PSF. The Director Equity Plan was established to enable PSF to attract, retain and motivate the best-qualified directors and to enhance a long-term mutuality of interest between the directors of PSF and the Members of Holdings.


     Subject to the provisions of the Director Equity Plan, the PSF Board of Directors has full authority to interpret and administer the Director Equity Plan, to establish, amend and rescind rules to carry out such plan, to construe awards, and to make all other determinations and to take all other actions that it deems necessary or desirable for administering such plan, subject to certain terms and conditions set forth in the Director

Equity Plan. The PSF Board of Directors may delegate any or all of its powers and functions under the Director Equity Plan (other than the power to amend such plan) to a committee of the PSF Board of Directors. A total of 50,000 LLC Units may be issued under the Director Equity Plan, subject to adjustment by the PSF Board of Directors under certain circumstances. No fractional LLC Units shall be issued in connection with any such adjustment.


     Each participant shall be granted 1,667 unrestricted LLC Units on the effective date of the Director Equity Plan. In addition, each participant who elects to forego a portion of his Annual Retainer (as defined in the Director Equity Plan) for a period of years, as set forth in such plan, shall automatically be granted an award of 2,500 restricted LLC Units immediately following the 1997 annual meeting of PSF provided he agrees to be bound by the terms of the LLC Agreement. Except as otherwise provided in the Director Equity Plan, restricted LLC Units received pursuant to the Director Equity Plan may not be sold, assigned, pledged or otherwise transferred until such LLC units have become vested pursuant to the Director Equity Plan.

     Under the terms and conditions as set forth in the Director Equity Plan, the restricted LLC Units vest and become unrestricted over a three-year period beginning in 1998. Notwithstanding these vesting provisions, all restricted LLC Units shall vest and become unrestricted upon the earliest of (i) the participant's death or disability or (ii) a Change of Control (as defined in the Director Equity Plan). Except as set forth in the Director Equity Plan, if a participant's service as a director terminates at any time before his restricted LLC Units vest and become unrestricted, then the unvested portion of such LLC Units shall be forfeited.

     Subject to the provisions of the Director Equity Plan, an award shall entitle the grantee thereof to all of the voting, dividend, liquidation and other rights of a holder of LLC Units with respect to the LLC Units subject to such award.

     Awards granted under the Director Equity Plan are subject to certain restrictions on transferability as set forth in such plan.

     The Director Equity Plan shall terminate immediately following the 2000 annual meeting of PSF, unless sooner terminated pursuant to its terms. The PSF Board of Directors may amend or terminate the Director Equity Plan without the approval of the Members of Holdings; provided that no termination, amendment or modification of the Director Equity Plan may, without the consent of a participant, impair the rights and obligations of such participant arising under any then-outstanding award.

     If at any time the PSF Board of Directors determines that the listing, registration or qualification of the LLC Units covered by the Director Equity Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale of LLC Units under the Director Equity Plan, no LLC Units will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Each of the Named Executive Officers has entered into an employment agreement (each, an "Employment Agreement") with PSF. The Employment Agreements between PSF and Messrs. Harms, Patterson and Manly are dated January 1, 1997, February 27, 1997 (amending and restating an Employment Agreement dated October 1, 1996) and October 16, 1996, respectively. The Employment Agreements between PSF and Messrs. Warren and Mitchell are dated November 1, 1994. The Employment Agreement for each of Messrs. Warren and Mitchell has a term of five years and for each of Messrs. Harms, Manly and Patterson has an initial term which ends December 31, 1999, however, each such Employment Agreement automatically extends for one year periods unless written notice of either party's decision not to extend the term of such Employment Agreement has been given to the other party at least six months, in the case of Messrs. Harms, Manly and Patterson, and three months in the case of Messrs. Warren and Mitchell, prior to the expiration of the then effective term. Pursuant to the Employment Agreements, Messrs. Harms, Manly, Patterson, Warren and Mitchell receive annual base salaries of $300,000, $225,000, $200,000, $130,000 and $100,000, respectively, subject to annual reviews by the Compensation Committee of PSF and as necessary to reflect changes in the cost of living. In addition, under their respective Employment Agreements, and pursuant to action by the Compensation Committee, each of Messrs. Harms, Manly and Patterson is eligible to receive a performance bonus as determined by PSF's Board, provided that for Messrs. Harms, Manly and Patterson such performance bonus shall be less than 150% of 60%, 50% and 50%, respectively, of his Base Salary. Mr. Manly's Employment Agreement provides for a one-time signing bonus of $100,000.

     Each of the Employment Agreements for Messrs. Harms, Manly, Patterson, Warren and Mitchell provides that upon a termination of such executive's employment by PSF without "cause" or by such executive for "good reason" (each as defined in the executive's Employment Agreement), PSF will continue to pay such executive's base salary for the Severance Period. The Severance Period for Messrs. Harms, Manly and Patterson is one year, and for Messrs. Warren and Mitchell is the lesser of one year and the remainder of the term. Such executives will not be required to mitigate the payments made during the Severance Period, and with respect to Messrs. Harms, Manly and Patterson, the amount PSF is required to pay will not be reduced to the extent of amounts such executive receives from a subsequent employer, but with respect to Messrs. Warren and Mitchell the amount PSF is required to pay will be so reduced. If any of Messrs. Harms', Manly's or Patterson's employment is terminated due to such executive's death or permanent disability, PSF will, in the event of death, pay a lump sum benefit of twelve months base salary and, in the event of permanent disability, continue to pay such executive's base salary for a period of twelve months. The Employment Agreements for Messrs. Warren and Mitchell provide for a lump sum payment of three months base salary in the event of death and the continuation of base salary for a period of six months in the event of permanent disability. In addition, the Employment Agreement for each of Messrs. Harms, Manly and Patterson provides that if PSF terminates such executive without cause or within six months following a Change in Control (as defined in such executive's Employment Agreement), PSF will pay to such executive an amount equal to the greater of (i) executive's annual base salary as of the date of the Change of Control, or (ii) if the Change of Control occurs during the initial employment term, the remaining portion of such executive's base salary for the initial employment term as of the date of the executive's termination.

     Each of the Named Executive Officers (except Mr. Warren) is subject to a covenant not to compete with the Company pursuant to his Employment Agreement.

     Horst W. Schroeder, the Chairman of the Board of PSF, a Manager of Holdings and the Chairman of the Board of Directors and President of Princeton, and HWS & Associates, Inc., a South Carolina corporation ("HWS"), of which Mr. Schroeder is the president and owner, has been a party to consulting agreements with the Company or its predecessors since June 1995. The most current consulting agreement is dated March 16, 1997 (the "Consulting Agreement") by and among Mr. Schroeder, HWS and PSF. HWS has agreed to cause Mr. Schroeder to serve as a consultant to PSF under the Consulting Agreement pursuant to which Mr. Schroeder
(i) serves as Chairman of the Board of PSF, Chairman of the Compensation Committee of PSF and, upon its formation, shall serve as Chairman of the Executive Committee of the PSF Board, (ii) assists in developing, implementing and controlling PSF's business objectives and strategies to further profitable growth, including but not limited to, optimization of employment of assets and the formation of strategic alliances, (iii) assists in developing and implementing operational and marketing strategies which will support PSF's business growth plan, (iv) supervises the development and implementation of PSF's annual business plans and annual budgets, (v) assists PSF management and shareholders in developing and establishing the appropriate senior management structure for PSF, and (vi) assists in developing a compensation strategy and policy for senior management that is competitive, equitable and supportive to the goals and strategies of PSF. The Consulting Agreement terminates on December 31, 1999 unless extended or renewed by mutual agreement in writing of the parties or earlier terminated pursuant to the terms of the Consulting Agreement. HWS is paid a retainer (the "Retainer") by PSF for Mr. Schroeder's services pursuant to the Consulting Agreement, on a quarterly basis, which Retainer in the aggregate shall be equal to the daily rate, currently set at $4,000 per day, multiplied by the number of days Mr. Schroeder provides such consulting services during the then current Retainer Period (as defined herein). Such daily rate shall be increased annually starting January 1, 1998 at a rate equal to the higher of the annual rate of increase in the Consumer Price Index for the United States for the preceding year, or 5%, and in either case such daily rate shall then be rounded up to the nearest $25.00 increment. The Consulting Agreement provides for a minimum of 20 days and a maximum of 35 days of such services during the remainder of 1997 and a minimum of 30 days and a maximum of 50 days during each of 1998 and 1999 (the remainder of 1997 and each of 1998 and 1999, each a separate "Retainer Period"). Mr. Schroeder will be eligible to receive an executive performance bonus in accordance with PSF's general management bonus policy, but in no event shall such bonus amount be equal to or greater than 60% of the total annual Retainer, plus any amounts paid for additional services of Mr. Schroeder in any given year. Such performance bonus shall be paid by PSF to HWS. In addition, HWS will be reimbursed by PSF for business expenses incurred in connection with the performance of duties under the Consulting Agreement. The Consulting Agreement provides for the grant, pursuant to Holdings' Management Option Plan and the PSF Holdings, L.L.C. Membership Interest Unit Option Agreement between PSF and HWS (the "Option Agreement"), by PSF to HWS of an option to purchase 160,000 LLC Units. The Option Agreement provides that the exercise price of such option is $12.00 per LLC Unit, that options to acquire 64,000 LLC Units vested on March 16, 1997, and that options to acquire 19,200 LLC Units vest annually each March 16 thereafter through March 16, 2002. Under certain circumstances, as set forth in the Option Agreement, the unvested options shall immediately vest and become exercisable. The Consulting Agreement further provides that in the event PSF wishes to extend the Consulting Agreement beyond December 31, 1999, for an additional two years, and HWS is either unwilling or unable to do so, the unvested portion of the option shall be forfeited. However, in the event that HWS wishes to so extend the Consulting Agreement and PSF is either unwilling or unable to do so, the unvested portion of the option shall accelerate and become immediately vested. PSF may terminate the Consulting Agreement upon the death or disability (as defined in the Consulting Agreement) of Mr. Schroeder or for "cause" (as defined in the Consulting Agreement). In the event of a termination due to the death or disability of Mr. Schroeder, HWS will be entitled to receive the unpaid balance of the Retainer for the Retainer Period. In addition, HWS may terminate the Consulting Agreement for "cause" (as defined in the Consulting Agreement), and in such event, HWS shall be entitled to receive payment in an amount equal to the balance of the Retainer for the remainder of the term of the Consulting Agreement plus an additional payment equal to $2000 multiplied by the number of days remaining in the balance of the Retainer for the remaining term of the Consulting Agreement. Further, upon such termination by HWS, the unvested portion of the option granted pursuant to the Option Agreement shall accelerate and become immediately vested. Each of HWS and Mr. Schroeder are subject to a covenant not to compete with PSF or its affiliates pursuant to the Consulting Agreement. PSF will hold harmless HWS and Mr. Schroeder for all acts or decisions made by it or him in good faith related to its or his performance of services under the Consulting Agreement and will pay reasonable legal fees and expenses incurred by HWS and Mr. Schroeder in connection with entering into and performing the services under the Consulting Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Schroeder, Mefford and Newman have served on the Compensation Committee of PSF since September 1996. Mr. Schroeder, the Chairman of the Compensation Committee, also serves as the Chairman of the Board of Directors and the President of Princeton and as a Manager on the Board of Managers of Holdings. Mr. Schroeder has been a party to consulting agreements with the Company or its predecessors since June 1995. The most current consulting agreement pursuant to which Mr. Schroeder provides certain services to PSF is dated March 16, 1997. See "-- Employment and Consulting Agreements." Mr. Newman is a Senior Managing Director of The Blackstone Group L.P. which acted as an adviser to the Bondholders' Committee in connection with the Reorganization and received fees for such services. See "Certain Transactions."

     The Compensation Committee establishes goals and objectives for senior management. Bonus compensation is based on the Compensation Committee's evaluation of individual goal achievement. Base compensation in the past has been based on evaluation of management performance and a general knowledge of industry compensation. The Company has secured the services of a consulting group to perform a senior management job evaluation and compensation study. The results, which are not presently available, will be used by the Compensation Committee in establishing future compensation policies.

                              CERTAIN TRANSACTIONS

     In August 1991, Dennis Harms and Theodore J. Gordon, Jr. (who together owned 100% of PSF's predecessor, Premium Standard Farms, Inc. ("Farms")), jointly borrowed $1 million from Holdings' predecessor, PSF Finance L.P. ("Finance"), to finance the purchase of the capital stock of Farms (the "Farms Stock Loan"). The Farms Stock Loan was secured by the capital stock of Farms. Finance held an option to acquire all of the capital stock of Farms from Messrs. Harms and Gordon in the event of certain changes in Missouri corporate farming law. As of September 16, 1996, each of Messrs. Harms and Gordon owed Farms $627,133 in principal and accrued interest. The stock of Farms was exchanged for the balance of the note on the Effective Date.


     In 1992, Finance provided construction funding to Farms in return for a secured demand note dated September 15, 1992, as amended and restated on October 7, 1993 (the "Farms/Finance Note"). The Farms/ Finance Note was secured by substantially all the assets of Farms, subordinated to the senior debt of Finance. The net amount of the claims of Finance against Farms under the Farms/Finance Note prior to the Reorganization was approximately $164 million (the "Farms/Finance Note Claim"). On the Effective Date, pursuant to the Reorganization, the Farms/Finance Note Claim was transferred and reassigned to Holdings, which, in turn, transferred and assigned such note to PSF. On the Effective Date, PSF received by process of law and in satisfaction of the indebtedness represented by the Farms/Finance Note, and by enforcement of the liens on Farms' assets to secure the payment of such indebtedness, all of the assets of Farms subject to the liabilities of Farms as provided under the Reorganization Plan.


     Certain other intercompany loans were satisfied pursuant to the Reorganization by payments of amounts agreed upon as part of the Reorganization Plan.

     Prior to the Reorganization, Farms and Finance had an agreement whereby Farms provided certain services to Finance with respect to the breeding and commercial production of hogs. The agreement provided that Finance would reimburse Farms for substantially all costs incurred in performing the services, as well as certain additional specified amounts. In fulfilling such services, Farms utilized certain assets owned by Finance, including breeding stock, feed mills, an office building and various machinery, equipment and vehicles. Farms was charged for the use of such assets an amount equivalent to Finance's depreciation on the assets. This agreement was cancelled as part of the Reorganization.


     Horst W. Schroeder, the Chairman of the Board of PSF, a Manager on the Board of Managers of Holdings, and Chairman of the Board of Directors and President of Princeton, provides certain services to PSF as a result of the Consulting Agreement among Mr. Schroeder, HWS (of which Mr. Schroeder is president and owner) and PSF. HWS is paid by PSF for Mr. Schroeder's services pursuant to the Consulting Agreement, on a quarterly basis, at a daily rate currently set at $4,000. During 1996, PSF (together with its predecessor) paid HWS pursuant to the then current consulting agreement consulting fees of $278,821 and expenses of $20,061 for a total of $298,882. Under the current Consulting Agreement, Mr. Schroeder is eligible to receive an executive performance bonus in accordance with PSF's general management bonus policy. HWS has been granted an option to purchase 160,000 LLC Units at an exercise price of $12.00. Options to purchase 64,000 LLC Units vested March 16, 1997. Options to purchase 19,200 LLC Units vest annually each March 16 thereafter through March 16, 2002, with acceleration and immediate vesting under certain circumstances. Mr. Schroeder does not receive any additional compensation from PSF for his services as Chairman of the Board. See "Management -- Employment and Consulting Agreements."


     William R. Patterson, the Vice President of Holdings, Executive Vice President, Chief Financial Officer and Treasurer of PSF, and Vice President and Treasurer and a director of Princeton, was a principal of Patterson Consulting LLC and served as the Acting Chief Financial Officer of Farms, pursuant to a consulting agreement between Farms and Patterson Consulting LLC, from January to October 1996. During 1996, Farms paid Patterson Consulting LLC approximately $256,000 in consulting fees pursuant to said consulting agreement. See "Management."

     Arthur B. Newman, a director of PSF and a Manager on the Board of Managers of Holdings, is a Senior Managing Director of The Blackstone Group L.P. ("Blackstone"). Blackstone acted as an adviser to the

Bondholders' Committee in connection with the Reorganization and received fees for such services of $328,959 in 1996 as an administrative expense claim under the Reorganization Plan.

     Pursuant to the Reorganization, Holdings entered into registration rights agreements with the holders of the LLC Units and the Warrants and PSF entered into a registration rights agreement with the holders of the Notes. The Securities are being registered hereunder pursuant to such registration rights agreements. Holders of the Securities have certain other rights pursuant to the registration rights agreements, including, among other things, certain Demand Registration rights and Piggy-Back Registration rights. See "Description of the Units -- Registration Rights of Unit Holders," "Description of the Warrants -- Registration Rights of Warrant Holders" and "Description of the Notes -- Registration Rights of Note Holders."

     The Company's policy is that all material transactions between the Company and its executive officers, directors, Managers and principal stockholders occurring outside the ordinary course of the Company's business be on terms no less favorable than could be obtained from unaffiliated third parties or are subject to the approval of the Company's disinterested directors.

                            SELLING SECURITYHOLDERS

     The following table sets forth the name of each Selling Securityholder, the aggregate number of Securities beneficially owned by each Selling Securityholder as of the date hereof and the aggregate number of Securities that each Selling Securityholder may offer and sell pursuant to this Prospectus. Because the Selling Securityholders may sell all or a portion of the Securities at any time and from time to time after the date hereof, no estimate can be made of the number of Securities that each Selling Securityholder may retain upon completion of the offering pursuant to this Prospectus. Information concerning the Selling Securityholders may change from time to time and, to the extent required, will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. To the Company's knowledge, none of the Selling Securityholders has any material relationship with the Company except as set forth in the footnotes to the following table or as described elsewhere in this Prospectus. The following table has been prepared based upon information furnished to the Company by or on behalf of the Selling Securityholders.

                                                             SECURITIES BENEFICIALLY
                                                            OWNED PRIOR TO OFFERING(1)
                                                            --------------------------   SECURITIES BEING
                 NAME OF BENEFICIAL OWNER                    NUMBER(2)     PERCENT(3)        OFFERED
                 ------------------------                    ---------     ----------    ----------------
LLC UNITS (CLASS A UNITS):
----------------------------------------------------------
PUTNAM FUNDS:
  AAF-Balanced Portfolio..................................        12,885      *                 12,885
  AAF-Conservative Portfolio..............................         4,186      *                  4,186
  AAF-Growth Portfolio....................................         3,305      *                  3,305
  Ameritech Pension Trust.................................        31,938      *                 31,938
  Balanced Retirement Fund................................        11,013      *                 11,013
  Capital Management Trust-PCM Div. Income Fund...........        52,810      *                 52,810
  Capital Manager Trust-PCM High Yield Fund...............       157,853       2.1%            157,853
  Convertible Opportunities and Income Trust..............        22,025      *                 22,025
  Div. Income Portfolio/Smith Barney/Travelers Series
     Fund.................................................         2,203      *                  2,203
  Diversified Income Trust................................       979,968      12.8%            979,968
  Equity Income Fund......................................         1,101      *                  1,101
  Global Government Income Trust..........................        11,327      *                 11,327
  High Income Convertible and Bond Fund...................        33,430      *                 33,430
  High Yield Advantage Fund...............................       707,186       9.2%            707,186
  High Yield Managed Trust................................        35,429      *                 35,429
  High Yield Trust........................................     1,185,708      15.5%          1,185,708
  Income Fund.............................................        44,051      *                 44,051
  Managed High Yield Trust................................        57,579      *                 57,579
  Master Income Trust.....................................       100,386       1.3%            100,386
  Master Intermediate Income Trust........................        71,533      *                 71,533
  Premier Income Trust....................................       250,248       3.3%            250,248
  Southern Farm Bureau Annuity Insurance Company..........        18,722      *                 18,722
  The George Fund of Boston...............................        22,025      *                 22,025
GEM CAPITAL MANAGEMENT:
  Delta Airlines Retirement Trust(4)......................        97,610       1.3%             97,610
  Los Angeles Fire and Police Prevention Plan(4)..........       351,942       4.6%            351,942
  Mt. Sinai School of Medicine(4).........................        56,194      *                 56,194
  Xerox Profit Sharing(4).................................       166,973       2.2%            166,973
PRUDENTIAL FUNDS:
  General Motors Retirement Program for Salaried Employees
     High Yield Account...................................        55,064      *                 55,064
  The High Yield Income Fund, Inc. .......................        27,924      *                 27,924
  Prudential High Yield Fund, Inc. .......................       951,717      12.4%            951,717
  Prudential Series Fund, Inc. High Yield Bond
     Portfolio............................................        22,025      *                 22,025
  The U.S. High Yield Fund SICAV..........................        77,873       1.0%             77,873


                                                             SECURITIES BENEFICIALLY
                                                            OWNED PRIOR TO OFFERING(1)
                                                            --------------------------   SECURITIES BEING
                 NAME OF BENEFICIAL OWNER                    NUMBER(2)     PERCENT(3)        OFFERED
                 ------------------------                    ---------     ----------    ----------------
BEAR STEARNS SECURITIES CORP.:
  Pan International Ltd. .................................        12,114      *                 12,114
  Pan Fixed Income Fund...................................        40,945      *                 40,945
MISCELLANEOUS FUNDS:
  Continental Assurance Co. Pension Investment Fund.......       742,247       9.7%            742,247
OAKTREE CAPITAL MANAGEMENT, LLC:
  Columbia/HCA Master Retirement Trust (5)................        46,710      *                 46,710
  OCM Opportunities Fund, L.P. (5)........................     1,121,087      14.6%          1,121,087
OTHER:
  Premium Holdings Corp. .................................        78,763(6)     1.0%            78,763
  Dennis Harms............................................       247,732(7)     3.2%           104,969
LLC UNITS (CLASS B UNITS):
--------------------------
  Morgan Stanley, Dean Witter, Discover & Co. ............     2,112,664      90.5%          2,112,664
  PSF Finance Holdings Inc. ..............................       219,000       9.4%            219,000
  Collings Farms, Inc. ...................................         3,000      *                  3,000
WARRANTS: (8)
-------------
  Irene B. Adams..........................................           500      *                    500
  Randolph F. Alexander D.D.S., M.S. .....................           561      *                    561
  Rick Anderson...........................................         1,021      *                  1,021
  Michael A. Anthony & Vivian Anthony Trustees for M.A. &
     V.A. Anthony Living Trust............................           765      *                    765
  Robert C. Anthony & Maha Anthony Trustees of R.C. & M.A.
     Anthony Living Trust.................................           885      *                    885
  Robert Aufiero..........................................           312      *                    312
  Leslie Gordon Augustus..................................           932      *                    932
  William D. Baird........................................         3,571      *                  3,571
  David Barkin as Custodian for Benjamin Barkin-Wilkins...           262      *                    262
  David Barkin............................................         4,483      *                  4,483
  Elaine Barkin, Trustee..................................           170      *                    170
  David Bauer.............................................         1,559      *                  1,559
  Robert P. Baynard, Robert P. Baynard, Jr. ..............         2,602      *                  2,602
  R.B. Beale Equip. Rental Profit Sharing Plan............           510      *                    510
  Rupert H. & Birdie G. Best Co-Trustees..................         2,041      *                  2,041
  Aimee Simon Bloom.......................................             1      *                      1
  Robert T. Bodamer Family Trust..........................         2,041      *                  2,041
  Jane Folsom Boggs.......................................           510      *                    510
  Rudolph Bragg TTEE......................................         2,041      *                  2,041
  Sally J. Brandenburg....................................           468      *                    468
  Kent Bry................................................           334      *                    334
  Kenneth J. Candelaria...................................           510      *                    510
  Richard Candelaria......................................           510      *                    510
  Thomas M. Candelaria....................................         5,513      *                  5,513
  William G. Clark........................................           375      *                    375
  William N. Cory & Faye Cory TTEE for Cory Family
     Trust................................................        15,646      *                 15,646
  Kevin Cunningham........................................         1,377      *                  1,377
  Mark L. Deutsch.........................................         1,674      *                  1,674
  Ronald E. Deutsch.......................................         8,156      *                  8,156
  Boyd Finch..............................................           939      *                    939
  William M. Fitzmaurice..................................            50      *                     50
  Peter E. Gadkowski......................................             1      *                      1
  Elizabeth Gordon Gage...................................           932      *                    932
  Ned Gerstman............................................           390      *                    390

                                                             SECURITIES BENEFICIALLY
                                                            OWNED PRIOR TO OFFERING(1)
                                                            --------------------------   SECURITIES BEING
                 NAME OF BENEFICIAL OWNER                    NUMBER(2)     PERCENT(3)        OFFERED
                 ------------------------                    ---------     ----------    ----------------
  Ned & Virginia Gerstman.................................         1,091      *                  1,091
  Elizabeth S. Gordon, Trustee for J. MacMillan, C.
     MacMillan & S. MacMillan.............................         2,795      *                  2,795
  Elizabeth S. Gordon, Trustee for K.M. Augustus, A.G.
     Augustus & E.E. Augustus.............................         2,795      *                  2,795
  Elizabeth S. Gordon, Trustee for M.C. Gordon, C.E.
     Gordon & S.E. Gordon.................................         2,795      *                  2,795
  Elizabeth S. Gordon, Trustee for Everett L. Gage, IV....           932      *                    932
  Michael Colin Gordon....................................           932      *                    932
  Theodore E. Gordon......................................         1,020      *                  1,020
  Theodore E. Gordon, Jr..................................        56,743       2.8%             56,743
  Richard Augustus, Trustee of the Gordon Family Trust....        18,938      *                 18,938
  Bud Hale................................................         1,237      *                  1,237
  Dennis Harms & Kathy Harms as Tenants by the Entirety...       104,969       5.1%            104,969
  Gene Harris.............................................            13      *                     13
  Craig C. Hoagland.......................................           485      *                    485
  David Hoagland..........................................           204      *                    204
  Laurance R. Hoagland, Jr................................           255      *                    255
  Laurance R. Hoagland, III...............................         1,247      *                  1,247
  Don Houts, MD Inc. Profit Sharing Plan..................           775      *                    775
  Don & Jean Houts, Trustees of the Houts Family Trust....           436      *                    436
  Billy C. and/or Betty L. Hunter, JTWROS.................           614      *                    614
  IPP93, L.P. ............................................        40,848       2.0%             40,848
  Edward H. Jewett, IV....................................        16,812      *                 16,812
  Ellen W. Joffe, Marion W. Oppenheimer JTWROS............         1,020      *                  1,020
  Robert W. Johnson.......................................             1      *                      1
  Douglas & Co. (FBO Robert Johnson)......................         1,559      *                  1,559
  K. Gregory & Louise Kepley..............................           510      *                    510
  Aaron F. Kramer.........................................         2,340      *                  2,340
  Bofirnat Co. FBO Aaron F. Kramer SEP....................           801      *                    801
  Nacy M. Law & Theodore B. Law...........................            51      *                     51
  Robert I. Law...........................................         1,118      *                  1,118
  J.P. Lipson.............................................         5,268      *                  5,268
  Douglas B. Luce.........................................        26,540       1.3%             26,540
  J. David Luce...........................................            10      *                     10
  John T. Lucci...........................................         3,378      *                  3,378
  Mary Cordon MacMillan...................................           932      *                    932
  Christine G. Malouf, Trustee of the C.G. Malouf Living
     Trust................................................           680      *                    680
  Bruce E. Martin.........................................           510      *                    510
  R.T. McCleave D.D.S., Inc. Profit Sharing Plan Trust....           780      *                    780
  Ronald T. McCleave & Erika McCleave, Co-Trustees........         1,531      *                  1,531
  Pressley McCoy..........................................           102      *                    102
  R. David Mitchell.......................................           510      *                    510
  Michael G. Mitchell & William L. Pfau, TC...............           510      *                    510
  Edward B. Mohns, M.D....................................         3,214      *                  3,214
  HOMCO & CO c/o Danielson Trust Co. Trust (FBO Mohns)....         2,296      *                  2,296
  The Morgan Stanley Leveraged Equity Fund II, L.P. ......        90,519       4.4%             90,519
  Morgan Stanley Capital Partners III, L.P. ..............         1,595      *                  1,595
  Morgan Stanley Capital Investors, L.P. .................            67      *                     67
  MSCP III 892 Investors, L.P. ...........................           209      *                    209
  Robert A. Morrow........................................         3,061      *                  3,061
  Scott J., MD & Sandra J. Mubarak, CoTrustees for
     Pediatric, Ortho & Scoliosis Medical Group Inc. .....           681      *                    681
  Julie A. Simon Munro....................................             1      *                      1

                                                             SECURITIES BENEFICIALLY
                                                            OWNED PRIOR TO OFFERING(1)
                                                            --------------------------   SECURITIES BEING
                 NAME OF BENEFICIAL OWNER                    NUMBER(2)     PERCENT(3)        OFFERED
                 ------------------------                    ---------     ----------    ----------------
  Mary Louise Navarrete...................................           510      *                    510
  Thomas H. Neill and/or Vicki L. Neill, JTWROS...........         1,607      *                  1,607
  Stephen G. Nelson & Nancy L. Nelson.....................        21,938       1.1%             21,938
  Stephen G. Nelson or Nancy L. Nelson Custodian for
     Stephanie A. Nelson..................................           510      *                    510
  Stephen G. Nelson or Nancy L. Nelson Custodian for
     Tifanie H. Nelson....................................           510      *                    510
  Edward R. Newsom........................................           510      *                    510
  Gerald Odegaard.........................................           510      *                    510
  Mark A. Pinto...........................................         1,674      *                  1,674
  Carol Leigh Porges......................................             1      *                      1
  Premium Holdings L.P. ..................................        12,992      *                 12,992
  James Rice, M.D. .......................................         3,826      *                  3,826
  Michael C. Robert.......................................         2,041      *                  2,041
  Connie S. Schmidt & Terry B. Schmidt....................           256      *                    256
  David L. Shank, TTEE of the George F. Shank Exempt
     Trust................................................           387      *                    387
  Stephan F. Shank........................................           738      *                    738
  Stephen L. Shank, TTEE of the George F. Shank Exempt
     Trust................................................         1,600      *                  1,600
  James M. Shepard........................................         3,571      *                  3,571
  J. Peter Simon..........................................             1      *                      1
  Janet M. Simon..........................................         1,243      *                  1,243
  Johanna K. Simon........................................             1      *                      1
  William E. Simon, Jr....................................           468      *                    468
  William E. Simon........................................             1      *                      1
  Charles M.K. Simonds....................................           779      *                    779
  Donald G. Skadburg......................................           600      *                    600
  Gary A. Stougaard & Sheryl B. Stougaard, JTWROS.........           255      *                    255
  Mary Beth Streep........................................           780      *                    780
  Antonino B. Triscari....................................         5,204      *                  5,204
  David P. Wallace........................................           390      *                    390
  Marsha Webster..........................................           917      *                    917
  Randy Whitcomb..........................................           390      *                    390
  Katherine A. Wierman....................................           408      *                    408
  Mona M. Williams........................................           127      *                    127
  Premium Holdings Corp. (Reserved for Anderson and
     Skadburg)............................................           763      *                    763
  PSF Finance Holdings Inc. ..............................     1,495,180      73.0%          1,495,180
  Collings Farm Inc. .....................................        20,482       1.0%             20,482
NOTES:
------
  The Morgan Stanley Leveraged Equity Fund II, L.P........     4,786,687       3.9%          4,786,687
  MSCP III 892 Investors, L.P.............................       716,518      *                716,518
  Morgan Stanley Capital Partners III, L.P................     5,527,759       4.5%          5,527,759
  Morgan Stanley Capital Investors, L.P...................       231,827      *                231,827
  Bost & Co. .............................................       191,806      *                191,806
  Cun & Co. ..............................................       339,877      *                339,877
  List & Co. .............................................       116,073      *                116,073
  Pitt & Co. .............................................       261,169      *                261,169
  Bank of New York........................................    10,710,744       8.6%         10,710,744
  Bankers Trust Company...................................    59,165,402      47.8%         59,165,402
  Bear Stearn Securities Corp. ...........................     3,163,167       2.6%          3,163,167
  Boston Safe Deposit & Trust Co. ........................    14,453,836      11.7%         14,453,836
  Chase Manhattan Bank....................................       427,194      *                427,194
  Chase Manhattan Bank/Chemical...........................       255,739      *                255,739
  Chase Manhattan Bank, Trust.............................       189,789      *                189,789

                                                                           SECURITIES BENEFICIALLY
                                                                          OWNED PRIOR TO OFFERING(1)
                                                                          --------------------------    SECURITIES
                        NAME OF BENEFICIAL OWNER                            NUMBER(2)    PERCENT(3)   BEING OFFERED
------------------------------------------------------------------------  -------------  -----------  --------------
  Citicorp Services, Inc. ..............................................        551,361       *             551,361
  City National Bank....................................................      2,108,776        1.7%       2,108,776
  Comerica Bank.........................................................      1,476,143        1.2%       1,476,143
  Investors Fiduciary Trust Company/SSB.................................        639,351       *             639,351
  Morgan Stanley & Co., Incorporated....................................        581,999       *             581,999
  Northern Trust Company................................................        388,597       *             388,597
  PNC National Association..............................................         25,574       *              25,574
  Prudential Securities Incorporated....................................        100,000       *             100,000
  SSB-Custodian.........................................................     17,211,111       13.9%      17,211,111
  Wachovia Bank North Carolina..........................................        270,098       *             270,098


-------------------------
 *  Less than 1%.
(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the Securities listed in the table, subject to community property laws, where applicable. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any Securities such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding Securities held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) Figures for Notes are the face amount of the Notes in dollars.

(3) Based upon (i) 7,665,336 Class A LLC Units and 2,334,664 Class B LLC Units outstanding plus LLC Units issuable upon exercise of options, warrants and convertible securities which are included in the number of LLC Units beneficially owned by such person, (ii) 2,048,192 Warrants outstanding and
    (iii) $123,890,699 aggregate principal amount of Notes outstanding.

(4) GEM Capital Management, Inc. has sole voting power and investment power over such LLC Units as the investment adviser for certain accounts, but disclaims beneficial ownership of such LLC Units.
(5) Oaktree Capital Management, LLC acts as the general partner of OCM Opportunities Fund, L.P. and investment manager of the Columbia/HCA Master Retirement Trust separate account and in such role has voting and dispositive powers over such LLC Units. Oaktree Capital Management, LLC disclaims beneficial ownership of such LLC Units.

(6) Includes 763 LLC Units which may be acquired through the exercise of Warrants.


(7) Consists of 104,969 LLC Units and 64,000 LLC Units which may be acquired through the exercise of Warrants and options, respectively. The Warrants for such LLC Units are held by Dennis Harms and Kathy Harms as tenants by the entirety. Also includes 78,000 LLC Units held by Premium Holdings Corp. and 763 LLC Units which may be acquired through the exercise of Warrants held by Premium Holdings Corp., of which Mr. Harms is a director, over which he may have shared voting and dispositive power, but as to which beneficial ownership is disclaimed. Such Warrants are held by Dennis Harms and his wife as Tenants in the Entirety.


(8) Except for Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., PSF Finance Holdings Inc., Collings Farm Inc., and Premium Holdings, L.P. each Warrant holder listed also has beneficial ownership of LLC Units in the same amount as the number of Warrants listed for such holder due to the fact that such Warrants are currently exercisable, and such Warrant holder has the right to acquire the same number of LLC Units within 60 days. Each such Warrant holder having beneficial ownership of LLC Units (other than Dennis Harms and Kathy Harms as tenants by the entirety and Premium Holdings Corp. whose beneficial ownership is included under holders of LLC Units) has less than 1% beneficial ownership of LLC Units.

                           PRINCIPAL LLC UNITHOLDERS

     The following table sets forth certain information regarding beneficial ownership of LLC Units as of December 31, 1996, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding LLC Units,
(ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.


                                                                UNITS BENEFICIALLY OWNED(2)
                    NAME AND ADDRESS OF                         ----------------------------
                    BENEFICIAL OWNER(1)                           NUMBER         PERCENT(3)
                    -------------------                           ------         ----------
Putnam Funds................................................     3,816,911           49.8%
  One Post Office Square, 10th Floor
  Boston, MA 02109
GEM Capital Management......................................       672,719            8.8
  70 East 55th Street, 12th Floor
  New York, NY 10022
Prudential Funds............................................     1,134,603           14.8
  Gateway II, 7th Floor
  Newark, NJ 07101
Continental Assurance Co. Pension Investment Fund...........       742,247            9.7
  667 Madison Avenue, 7th Floor
  New York, NY 10021-8087
Oaktree Capital Management, LLC.............................     1,167,797(4)        15.2
  550 South Hope Street, 22nd Floor
  Los Angeles, CA 90071
Dennis W. Harms.............................................       247,732(5)         3.1
William R. Patterson........................................        22,000(6)       *
Mark Warren.................................................         3,000(7)       *
David Mitchell..............................................         2,000(8)       *
Horst W. Schroeder..........................................        64,000(9)       *
All directors and executive officers as a group (17
  persons)(10)..............................................       343,532            4.3


-------------------------
  *  Less than 1%.
 (1) Unless otherwise indicated, the business address of the persons named in the above table is care of PSF Holdings, L.L.C., 423 West 8th Street, Suite 200, Kansas City, Missouri 64105.
 (2) Unless otherwise indicated, each person has sole investment and voting power with respect to the Units listed in the table, subject to community property laws, where applicable. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any Units which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding Units held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Based upon 7,665,336 voting LLC Units outstanding plus for each beneficial owner that number of voting LLC Units issuable upon exercise of options and warrants (currently exercisable or exercisable within 60 days) and upon conversion of convertible securities which are included in the number of Units beneficially owned by such person.

 (4) Consists of 1,121,087 LLC Units held by OCM Opportunities Fund, L.P. of which Oaktree Capital Management, LLC is the general partner, and 46,710 LLC Units held by Columbia/HCA Master Retirement Trust for which Oaktree Capital Management, LLC acts as investment manager, and which over all of such LLC Units, Oaktree Capital Management, LLC has voting and dispositive powers. Oaktree Capital Management, LLC disclaims beneficial ownership of such LLC Units.
 (5) Consists of 104,969 LLC Units and 64,000 LLC Units which may be acquired through the exercise of Warrants and options, respectively. Also includes 78,000 LLC Units held by Premium Holdings Corp. and 763 LLC Units which may be acquired through the exercise of Warrants held by Premium Holdings Corp. of which Mr. Harms is a director, over which he may have shared voting or dispositive power, but as to which beneficial ownership is disclaimed. The Warrants for 104,969 LLC Units are held by Mr. Harms and his wife as Tenants by the Entirety.
 (6) Consists of 22,000 LLC Units which may be acquired through the exercise of options.
 (7) Consists of 3,000 LLC Units which may be acquired through the exercise of options.
 (8) Consists of 2,000 LLC Units which may be acquired through the exercise of options.
 (9) Consists of 64,000 LLC Units which may be acquired through the exercise of options by HWS & Associates, Inc. of which Mr. Schroeder is the president and owner.
(10) Where more than one person or entity is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the same LLC Units listed in the table, such Units are counted only once in determining the totals listed in the table.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE CREDIT AGREEMENT

     PSF, as borrower, and Holdings, as guarantor, entered into the Credit Agreement with Chase Manhattan Bank, N.A., as issuing bank, collateral agent and administrative agent, and the lenders named therein to enable the Company to exit Chapter 11. The Credit Agreement provides for a revolving credit facility in the amount of $60 million and a term loan facility in the amount of $30 million. Letters of credit may be issued under the revolving credit facility up to a sublimit of $5 million. The repayment of any indebtedness under the Credit Agreement is secured by a first priority perfected lien on substantially all of the assets of the Company and guaranteed by Holdings and Princeton Development Corp.

     Borrowings under the Credit Agreement bear interest, payable monthly in arrears, at a base interest rate equal to either (a) the applicable base rate of Chase Manhattan Bank, N.A., plus 2 1/2%, or (b) an adjusted LIBOR plus 3 1/2%, at the option of PSF; provided, however, that the applicable margin over such base interest rate and adjusted LIBOR will decrease to 1 1/2% and 2 1/2%, respectively, at such time following the six month anniversary of the first borrowing under the Credit Agreement as PSF shall have repaid $2,500,000 in principal amount of the term loan thereunder. PSF is obligated to pay a commitment fee of 1/2% per annum on the average daily undrawn amount of the revolving credit facility, and a letter of credit fee of 3% per annum on the undrawn amount of each letter of credit issued and outstanding under the Credit Agreement.

     Commencing September 30, 1997, PSF is required to make quarterly payments of principal of the term loan in the amount of $1,500,000 plus accrued interest; provided that all unpaid principal and accrued and unpaid interest thereon is due on September 30, 2001.

     Subject to PSF's obligation to indemnify each lender under the Credit Agreement for certain losses and expenses, any borrowing under the Credit Agreement may be prepaid in whole or in part upon notice without premium or penalty. Mandatory prepayments will be required to be made under the Credit Agreement from the proceeds of any Asset Sale (as defined therein); the proceeds of sales or issuances of any equity securities by the Company (subject to certain exceptions); the proceeds from the incurrence of indebtedness by the Company (other than in connection with the Second Priority Notes and certain other permitted indebtedness); in the amount of 75% of PSF's excess cash flow as defined in the Credit Agreement beginning in the year ending December 31, 1997; and, as may be required pursuant to applicable mortgages delivered pursuant to the Credit Agreement, the proceeds of any Casualty Insurance or Condemnation Proceeds (in each case as defined in such applicable mortgage).


     Among other Events of Default under the Credit Agreement, prepayment or repurchase of the Notes prior to their stated maturity would constitute an Event of Default under the Credit Agreement unless the consent thereto of the Required Lenders (as defined therein) is obtained. See "Risk Factors -- Priority of Senior Indebtedness Over the Notes." In the event that a Change of Control, or an Asset Disposition pursuant to which PSF is obligated to make an offer to repurchase the Notes, occurs, PSF would likely seek such consent from such lenders under the Credit Agreement, but there can be no assurance that such lenders would be willing to grant an appropriate consent. Without a consent, PSF will likely be required to refinance the indebtedness outstanding under the Credit Agreement. In addition, a Change of Control or such an Asset Disposition may result in PSF having to refinance the Notes. See "Description of the Notes -- Change of Control" and "Description of the Notes -- Certain
Covenants -- Limitations Concerning Disposal of Assets." There can be no assurance that PSF would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to PSF.



     At December 28, 1996, the outstanding principal amount of the term loan was $30 million, and interest accrued thereon as of such date was approximately $62,000; the outstanding principal amount under the revolving credit facility as of such date was $0, and interest accrued thereon as of such date was $0.


SECOND PRIORITY NOTES


     PSF and Holdings, as Guarantor, entered into the Second Priority Note Agreement with Morgan Stanley, Dean Witter, Discover & Co. as of the Effective Date. Pursuant to the Second Priority Note

Agreement, Morgan Stanley, Dean Witter, Discover & Co. has committed to purchase $10 million in Second Priority Notes of PSF under certain terms and conditions. The Second Priority Notes will be purchased, subject to the conditions contained therein, only if the sum of the unused amount available under the Credit Agreement and total cash and certain short-term investments of PSF is less than $5 million. The obligation of Morgan Stanley, Dean Witter, Discover & Co. under the Second Priority Note Agreement will terminate two years after the Effective Date. The maturity of the Second Priority Notes is September 17, 2002, subject to earlier redemption. The Second Priority Notes will bear interest at the rate of 11% per annum, calculated on the basis of a 360-day year, payable in cash, quarterly in arrears on each March 15, June 15, September 15 and December 15.


     The Second Priority Notes upon issuance will be guaranteed by Holdings and Princeton and secured by a second priority lien on substantially all of the assets of the Company, junior to the lien of the lenders under the Credit Agreement, but senior to the lien of the Notes.


     The Second Priority Note Agreement imposes certain limitations on the ability of the Company to among other things, (i) merge or consolidate with any other person, (ii) incur liens securing indebtedness that is pari passu or ranks higher than the right of payment to the Second Priority Notes, (iii) make certain restricted payments. PSF has agreed to indemnify and hold harmless Morgan Stanley, Dean Witter, Discover & Co. against losses arising out of or in connection with the Second Priority Note Agreement, any other Note Document (as defined in the Second Priority Note Agreement) or any other services rendered in connection with the Second Priority Note Agreement, subject to certain exceptions.


     Events of Default under the Second Priority Note Agreement include, among other things, payment defaults, covenant defaults, cross-defaults to certain other indebtedness, judgment defaults and certain events of bankruptcy and insolvency, except that acceleration of the Second Priority Notes will be triggered only by acceleration under the Credit Agreement or the Indenture, or breach of specified covenants.

     At March 31, 1997, no Second Priority Notes were outstanding.

                            DESCRIPTION OF THE UNITS

GENERAL

     The following summary is a summary of the material provisions of the Units and the Second Amended and Restated Limited Liability Company Agreement of Holdings dated April 16, 1997 (the "LLC Agreement"). This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the LLC Agreement, including the definitions of certain terms contained therein. A copy of the LLC Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definition of certain terms used in the following summary are set forth below under "-- Certain Definitions." Reference is made to the LLC Agreement for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     The Units were issued on the Effective Date to the original Members and those Persons admitted as Members on the Effective Date. Holdings may issue additional Units for cash, property or services on such terms as the Board of Managers deems appropriate, provided that the consent of the Required Members is obtained in advance, and upon such issuance, the Percentage Interests (as defined below) of the Members shall be redetermined as set forth hereinafter. The percentage interests of each Member in the profits and capital of Holdings (each a "Percentage Interest") shall be determined by dividing the number of Units held by such Member by the number of Units then held by all Members and multiplying the result by 100, and shall be adjusted each time Units are issued or repurchased by Holdings. Unless and until the Board of Managers provide that the Units shall be certificated, the Units shall be uncertificated, and the Units and Percentage Interests of each Member shall be evidenced by an exhibit, as amended from time to time, to the LLC Agreement.

CLASSES

     The Units are divided into two classes, Class A Units and Class B Units. Except as otherwise provided in this "Description of the Units," the Class A Units and Class B Units are identical and entitle the holders thereof to the same rights and privileges.

DISTRIBUTIONS

     Subject to the terms and conditions set forth in the LLC Agreement, the Board of Managers has the sole authority to determine the timing and aggregate amount of any Distributions from Holdings to Members. Such Distributions shall be made first, to the Members as a Tax Distribution on or before April 1 of each fiscal year of Holdings in an amount equal to the Members' Estimated Tax Liability (as defined below) and second, to all Members pro rata in accordance with their respective Percentage Interests. "Members' Estimated Tax Liability" means the product of (i) the Taxable Income from Operations of Holdings times
(ii) the Tax Distribution Rate for the immediately preceding fiscal year, all as reasonably determined by the Board of Managers. Any Tax Distribution for a fiscal year shall be distributed among the Members pro rata in accordance with their respective Percentage Interests. Notwithstanding the foregoing, Holdings will not make a Distribution to any Member on account of its interest in Holdings if such Distribution would violate the Delaware Limited Liability Company Act or other applicable law. The Board of Managers is authorized to withhold from Distributions, or with respect to allocations, to the Members and to pay over to the appropriate federal, state, local or foreign government any amounts required to be so withheld, and shall allocate any such amounts to the Members in respect of whose Distribution or allocation the tax was withheld and shall treat such amounts as actually distributed to such Members.

     Holdings will establish and maintain a separate account (each a "Capital Account") for each Member which will reflect the amount of cash and the fair market value of any other property contributed by such Member as a Capital Contribution, any adjustment required pursuant to the LLC Agreement and such Member's share of the Net Profit of Holdings and which shall be charged with the amount of cash and the fair market value of any other property distributed to such Member and such Member's share of the Net Losses of Holdings. Subject to certain exceptions, the Net Profit and Net Loss of Holdings shall be allocated among the Members for tax purposes pro rata in accordance with their respective Percentage Interests.

CONVERSION OF UNITS

     Each Class B Unit transferred (by sale, assignment, pledge, encumbrance, disposition or other transfer) to a party other than a MS Member is convertible, at the election of such party, into one Class A Unit immediately following such transfer, and each Class A Unit transferred to a MS Member shall convert automatically, immediately following such transfer, without further action on the part of any party, into one Class B Unit; provided that in either case, in the event of any change in the Units of Holdings by reason of merger, consolidation, recapitalization, split, division or subdivision, combination, conversion, exchange of Units or other change in the capital or organization structure of Holdings, the number and kind of Units shall be appropriately adjusted so that the holders of such Units shall receive upon conversion, purchase or transfer of the Units, the number of Units or other securities or property that such holder would have received in respect of the Units had such Units been converted, purchased or transferred immediately prior to such event.

RIGHT TO REPURCHASE UNITS


     Holdings has the right or obligation to repurchase the Interest of any Employee Member upon termination of the Employee Member as an employee of Holdings or an Affiliate of Holdings as set forth below. If an Employee Member is terminated as a result of death or Disability, Holdings is obligated to purchase such Employee Member's Interest at Fair Value within 90 days after such termination, subject to extension as provided in the LLC Agreement. As of the date of this Prospectus, none of the outstanding LLC Units are held by an Employee Member. If an Employee Member is terminated other than as a result of death or Disability, Holdings has the right for a period of six months following the last date on which such Employee Member was a Member or an employee of Holdings or an Affiliate of Holdings to repurchase the entire

Interest of such Employee Member for Fair Value or, if such Employee's Interest had not vested or was otherwise subject to restrictions, at such price as may be specified in the agreement or plan pursuant to which such unvested or restricted interest was acquired, upon written notice to the Employee Member on or before the expiration of such six-month period. Such notice shall set forth a closing date for such repurchase of not later than 30 days after the date of such notice, subject to extension as provided in the LLC Agreement. If the Employee Member or his representative fails or refuses to execute such documents or instruments of transfer as Holdings may reasonably request in order to transfer the interest being purchased to Holdings at the closing of such case, the President or any Vice President of in office is appointed pursuant to the LLC Agreement, as the Employee Member in order to execute such document or instrument of transfer and employee may hold the purchase price until the documents or instruments of transfer become effective. Regardless of when the actual transfer takes place, the Employee Member or his representative will cease to have any interest in the profits or losses of Holdings occurring after the closing date of such purchase.


MANAGEMENT BY BOARD OF MANAGERS

     The management of the business and affairs of Holdings shall be vested in a Board of Managers. The Board of Managers shall have complete authority and discretion to make any and all decisions concerning the business and affairs of Holdings and to exercise any and all powers of Holdings, except as limited by the Delaware Limited Liability Company Act, the Certificate, or as specifically reserved to the Members pursuant to the LLC Agreement. Each Manager shall have one vote in all matters coming before the Board of Managers. Notwithstanding the foregoing, the Board of Managers may delegate the day to day management and the power to execute documents to certain officers as set forth in the LLC Agreement. Each of the Managers appointed pursuant to the LLC Agreement shall serve until the next annual meeting of the Members or until such Managers' successors are duly elected and qualified. Upon the resignation, death or incapacity of any Manager, the remaining Managers shall constitute the Board of Managers. Subject to the foregoing, if at any time any Manager then serving dies, becomes incapacitated or resigns, and such vacancy results in there being less than three Managers, the remaining Managers by vote or resolution, shall appoint a successor Manager or Managers so that there will be at least three Managers. Absent express authority by the Board of Managers, no individual Manager will have the power or the authority to act on behalf of, or to bind, Holdings.

RIGHTS OF MEMBERS


     The Members have the right to vote on all matters which are submitted to the Members for approval by the Board of Managers or required by the LLC Agreement. Matters required to be submitted to the Members for approval include
(i) an increase in the number of LLC Units which may be issued under the Management Option Plan, (ii) amendment of the LLC Agreement, (iii) dissolution of Holdings, (iv) election of the Board of Managers, (v) the merger or consolidation of Holdings with any other person, (vi) change of status of Holdings from one in which management is vested in the Board of Managers to one in which management is vested in the Members, (vii) the sale, lease, exchange or other disposition, other than by mortgage, deed of trust, or pledge, of all, or substantially all, of the assets and property of Holdings, (viii) the authorization of any transaction, agreement or action that otherwise contravenes the LLC Agreement and (ix) an amendment of the Certificate which the Board of Managers reasonably believes may have an adverse effect on the Members. The foregoing actions require approval by the affirmative vote of the Required Members subject to certain provisions regarding amendment of the LLC Agreement. Notwithstanding the foregoing, no Class B Member shall have any right, power or authority to participate in the management of Holdings in any manner, including without limitation, the right, power or authority (i) to initiate or participate in any vote or resolution of the Members adopted pursuant to the LLC Agreement,
(ii) to initiate or participate in the granting of any consent or approval required to be granted by the Members pursuant to the LLC Agreement (except as otherwise provided in the LLC Agreement), (iii) to initiate or participate in any action permitted to be taken in the discretion or at the direction of the Members as a group, or on the part of the Members by or through any determination, designation, appointment or other action of the Members, as a group, as provided in the LLC Agreement, or (iv) to execute any documents that are binding on Holdings or otherwise to take any action to bind Holdings in any respect. Under the terms of the LLC Agreement, Morgan Stanley's consent would be required for any amendment to the LLC Agreement that would affect Morgan Stanley if (i) the amendment does not treat all Members equally based on their pro rata interests, (ii) the amendment would reduce the allocation to any Member of any net profit, net loss or distribution, (iii) the amendment would alter the section of the LLC Agreement dealing with rights of Class B Members, or (iv) the amendment would alter the provisions of the LLC Agreement regarding amendment of the LLC Agreement.


     No Member shall have the right or power to (i) withdraw or reduce its Capital Contribution except as a result of the dissolution of Holdings or as otherwise provided by law or the LLC Agreement, (ii) make voluntary Capital Contributions or to contribute any property to Holdings other than cash, (iii) bring an action for partition against Holdings or any Holdings assets, (iv) cause the termination and dissolution of Holdings, except as set forth in the LLC Agreement, or (v) require that property other than cash be distributed upon the distribution of its Capital Contribution. Each Member waives its rights (i) to maintain an action for partition of any of Holdings's property and (ii) except where the Board of Managers has failed to liquidate Holdings as required by the LLC Agreement and except as specifically provided under the Delaware Limited Liability Company Act, to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate Holdings. Except as set forth under "-- Distributions," no Member shall have priority over any other Member either as to the return of its Capital Contribution or as to Net Profit, Net Loss, or Distributions, except that Holdings shall pay the expenses incurred by the Tax Matters Member for which Holdings has agreed to indemnify and reimburse the Tax Matters Member pursuant to the LLC Agreement before any Distributions are made to Members. Other than upon the termination and dissolution of Holdings, there is no agreed upon time when the Capital Contribution of any Member will be returned. No Member shall have the right to demand a return of all or any part of such Member's Capital Contributions. Any return of the Capital Contributions of a Member shall be made solely from the assets of Holdings and only in accordance with the terms of the LLC Agreement. Interest may be paid to each Member with respect to such Member's Capital Contributions on terms and at a rate to be determined from time to time by the Board of Managers.

     The Board of Managers, with the approval of the Required Members, may elect at any time to convert Holdings into a corporation (by merger or such other form of transaction as may be available under applicable law). In such conversion, the Interests of the Members (determined as set forth in the LLC Agreement), option holders and warrant holders of Holdings shall be the basis for the allocation of shares, options or warrants in the corporation. In connection with such a conversion, MS Members shall, at their election, be allocated non-voting shares, options, or warrants, as applicable, convertible upon transfer at the election of the transferee to voting shares of the class received by other Members; provided that the MS Members shall not be allocated voting shares, options, or warrants, as applicable, if in so doing, compliance with the Investment Company Act of 1940 would become materially more burdensome to such MS Members. Such non-voting shares, options or warrants, as applicable, shall otherwise be identical and shall entitle the MS Members to the same rights and privileges as those shares, options or warrants allocated to the non-MS Members in any such conversion.

     No Member shall resign from Holdings except that, subject to the restrictions set forth in the LLC Agreement, a Member may transfer its Interest to an Assignee and an Assignee may become a Member in place of the assigning Member.

RESTRICTIONS ON TRANSFER

     A Member may not sell, assign, pledge, encumber, dispose of or otherwise transfer (each a "Transfer"), any Units or all or any part of the economic or other rights that comprise its Interest unless ten days' prior written notice (or such shorter time as agreed to by Holdings) is given to Holdings; provided that the ten day period may be increased to thirty days in the event Holdings, in its sole discretion, advises the Member seeking to Transfer Units that such Transfer may cause a termination of Holdings for tax purposes; and provided further that no prior written notice need be given in connection with Transfers by Collings Farm, Inc. or PSF Finance Holdings, Inc. to their respective stockholders in connection with the dissolution of such corporations.

     In addition, no Transfer of a Member's Interest may be made unless and until Holdings shall have received, if requested (i) an opinion of counsel, satisfactory in form and substance to Holdings and its counsel to the effect that such Transfer would not violate the Securities Act, or any state securities or blue sky laws applicable to Holdings or the Interest to be transferred, and (ii) the agreement in writing of the Assignee to comply with all of the terms and provisions of the LLC Agreement. Pursuant to the LLC Agreement, a Member will not transfer its Interest in Holdings except as permitted by the LLC Agreement and in no event will an Interest be transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act. Any Transfer in contravention of the provisions regarding Transfer in the LLC Agreement will be void and of no effect, and will not bind nor be recognized by Holdings.


     A transferee of an Interest shall not be admitted as a Member of Holdings, but shall remain an Assignee with respect to the Interest transferred unless admitted as a Member as set forth below. Unless a transferee is admitted as a Member, the Transfer of all of a Member's interest in the profits, losses and capital of Holdings shall not cause such Member to cease to be a Member of Holdings. In the event of a Transfer in compliance with the LLC Agreement, the Assignee will be entitled to receive Distributions, allocations of Net Profit, Net Loss and items of income, deduction, gain, loss, or credit attributable to the Economic Interest assigned to the Assignee, and a copy of the financial statements and tax information required to be provided to Members, but an Assignee will have no other rights of a Member, including without limitation the right to vote as a Member on matters set forth in the LLC Agreement or the Delaware Limited Liability Company Act, which rights shall continue to be held by the assigning Member, unless and until such Assignee is admitted as a Member pursuant to the LLC Agreement.

     Holdings and the Board of Managers will be entitled to treat the transferor as the absolute owner of the Economic Interest transferred to the Assignee in all respects, and will not incur liability for Distributions, allocations of Net Profits or Net Loss, or transmittal of reports and notices required to be given to Members that are made in good faith to the transferor until the effective date, as set forth in the LLC Agreement, of the Transfer.

     No Person may acquire or own any Units if such Person's ownership of Units would cause Holdings to become a Foreign Business. Without limiting the foregoing, no Person who is an Alien or a Foreign Business shall acquire or own in the aggregate more than 5% of the outstanding Units of Holdings without the prior written approval of Holdings. If any Person acquires or owns Units in violation of the above provisions, such Person shall dispose of such number of Units as will reduce its ownership of Units to 5% or less of the outstanding Units or such lesser percentage as is required for Holdings not to be a Foreign Business, within thirty days (or such earlier date as Holdings determines) of the date that Holdings notifies such Person that it is in violation of the above provisions. If such Units are not disposed of within such period, Holdings shall not be required or permitted to pay any distribution with respect to such Units and such Person will not be entitled to vote on any matter, or otherwise participate in the management of Holdings, with respect to any Units owned by it. In addition, Holdings shall be entitled to redeem such Units at their Fair Value, payable in cash, property or rights.

     No Member may Transfer all or any part of its Interest to Morgan Stanley Group, Inc., or any successor thereto, or an Affiliate thereof (other than Premium Holdings Corp.) (i) if Holdings, within ten days following the receipt of the required prior written notice of Transfer, notifies the Member in writing that the acquisition of Units would cause Holdings to become a Foreign Business or (ii) if the number of Class A Units held by any Member (other than Members advised by Putnam Investment Management, Inc., Putnam Advisory Company, Inc., and Putnam Fiduciary Trust Company) and its Affiliates on the date of the LLC Agreement would equal or exceed 25% of the Class A Units issued and outstanding following such Transfer. In the case of a proposed Transfer that would cause a violation of clause (ii) above, Holdings will within ten days following receipt of the required prior written notice notify in writing the Member who provides such required notice.


     Except as may otherwise be required by law or by the LLC Agreement, and subject to the above provisions regarding restrictions on Transfer, Holdings will be entitled to treat the record holders of the Interests as the Members under the LLC Agreement. See "Risk Factors -- Restrictions on Transfer of LLC Units and Conditions for Admittance as Members."

ADMISSION AS MEMBERS


     An Assignee shall not be admitted as a Member unless all of the following conditions are satisfied: (i) a duly executed and acknowledged written instrument of Transfer is filed with Holdings, specifying the Interests being transferred and setting forth the intention of the Member effecting the Transfer that the Assignee succeed to a portion or all of such Member's Interest as a Member; (ii) if requested by Holdings, the Assignee delivers to Holdings an opinion of counsel, in form and substance reasonably satisfactory to Holdings, to the effect that such admission would not violate the Securities Act, or any state securities or blue sky laws applicable to Holdings or the admission of the Assignee as a Member; (iii) the Member effecting the Transfer and Assignee execute and acknowledge any other instruments that Holdings reasonably deems necessary or desirable for admission of the Assignee, including the written acceptance and adoption by the Assignee of the provisions of this Agreement and execution, acknowledgment and delivery to Holdings of a special power of attorney as provided in the LLC Agreement; (iv) the Member effecting the Transfer or the Assignee pays to Holdings a transfer fee sufficient to cover all reasonable expenses connected with admission; and (v) the provisions of the LLC Agreement regarding Transfer of Interests have been complied with. If a Member transfers all of its interests in the profits, losses and capital of Holdings and the Assignee of such interest is admitted as a Member pursuant to the LLC Agreement, immediately following such admission, the transferor Member shall cease to be a Member of Holdings.



     A holder of Warrants or options for Units of Holdings, upon exercise of such warrants or options in accordance with the terms thereof and issuance of Units, shall be admitted to Holdings as a Member upon written acceptance and adoption by such holder of the provisions of the LLC Agreement and execution, acknowledgment and delivery of a special power of attorney as provided in the LLC Agreement. Except for transferees of Interests who become Members as set forth in this section and Members to whom Interests are issued pursuant to the LLC Agreement, no additional Members shall be admitted to Holdings without the consent of the Board of Managers and the Required Members. See "Risk Factors -- Restrictions on Transfer of LLC Units and Conditions for Admittance as Members."


INDEMNIFICATION


     Holdings will indemnify the Managers, Members and their respective officers, directors, trustees, partners, investment advisers, members, shareholders, employees and agents, and the employees, officers, and agents of Holdings (collectively, "Indemnified Persons") from certain liabilities, losses and damages (collectively, "Losses") incurred by any such Indemnified Person if such Indemnified Person's action or inaction giving rise to such Losses was in good faith, was not intentionally harmful or opposed to the best interests of Holdings, and did not constitute fraud or willful misconduct. Such indemnification shall be recoverable only from the assets of Holdings and not from the assets of the Members.


LIMITED LIABILITY OF MEMBERS

     No Member shall be bound by or personally liable for the expenses, liabilities or obligations of Holdings. Except as otherwise provided by the Delaware Limited Liability Company Act, the debts, obligations and liabilities of Holdings shall be solely the debts, obligations and liabilities of Holdings, and no Indemnified Person shall be obligated personally for any such debt, obligation or liability solely by reason of being an Indemnified Person. All persons dealing with Holdings shall look solely to the assets of Holdings for the payment of such debts, obligations or liabilities.

DISSOLUTION OF HOLDINGS

     Holdings will be dissolved upon the happening of any of the following events: (i) December 31, 2046 unless such date is extended pursuant to the LLC Agreement; (ii) the written determination of the Members; (iii) the death, retirement, resignation, insanity, expulsion, bankruptcy or dissolution of the Class A Members, unless there are at least two remaining Members and the business of Holdings is continued by the consent of remaining Members owning a majority of the Units owned by the Remaining Members within 90 days following the occurrence of any such event; or (iv) the entry of a decree of judicial dissolution under the

Delaware Limited Liability Company Act. Upon dissolution of Holdings (unless Holdings is continued pursuant to clause (iii) above), Holdings's remaining assets or the proceeds from the liquidation thereof will be distributed as set forth above under "-- Distributions;" provided, however, that Distributions to Members shall be made after their Capital Accounts have been adjusted to reflect all Net Profits and Net Losses of Holdings through the date of distribution. A statement of accounting of the assets and liabilities of Holdings will be furnished to each Member within thirty days after the distribution of all of the assets of Holdings. Upon dissolution, each Member shall look solely to the assets of Holdings for the return of its capital, and if Holdings's property remaining after payment or discharge of the debts and liabilities of Holdings, including debts and liabilities owed to Members, is insufficient to return the aggregate Capital Contributions of each Member, such Members shall have no recourse against Holdings, the Board of Managers, the Members or any other Member.

AMENDMENTS TO LLC AGREEMENT


     The LLC Agreement may be modified or amended only with the prior written consent of the Required Members; provided, however, that the LLC Agreement may not be amended without the approval of any Member being affected thereby if the amendment (i) does not treat all Members equally based on their pro rata interests, (ii) would reduce the allocation to any Member of any Net Profit, Net Loss, or distribution of cash or property from that which is provided or contemplated in the LLC Agreement, (iii) would alter the provisions of the LLC Agreement relating to certain rights of Class B Members without the consent of Morgan Stanley, Dean Witter, Discover & Co., or any successor thereto, or (iv) would alter the above provisions. Any modification or amendment of the LLC Agreement shall be binding on all Members.


CERTAIN DEFINITIONS

     Alien means an alien as defined under Missouri Revised Statutes sec.sec.442.560-442.591 and any regulations thereunder.

     Assignee means a Person that has acquired the right from a Member to (i) share in Net Profit and Net Loss of Holdings, (ii) receive Distributions and
(iii) receive the allocation of income, gain, loss deductions or credits (and items thereof) of Holdings to which the transferor Member was entitled in accordance with the provisions of the LLC Agreement, but has not been admitted as a Member of Holdings in accordance with the provisions of the LLC Agreement.

     Board of Managers means the Board of Managers as provided in the LLC Agreement.

     Capital Contribution means with respect to any Member, the amount of money plus the fair market value of any other property contributed to Holdings (net of any liabilities assumed by Holdings and any liabilities to which contributed property is subject) with respect to the Interest held by such Member pursuant to the terms of the LLC Agreement.

     Distribution means cash or property distributed to a Member or a Member's Assignee in respect of the Member's Interest in Holdings.

     Economic Interest means all rights of an Assignee with respect to an Interest.


     Employee Member means each Member who has been issued Units or has acquired LLC Units pursuant to options granted to such Person in connection with such Person's employment with Holdings or an Affiliate of Holdings.


     Fair Value as applied to all or any portion of the Interest of any Member shall mean the fair market value of the Interest in question as determined by the Board of Managers in good faith.

     Foreign Business means a foreign business as defined under Missouri Revised Statutes sec.sec.442.560-442.591 and any regulations thereunder.

     Interest means the entire interest of a Member in the capital and profits of Holdings, including the right of such Member to any and all benefits to which a Member may be entitled as provided in the LLC

Agreement, together with the obligations of such Member to comply with all the terms and provisions of the LLC Agreement.

     Management Option Plan means the Amended and Restated PSF Holdings, L.L.C. 1996 management option plan effective as of September 17, 1996, as amended on March 14, 1997, and from time to time thereafter.

     Managers means the Persons designated or elected from time to time to the Board of Managers of Holdings, acting in their capacity as Managers.

     Members means the Persons listed as members on Exhibit B to the LLC Agreement and any other Person that both acquires an Interest in Holdings and is admitted to Holdings as a Member.

REGISTRATION RIGHTS OF UNIT HOLDERS

     The LLC Units are being registered pursuant to an agreement for the benefit of the holders of Registerable Securities for the registration of the LLC Units (the "Units Registration Rights Agreement"). Subject to certain conditions and limitations, Holdings has agreed to use its best efforts to keep a shelf registration with respect to the LLC Units continuously effective under the Securities Act for four years from the effective date of this Registration Statement or such shorter period ending when all the LLC Units have been sold hereunder. The Units Registration Rights Agreement also provides rights to the holders under certain conditions after such four year period to request up to two Demand Registrations, as defined in the Units Registration Rights Agreement. In addition, if PSF or Holdings proposes to register its securities for its own account, holders of LLC Units will have the opportunity to include their LLC Units in such proposed registration, subject to certain exceptions. The Units Registration Rights Agreement is being filed as an exhibit to this Registration Statement of which this Prospectus is a part, and this summary of the Units Registration Rights Agreement is qualified in its entirety by the more detailed provisions set forth therein.

     If the Members of Holdings determine in accordance with the terms of the LLC Agreement in their good faith reasonable judgment, that to file or maintain the effectiveness of any shelf registration or a Demand Registration or to permit such registration statement to become effective would be significantly disadvantageous to Holdings's financial condition, business or prospects (a "Disadvantageous Condition") in connection with certain actions or anticipated actions of Holdings or any subsidiary, Holdings may, until such Disadvantageous Condition no longer exists (but not for more than 180 days in the aggregate nor more than 90 consecutive days during any 12-month period) withdraw such registration statement and terminate its effectiveness, suspend the use of the prospectus contained therein or elect not to file the registration statement. In any such event, Holdings will deliver notice to any holder of Registrable Securities covered or to be covered under such withdrawn, suspended or not to be filed registration statement, which indicates that the registration statement is no longer effective or will not be filed, and upon the cessation of such Disadvantageous Condition, Holdings shall so notify such holders, and shall file at such time as it in good faith deems appropriate, an amended, supplemented or new registration statement covering such Registrable Securities.

     While there remain outstanding any Registrable Securities, Holdings will
(i) at any time it is not subject to the requirements of Section 13 or Section 15(d) of the Exchange Act (A) make available to any holder upon request such information as necessary to permit sales pursuant to Rule 144A under the Securities Act and (B) make publicly available such information concerning Holdings required under the Exchange Act to permit sales pursuant to Rule 144 under the Securities Act; and (ii) during such times Holdings is subject to the requirements of Section 13 or Section 15(d) of the Exchange Act, timely file the periodic and other reports required to permit sales of such Registrable Securities pursuant to Rule 144 under the Securities Act. Holdings will take such further action as any holder of Registrable Securities may reasonably request, to the extent required to enable such holder to sell its Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144A and Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter promulgated by the Commission.

     In connection with any registration statement filed by Holdings pursuant to the Units Registration Rights Agreement in which a holder has registered for sale Registrable Securities, each such holder shall severally indemnify Holdings, PSF, with respect to any offering of PSF securities, and each of the other Persons set forth in the Units Registration Rights Agreement for losses arising out of or based upon material inaccuracies in any registration statement under which securities were registered pursuant to the Units Registration Rights Agreement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, which were made in reliance upon written information furnished to Holdings or such subsidiary for use therein, provided, however, that the liability of such indemnifying holder shall be limited to the amount of net proceeds received by such indemnifying holder in such offering.

INDEMNIFICATION BY HOLDINGS

     As permitted by the Delaware Limited Liability Company Act, the LLC Agreement of Holdings provides that Holdings shall indemnify the Managers, Members, including the Tax Matters Member, and each such Person's officers, directors, trustees, partners, investment advisors, members, shareholders, employees and agents, and the employees, officers and agents of Holdings (all indemnified persons being referred to as "Indemnified Persons"), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of Holdings and from liabilities or obligations of Holdings imposed on such Indemnified Person by virtue of such Indemnified Person's position with Holdings, including reasonable attorneys' fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, such indemnification shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined, in good faith, that its, his or her course of conduct was in, or not opposed to, the best interests of Holdings and was authorized under the LLC Agreement, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its, his or her inaction to be harmful or opposed to the best interests of Holdings, and (b) the action or inaction was not undertaken (or omitted) in bad faith nor did it constitute fraud or willful misconduct by the Indemnified Person, and provided, further, that such indemnification shall be recoverable only from the assets of Holdings and not from any assets of the Members. The LLC Agreement also provides that Holdings may pay or reimburse attorneys' fees of an Indemnified Person as incurred, if such Indemnified Person executes an undertaking to repay such amount if there is a final determination that such Indemnified Person is not entitled to be indemnified by Holdings. In addition, the LLC Agreement provides that Holdings may pay for insurance covering liability of the Indemnified Persons for negligence in operation of Holdings' affairs.

     The LLC Agreement further provides that Holdings shall indemnify and reimburse the Tax Matters Member of Holdings for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to the LLC Agreement in connection with any administrative or judicial proceeding with respect to the tax liability of the Members of Holdings as long as the Tax Matters Member has determined in good faith that its course of conduct was in, or not opposed to, the best interest of Holdings.

                          DESCRIPTION OF THE WARRANTS


     Warrants to purchase up to an aggregate of 2,048,192 Units of Member Interests were issued on September 17, 1996 (the "Original Issue Date") under a Warrant Agreement (the "Warrant Agreement") between Holdings and Fleet National Bank, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and is qualified in all respects by reference to, all of the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Warrant Agreement are referred to, such sections or defined terms are incorporated by reference. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Each Warrant will entitle the registered holder thereof, subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, to purchase from Holdings one (or such other number as may result from adjustments as provided in the Warrant Agreement) Unit at a price of $45.00 per Unit (or such other amount as may result from adjustments as provided in the Warrant Agreement) (the "Exercise Price") (i) in the case of a registered holder which is not a MS Member, at any time during the ten year period that commences on the Original Issue Date and that terminates at 5:00 p.m., New York City time, on the first Business Day after the tenth anniversary of the Original Issue Date (the "Termination Date") and (ii) in the case of any registered holder which is a MS Member, at any time during the period that commences on January 1, 2000 and that terminates on the Termination Date, in each case subject to earlier cancellation of the Warrants upon the consummation of a Sale Transaction. Notwithstanding the foregoing, until the Termination Date, the MS Members shall have the right to exercise the Warrants in accordance with the provisions of the Warrant Agreement, and immediately prior to the consummation of, any (i) Sale Transaction, (ii) Non-Sale Transaction (as defined below) or
(iii) event which would cause an adjustment to the number of Units purchasable upon the exercise of the Warrants of the Exercise Price under the provisions of the Warrant Agreement, unless, in the case of the immediately preceding clause
(ii) or (iii), by exercising such Warrants, compliance with the Investment Company Act of 1940 would become materially more burdensome to such MS Member or any of its Affiliates. Any Warrant not exercised before the close of business on the Termination Date shall become void, and all rights of the holder under the Warrant Certificate evidencing such Warrant and under the Warrant Agreement shall cease. In the event of a Sale Transaction, any Warrants which are not exercised prior to, or in connection with, the consummation of such Sale Transaction shall be cancelled upon the consummation of such transaction, and the holders of such cancelled Warrants shall not be entitled to receive any property with respect to their cancelled Warrants.


     The Warrants may be exercised by the registered holder by surrendering the certificate or certificates therefor, together with the subscription form set forth therein completed and executed as indicated, at the corporate trust office of the Warrant Agent or, if such exercise shall be in connection with an underwritten Public Offering, at the location designated by Holdings, accompanied by payment (in the form of a certified or official bank or bank cashier's check) of an amount equal to the product of the number of Units (subject to adjustment) designated in such subscription form multiplied by the Exercise Price.


     Notwithstanding the immediately preceding paragraph, cashless exercise shall be permitted by all registered holders in the event that a cash tender offer is made for all Units and the Warrant holder commits to tender; and in the case of such a cash tender offer, each tendering Warrant holder shall be entitled to receive, upon the consummation of the cash tender offer, an amount equal to the excess, if any, of the cash consideration per Unit over the then applicable Exercise Price per Unit, in each case, multiplied by the number of Units which the holder would be entitled to receive with respect to its tendered Warrants.

     Holdings will use its best efforts, at its expense and on a continual basis, to assure that all Units that may be issued upon exercise of Warrants may be so issued and delivered without violation of any Federal or state securities law or regulation, or any other applicable law or regulation; provided that with respect to any such exercise involving a sale or transfer of Warrants or any such securities issuable upon such exercise, Holdings shall have no obligation to register such Warrants or securities except as provided in the Warrants Registration Rights Agreement (as defined below).

     Holdings shall cause to be mailed to each registered holder notice of (i) any taking of a record of holders of Units for the purpose of determining the holders thereof entitled to receive any distribution or any right or interest;
(ii) any capital reorganization of Holdings, reclassification of the Units, Non-Sale Transaction, Sale Transaction or exchange offer for Units; or (iii) the voluntary or involuntary dissolution, liquidation or winding up of Holdings, not less than (a) 20 days prior to the date or expected date of the action set forth in (i) above, and (b) not less than 30 days prior to the date or expected date of any action set forth in (ii) and (iii). Failure to give such notice within the time provided or any defect therein shall not affect the legality or validity of any such action.

     Subject to the terms of the Warrant Agreement, the Warrant Certificates may be surrendered for exchange, and the transfer of Warrant Certificates will be registrable, at the office of Holdings or the Warrant

Agent maintained for such purpose which initially will be (i) in Princeton, New Jersey with respect to Holdings and (ii) with respect to the Warrant Agent, at its corporate trust office in Hartford, Connecticut. Any Warrant Certificate surrendered to Holdings for exercise, exchange or registration of transfer will be delivered to the Warrant Agent. The Warrant Certificates will be issued in registered form only as definitive Warrant Certificates. No service charge will be made for any registration of transfer or exchange of Warrant Certificates. Upon the issuance, pursuant to the terms of the Warrant Agreement, of any new Warrant Certificate to the registered holder of any lost, stolen, destroyed or mutilated Warrant Certificate, Holdings may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including reasonable fees and expenses of the Warrant Agent) in connection therewith.

     Holders of Warrants will not be entitled, by virtue of being such holders, to receive notice of any meetings of Members or otherwise have any rights as a Member of Holdings.

     The number of Units purchasable upon exercise of the Warrants and the Exercise Price per Unit are subject to adjustment from time to time upon the occurrence of certain events, including (a) a distribution of Units on Units;
(b) subdivisions, combinations or certain reclassifications of the Units; (c) certain consolidations or mergers or a transfer of substantially all of the assets of Holdings; (d) the issuance, sale, distribution, fixing of a record date, or other grant of rights, warrants or options for the purchase of Additional Units or any securities convertible into or exchangeable for Additional Units (any such rights, warrants or options herein referred to as "Options" and any such convertible or exchangeable securities being herein referred to as "Convertible Securities") or any Convertible Securities (other than upon exercise of any Options) where the price per Unit upon exercise, conversion or exchange shall be less than the Fair Value per Unit on either (1) the record date in the case of a distribution to registered holders of any class of securities, or (2) the actual date, in the case of an issuance, sale, distribution or grant to Persons other than registered holders of any class of securities; (e) the issuance or sale of Additional Units without consideration or for less than the Fair Value per Unit; (f) the taking of a record by Holdings of the holders of its Units for the purpose of entitling them to receive a dividend or other distribution of cash, evidences of its indebtedness, other securities or other property (other than Options or Convertible Securities), or options, warrants or other rights to purchase any of the foregoing; (g) a change (other than by reason of provisions in the Warrant Agreement designed to protect against dilution upon an event which results in an equivalent related adjustment) in any Option exercise price, additional consideration payable upon conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Units; (h) in the event that at any time after any adjustment to the number of Units purchasable upon exercise of each Warrant shall have been made pursuant to the provisions of the Warrant Agreement, any Options or Convertible Securities shall have expired unexercised; (i) in the event that at any time, as a result of an adjustment made pursuant to the provisions of the Warrant Agreement, the Warrant holders shall become entitled to receive any securities of Holdings other than Units; and (j) in the event that Holdings takes any action with respect to the Units which is the substantive equivalent of a transaction that would require an adjustment pursuant to the provisions of the Warrant Agreement, but which is not, by its literal terms, covered in the Warrant Agreement. Notwithstanding the above, no adjustment to the Exercise Price (including the related adjustment to the number of Units purchasable upon exercise of each Warrant) shall be required unless such adjustment, together with other adjustments carried forward as provided in the Warrant Agreement, would result in an increase or decrease of at least 1% of the Exercise Price.

     Other than in the case of a Sale Transaction, in the event of any consolidation or merger of Holdings with or into another entity (other than a merger in which Holdings is the continuing entity and which does not result in any reclassification or change of the then outstanding Units) or of a transfer of all or substantially all of the assets of Holdings (any such consolidation, merger, transfer or sale which does not constitute a Sale Transaction being referred to as a "Non-Sale Transaction"), in each case, as a condition of such Non-Sale Transaction, Holdings or such successor or transferee entity, as the case may be, shall provide the holder of each Warrant then outstanding with the right to receive on exercise of such Warrant the kind and amount of equity interests, other securities and property receivable upon such consolidation or merger by a holder of Units immediately prior to such Non-Sale Transaction. Holdings will not effect any such Non-Sale

Transaction unless prior to the consummation of such transaction, each entity (other than Holdings) which may be required to deliver any securities, cash or other property upon the exercise of the Warrants as provided in the Warrant Agreement assumes in writing the obligations of Holdings under the Warrant Agreement and under each of the Warrants.

     Fractional Units shall not be issued upon exercise of Warrants, but in lieu thereof, Holdings will pay a cash adjustment.

     The Warrant Agreement permits the amendment or modification thereof and the provisions thereof waived with the prior written consent of Holdings and the holders of Warrants exercisable for at least 66 2/3% of the aggregate number of Units then purchasable upon exercise of all Warrants then outstanding.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Warrant Agreement. Reference is made to the Warrant Agreement for the definition of all other terms used in the Warrant Agreement.

     "Additional Units" means any Units issued or sold by Holdings after the date of the Warrant Agreement, other than (i) Units issued upon exercise of the Warrants and (ii) Units issued in connection with any employee or director incentive plan.

     "Affiliate" means, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Fair Value" means fair market value, as determined by an Investment Banker; provided, however, that in the case of determinations with respect to fractional Units "Fair Value" shall be determined by the Members acting in good faith.

     "Interest" means the entire interest of a Member in the capital and profits of Holdings, including the right of such Member to any and all benefits to which a Member may be entitled as provided in the LLC Agreement, together with the obligations of such Member to comply with all the terms and provisions of the LLC Agreement.

     "Investment Banker" means an independent investment banking firm not regularly retained by Holdings of recognized national standing which is (i) selected by Holdings and (ii) reasonably acceptable to the Majority Holders.

     "LLC Agreement" means the amended and restated limited liability company agreement of Holdings dated as of September 17, 1996, as from time to time in effect.

     "Majority Holders" means the holders of Warrants exercisable for in excess of 50% of the aggregate number of Units then purchasable upon exercise of all Warrants then outstanding.

     "Member" means any Person that both acquires an Interest in Holdings and is admitted to Holdings as a Member.

     "MS Member" means Morgan Stanley Group, Inc. or any Affiliate of Morgan Stanley Group, Inc. (other than Premium Holdings Corp.).

     "Public Offering" means any offering of Units to the public pursuant to an effective registration statement under the Securities Act.

     "Sale Transaction" means a transaction or series of related transactions which, whether by consolidation, merger, business combination, reorganization or sale of all or substantially all of the assets of Holdings (or of a successor to Holdings pursuant to a Non-Sale Transaction), effects a sale of Holdings (or of such successor to Holdings) to a third party; provided that a consolidation, merger, business combination, reorganization or sale of all or substantially all assets shall be deemed to effect a sale of Holdings (or such successor to Holdings) if

25% or less of the aggregate consideration received by holders of Units with respect to their Units (or, in the case of any such successor to Holdings, of holders of equity interests in Holdings with respect to such interests) in connection with such transaction or transactions consists of equity securities of the surviving entity in the case of a consolidation, merger, business combination or reorganization, or of the transferee in the case of a sale of all or substantially all assets.

     "Warrant Certificates" means the certificates evidencing the Warrants and shall include any Warrant Certificate issued upon partial exercise of the Warrants represented by a Warrant Certificate.

REGISTRATION RIGHTS OF WARRANT HOLDERS

     The Warrants are being registered pursuant to an agreement for the benefit of the holders of the Registrable Warrants, dated the original issue date of the Warrants (the "Warrants Registration Rights Agreement"). Subject to certain conditions and limitations, Holdings has agreed to use its best efforts to keep a shelf registration with respect to the Warrants continuously effective under the Securities Act for four years from the effective date of this Registration Statement or such shorter period ending when all the Warrants have been sold hereunder. The Warrants Registration Rights Agreement also provides rights to the holders under certain conditions after such four year period to request a Demand Registration, as defined in the Warrants Registration Rights Agreement. In addition, if PSF or Holdings proposes to register its securities for its own account, holders of Warrants will have the opportunity to include their Warrants in such proposed registration, subject to certain exceptions. The Warrants Registration Rights Agreement is being filed as an exhibit to this Registration Statement, of which this Prospectus is a part, and this summary of the Warrants Registration Rights Agreement is qualified in its entirety by the more detailed provisions set forth therein.


     If the Board of Managers of Holdings determines in its good faith reasonable judgment, that to file or maintain the effectiveness of any shelf registration or a Demand Registration or to permit such registration statement to become effective would be significantly disadvantageous to Holdings's financial condition, business or prospects (a "Disadvantageous Condition") in connection with certain actions or anticipated actions of Holdings or any subsidiary, Holdings may, until such Disadvantageous Condition no longer exists (but not for more than 180 days in the aggregate nor more than 90 consecutive days during any 12-month period) withdraw such registration statement and terminate its effectiveness, suspend the use of the prospectus contained therein or elect not to file the registration statement. In any such event, Holdings will deliver notice to any holder of Registrable Warrants covered or to be covered under such withdrawn, suspended or not to be filed registration statement, which indicates that the registration statement is no longer effective or will not be filed, and upon the cessation of such Disadvantageous Condition, Holdings shall so notify such holders, and shall file at such time as it in good faith deems appropriate, an amended, supplemented or new registration statement covering such Registrable Warrants.


     While there remain outstanding any Registrable Warrants, Holdings will (i) at any time it is not subject to the requirements of Section 13 or Section 15(d) of the Exchange Act (A) make available to any holder upon request such information as necessary to permit sales pursuant to Rule 144A under the Securities Act and (B) make publicly available such information concerning Holdings required under the Exchange Act to permit sales pursuant to Rule 144 under the Securities Act; and (ii) during such times Holdings is subject to the requirements of Section 13 or Section 15(d) of the Exchange Act, timely file the periodic and other reports required to permit sales of such Registrable Warrants pursuant to Rule 144 under the Securities Act. Holdings will take such further action as any holder of Registrable Warrants may reasonably request, to the extent required to enable such holder to sell its Registrable Warrants without registration under the Securities Act within the limitation of the exemptions provided by Rule 144A and Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter promulgated by the Commission.

     In connection with any registration statement filed by Holdings pursuant to the Warrants Registration Rights Agreement in which a holder has registered for sale Registrable Warrants, each such holder shall severally indemnify Holdings, PSF, with respect to any offering of PSF securities, and each of the other Persons set forth in the Warrants Registration Rights Agreement for losses arising out of or based upon material inaccuracies in the Offering Documents which were made in reliance upon written information furnished to Holdings for use therein, provided, however, that the liability of such indemnifying holder shall be limited to the amount of net proceeds received by such indemnifying holder in such offering.

TRANSFER AGENT AND REGISTRAR

     Pursuant to the Warrant Agreement, Fleet National Bank acts as the Warrant Agent for the registration and transfer of Warrants as provided in the Warrant Agreement.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes were issued pursuant to the Reorganization Plan on the Effective Date as fully registered Notes, without coupons, under an Indenture dated as of the Effective Date (the "Indenture") by and between PSF, its parent, Holdings and Fleet National Bank, as trustee (together with any successor, the "Trustee").

     The following is a summary of the material provisions of the Notes and the Indenture. This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), the Notes and the Indenture, including the definitions of certain terms contained therein and including those terms made part of the Indenture by reference to the Trust Indenture Act. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

MATURITY AND INTEREST

     The Notes are senior secured obligations of PSF and will mature on September 17, 2003. The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture is limited to $117,500,000 plus the aggregate principal amount of Secondary Notes (as described below) issued under the Indenture, except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes.

     Interest on the Notes accrues at the rate of 11% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months. Interest is payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1997, to the holders of record of Notes at the close of business on February 15 and August 15 next preceding each such interest payment date.

     PSF may, at its option if an effective registration statement under the Securities Act covers such issuance or such issuance is exempt from registration under the Securities Act, pay interest on the Notes through the issuance of additional Notes (the "Secondary Notes") in an aggregate principal amount equal to the amount of interest (rounded up to the next whole dollar) that would be payable if such interest were paid in cash; provided that interest payable on any date on or after the Term Loan Payout Date or on or after the Maturity of any Note shall be payable solely in cash. The terms of the Secondary Notes shall be identical to the terms of the Notes. All references to "Notes" herein shall, unless the context otherwise requires, also refer to any Secondary Notes. On March 15, 1997, PSF issued $6,390,699 aggregate principal amount of Secondary Notes in payment of interest then due on the Notes.

     Principal of, premium, if any, and interest on the Notes is payable at the office or agency of PSF maintained for such purpose in The City of New York or, at the option of PSF, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses as set forth in the register of holders of Notes. Until otherwise designated by PSF, PSF's office or agency in The City of New York will be the office of the Trustee, Security Registrar or Paying Agent maintained for such purpose. The Notes are issuable only in fully registered form without coupons, and in denominations of $1.00 and integral multiples thereof.

     The Notes are transferrable at the corporate trust office of the Trustee or an office or agency of PSF designated by PSF. No service charge is made for any registration of transfer or exchange of the Notes; provided, however, that PSF may require payment of (i) a service charge with respect to any transfer or exchange as a result of which the number of Notes not in a denomination of $1,000 or any integral multiple thereof would be increased, and (ii) a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

SECURITY

     The Notes are collaterally secured by a lien on substantially all of the assets of the Company, including all of the capital stock of the Company's subsidiaries and substantially all the real and personal property owned or leased by the Company, whether owned on the date of the Security Agreement or thereafter acquired through appropriate Security Documents in favor of the Trustee as Collateral Agent. Such lien is junior to the indebtedness and liens under the Credit Agreement and to the indebtedness and liens under the Second Priority Note Agreement and the Second Priority Notes.

     Provided that no Event of Default then exists, PSF is entitled to obtain a release of Collateral from the lien securing the Notes in accordance with the provisions of the Security Documents, the Trust Indenture Act and the Indenture.

     The proceeds of any sale of the Collateral in whole pursuant to the Indenture and the related Security Documents following an Event of Default may not be sufficient to satisfy payments due on the Notes. In addition, the ability of the holders of the Notes to realize upon the Collateral may be limited in the event of a bankruptcy or pursuant to other applicable laws, including securities laws.

     The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against PSF or PSF's Subsidiaries prior to the Trustee having repossessed and disposed of the Collateral. Under the United States Bankruptcy Code (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use Collateral owned as of the date of the bankruptcy filing (and the proceeds, products, rents or profits of such Collateral) to the extent provided by the Security Documents and applicable nonbankruptcy law event though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the Collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of Collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary power of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

REDEMPTION

     Mandatory Redemption. The Notes are not subject to any mandatory sinking fund redemption prior to maturity.

     Optional Redemption. The Notes are redeemable at the option of PSF, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below plus accrued interest to the date of redemption, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

                            YEAR                                REDEMPTION PRICE
                            ----                                ----------------
1996........................................................          111%
1997........................................................          108%
1998........................................................          105%
1999........................................................          103%
2000........................................................          101%
2001........................................................          100%

     Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or any integral multiple thereof) of the principal amount of Notes of a denomination larger than $1,000 and which need not, unless PSF otherwise directs, provide for the selection of amounts which are less than $1,000. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note if to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed, and the Trustee shall authenticate and deliver to the holder of the original Note a new Note or Notes of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to the unredeemed portion of the principal of the original Note promptly after the original Note has been cancelled. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

CHANGE OF CONTROL

     In the event of a Change of Control, each holder of Notes will have the right, subject to the terms and conditions of the Indenture to have all or any portion of such holder's Notes (equal to $1000 or an integral multiple thereof) repurchased by PSF at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase in accordance with the terms set forth below.

     On or before the 30th day following the date of consummation of a transaction resulting in a Change of Control, PSF shall mail to each holder of Notes at such holder's registered address a written offer (the "Offer") with respect to an Offer to Purchase all Notes outstanding on the date of purchase, stating: (i) the Section of the Indenture pursuant to which the Offer to Purchase is being made, (ii) the expiration date ("Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 65 days after the date of such Offer and a settlement date (the "Purchase Date") for the purchase of Notes within five business days after the Expiration Date, (iii) the aggregate principal amount of the outstanding Notes offered to be purchased by PSF (including, if less than 100%, the manner by which such has been determined pursuant to the provisions of the Indenture) (the "Purchase Amount"), (iv) the purchase price (expressed as a percentage of principal amount) to be paid by PSF for each Note accepted for payment (the "Purchase Price"), (v) that the holder may tender all or any portion of the Notes registered in the name of such holder and that Notes tendered must be tendered in an integral multiple of $1,000 principal amount, (vi) the place or places where Notes are to be surrendered for tender, (vii) that interest on any Note not tendered or tendered but not purchased by PSF will continue to accrue, (viii) that on the Purchase Date the Purchase Price will become due and payable upon each Note accepted for payment and that interest thereon shall cease to accrue on and after the Purchase Date,
(ix) that each holder electing to tender a Note will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date, such Note being, if PSF or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to PSF and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing, (x) that holders will be entitled to withdraw all or any portion of Notes tendered if PSF (or its Paying Agent) receives, not later than the close of business two business days prior to the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount and certificate number of the Note the holder tendered, and a statement that such holder is withdrawing all or a portion of such tender, (xi) that if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn, PSF shall purchase all such Notes, (xii) that in the case of any holder whose Notes is purchased only in part, PSF shall execute, and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered, and (xiii) such other information as may be required by the Indenture and applicable laws and regulations.

     Prior to the Purchase Date, PSF will (i) accept for payment Notes or portions thereof tendered pursuant to the Offer, (ii) deposit with the Paying Agent the aggregate Purchase Price of all Notes or portions thereof so accepted and (iii) deliver or cause to be delivered to the Trustee all Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof accepted for payment by PSF. The Paying Agent shall promptly mail or deliver to each holder of Notes or portions thereof accepted for payment an amount equal to the Purchase Price for such Notes, and the Trustee shall promptly authenticate and mail or deliver to each holder of Notes accepted for payment in part a new Note or Notes equal in principal amount to any unpurchased portion of the Notes as requested by the holder, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note.

     Any Offer to Purchase shall be governed by and effected in accordance with applicable securities laws and regulations and the Offer for such Offer to Purchase.


     Prepayment or repurchase of the Notes prior to their stated maturity pursuant to a Change of Control would constitute an Event of Default under the Credit Agreement unless the consent thereto of the Required Lenders (as defined in the Credit Agreement) is obtained. See "Description of Certain Indebtedness." In the event that a Change of Control occurs, PSF would likely seek such consent from such lenders under the Credit Agreement, but there can be no assurance that such lenders would be willing to grant an appropriate consent. Without a consent, PSF will likely be required to refinance the indebtedness outstanding under the Credit Agreement. In addition, a Change of Control may result in PSF having to refinance the Notes. There can be no assurance that PSF would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to PSF. See "Risk Factors -- Priority of Senior Indebtedness Over the Notes."



     A Change of Control shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date of the Indenture) other than one or more Permitted Holders shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding membership interests of the Guarantor; (b) a majority of the seats (other than vacant seats) on the Board of Directors of PSF shall at any time be occupied by persons who were neither (i) nominated by the Board of Directors of PSF nor (ii) appointed by directors so nominated; (c) any change in control (or similar event, however denominated) with respect to PSF or the Guarantor shall occur under and as defined in any indenture or agreement in respect of Debt to which PSF or the Guarantor is a party; or (d) PSF ceases for any reason to be a Wholly Owned Subsidiary of the Guarantor (other than as a result of the merger of PSF into the Guarantor).


CERTAIN COVENANTS

     Limitation on Consolidated Debt. The Indenture provides that neither the Guarantor nor PSF will, nor will they cause or permit any of their respective Subsidiaries to Incur any Debt except:

          (i) Debt of PSF and the Guarantor under (A) the Credit Agreement, (B) the Second Priority Note Agreement and the Second Priority Notes and (C) the Notes and the Indenture;

          (ii) Debt of PSF arising from reimbursement and other obligations in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided in the ordinary course of business in an aggregate amount not to exceed $2,500,000 at any time outstanding;

          (iii) Debt of PSF (other than Debt permitted by clause (vi) below) to finance the purchase or lease of equipment, buildings and real estate in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

          (iv) Debt of PSF incurred in the ordinary course of business arising from Hedge Agreements;

          (v) Debt arising from intercompany loans between the Guarantor and PSF;

          (vi) New Finishing Facility Debt in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; provided, however, that PSF shall be permitted to incur New Finishing Facility Debt only to the extent that (a) the New Finishing Facility Debt Service with respect thereto (and with respect to all other New Finishing Facility Debt incurred in the same quarter) for the period of four consecutive fiscal quarters following the incurrence thereof would not exceed one-third of the Excess EBITDA for the period of four consecutive fiscal quarters most recently ended and (b) the lender or, in the case of any Capital Lease Obligation, the lessor with respect to any New Finishing Facility shall have entered into an agreement, whereby it shall (A) waive any statutory or common law lien it may have on the part of the Collateral located at such New Finishing Facility and (B) grant the Trustee access thereto, whether before or after the occurrence of an Event of Default;

          (vii) Debt assumed in connection with any mergers or consolidations of another Person with PSF or a Subsidiary or in connection with any acquisitions by PSF or a Subsidiary of all or part of the assets of another Person to the extent that the cumulative aggregate consideration (including all such assumed Debt) paid by PSF or a Subsidiary in connection therewith does not exceed $10,000,000, provided, that additional such Debt beyond such $10,000,000 may be incurred only if the aggregate principal amount of such additional Debt shall not exceed 50% of the fair market value of the assets of the other Person being acquired in such merger, consolidation or acquisition;

          (viii) Intercompany loans (A) made by PSF to any Subsidiary that is a Wholly Owned Subsidiary, or (B) made by any Subsidiary to PSF or any other Subsidiary that is a Wholly Owned Subsidiary;

          (ix) in addition to the Debt permitted by clauses (i) through (viii) above, PSF may become and remain liable with respect to unsecured Debt, if at the date of and after giving effect to the incurrence of such Debt on a pro forma basis, the Interest Coverage Ratio is equal to or greater than
     2.25 to 1.0; and

          (x) Debt issued in exchange for or the net proceeds of which are used to exchange, refinance or refund outstanding Debt of PSF; in each case that is otherwise permitted as set forth in clauses (i) through (ix) above, so long as (A) the principal amount of any Debt issued pursuant to this clause
     (x) does not exceed the principal amount of, premium, if any, and accrued interest on, and fees and expenses with respect to, the respective Debt exchanged, refinanced or refunded, plus any transaction costs, fees and expenses incurred in connection with or related to such exchange, refinancing or refunding, (B) the Debt issued pursuant to this clause (x) does not mature prior to the stated maturity of, and does not have an Average Life shorter than the remaining Average Life of, the respective Debt exchanged, refinanced or refunded, and (C) where the Debt exchanged, refinanced or refunded is subordinated to the obligations of PSF or such Subsidiary under the Indenture, the respective Debt issued pursuant to this clause (x) is, to the same extent, also subordinated to such obligations.

     Limitation on Restricted Payments. The Indenture provides that neither the Guarantor nor PSF will, nor will they cause or permit any of their respective Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any distribution, of any kind or character (whether in cash, property or securities), in respect of the Capital Stock of the Guarantor, PSF or any Subsidiary, excluding any dividends or distributions payable solely in shares of such Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire such Capital Stock (other than Redeemable Stock); (ii) purchase, redeem or otherwise acquire or retire for value any such Capital Stock of the Guarantor, PSF or any Subsidiary; (iii) make any Investment in, or payment on a guarantee of any obligation of, any Person other than the Guarantor, PSF or a Subsidiary; and (iv) redeem, defease (including, but not limited to, legal or covenant defeasance), repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt (other than the Notes) which is subordinate in right of payment to the Notes; (the transactions described in the foregoing clauses
(i) through (iv) being referred to herein as "Restricted Payments"), if at the time of and after giving effect to any proposed Restricted Payment (A) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing; or (B) the aggregate of all Restricted Payments from the date of the Indenture exceeds the sum of (I) 50% of cumulative Consolidated Net Income of the Guarantor, PSF and their Subsidiaries (or, in the case Consolidated Net Income of the Guarantor, PSF and their Subsidiaries shall be negative, less 100% of such deficit) from the date of the Indenture through the last day of the last full fiscal quarter immediately preceding such Restricted Payment; plus (II) the net proceeds received by PSF or the Guarantor from the issuance or sale of Debt that is convertible into Capital Stock after the date of the Indenture, to the extent that such Debt has been actually converted into Capital Stock (other than Redeemable Stock) through the last day of the last full fiscal quarter immediately preceding such Restricted Payment.

     Notwithstanding the foregoing, the following Restricted Payments will be permitted on the respective terms and conditions specified hereinafter: (i) any Restricted Payment declared or made between the Guarantor and PSF; (ii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Guarantor (including options on such shares or related Capital Stock appreciation rights or similar securities) held by officers or employees, or former officers or employees (or their estates or beneficiaries thereunder), or by any Benefit Plan, upon death, disability, retirement or termination of employment or pursuant to the terms of such Benefit Plan or any other related agreement, provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement after the Closing Date shall not exceed $1,000,000 in any one year; (iii) the purchase of shares of Capital Stock of the Guarantor for the purpose of contributing such Capital Stock to any Benefit Plan or permitting any Benefit Plan to make payments to the participants therein in cash rather than in such shares of Capital Stock; (iv) a Wholly Owned Subsidiary of PSF may declare and pay dividends or make distributions to PSF or any other Wholly Owned Subsidiary of PSF and transfer any of its properties or assets to PSF or any other Wholly Owned Subsidiary of PSF; (v) Permitted Investments; and (vi) dividends or other distribution in respect of PSF's Capital Stock up to 50% of cumulative Consolidated Net Income of the Guarantor, PSF and their Subsidiaries from the date of this Indenture through the last day of the last full final quarter immediately preceding such Restricted Payment; provided that, in the case of any Restricted Payment made pursuant to clause (ii) or (iii) above, no Default or Event of Default shall have occurred and be continuing, or shall occur as a consequence thereof.


     Limitations Concerning Disposal of Assets. The Indenture provides that neither the Guarantor nor PSF will, nor will they cause or permit any Subsidiary to, make any Asset Disposition unless (i) 75% of the consideration received from any such Asset Disposition is received in cash, net of all legal, title and recording tax expenses, commissions and other reasonable fees and expenses incurred, and any taxes actually payable as a consequence of such disposition (the "Proceeds") and such consideration is at least equal to the fair market value (as determined in good faith by the Board of Directors or the President or the Chief Financial Officer or acting Chief Financial Officer of PSF or the Guarantor) of the assets being sold; and (ii) the Proceeds are being applied to purchase, or such Person enters into a definitive agreement to purchase, within 180 days after receipt of such Proceeds, assets or businesses used or engaged in the line of business referred to under "--Limitation on Related Business"; and to the extent Proceeds are not so applied, either to repay within 180 days after the date of such receipt with respect to the Term Loan or Second Priority Note Agreement in the amount of such Proceeds or to make an Offer to Purchase, in accordance with the remainder of this "--Limitations Concerning Disposal of Assets," Notes at 100% of their principal amount plus accrued interest, or both.


     If all or a portion of the Proceeds of any Asset Disposition are to be applied to make such an Offer to Purchase, PSF shall, within 180 days after receipt of such Proceeds, deliver to the Trustee an Officers' Certificate stating its intention to offer to purchase Notes, and within 15 days thereafter, the Trustee shall select the Notes which are to be the subject of such offer. Within 15 days thereafter, PSF shall mail or cause the Trustee to mail an Offer to Purchase to each Holder whose Notes have been selected to be the subject of such an Offer to Purchase. The Offer to Purchase shall offer to purchase Notes, the aggregate principal amount of which (including any Secondary Notes issued with respect thereto between the date of the Offer to Purchase and the Purchase
Date), together with accrued interest thereon to the Purchase Date, shall equal the amount of Proceeds required to be so applied, and shall further state: (i) the Section of the Indenture pursuant to which the Offer to Purchase is being made, (ii) the expiration date ("Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 65 days after the date of such Offer and a settlement date (the "Purchase Date") for the purchase of Notes within five business days after the Expiration Date, (iii) the aggregate principal amount of the outstanding Notes offered to be purchased by PSF (including, if less than 100%, the manner by which such has been determined pursuant to the provisions of the Indenture) (the "Purchase Amount"), (iv) the purchase price (expressed as a percentage of principal amount) to be paid by PSF for each Note accepted for payment (the "Purchase Price"), (v) that the holder may tender all or any portion of the Notes registered in the name of such holder and that Notes tendered must be tendered in an integral multiple of $1,000 principal amount, (vi) the place or places where Notes are to be surrendered for tender, (vii) that interest on any Note not tendered or tendered but not purchased by PSF will continue to accrue, (viii) that on the Purchase Date the Purchase Price will become due and payable upon each Note accepted for payment and that interest thereon shall cease to accrue on and after the Purchase Date,
(ix) that each holder electing to tender a Note will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date, such Note being, if PSF or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to PSF and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing, (x) that holders will be entitled to withdraw all or any portion of Notes tendered if PSF (or its Paying Agent) receives, not later than the close of business two business days prior to the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount and certificate number of the Note the holder tendered, and a statement that such holder is withdrawing all or a portion of such tender, (xi) that if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn, PSF shall purchase all such Notes, (xii) that in the case of any holder whose Notes is purchased only in part, PSF shall execute, and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered, and (xiii) such other information as may be required by the Indenture and applicable laws and regulations.

     A Holder receiving such an Offer to Purchase may elect to have the Notes to which the Offer to Purchase relates purchased by furnishing to the Trustee on or before 35 days preceding the Purchase Date, written notice of its election to have all such Notes so purchased. In the event that less than all of the Holders receiving an Offer to Purchase elect to have the Notes subject thereto purchased, PSF or the Trustee (in the name of PSF and at its expense) shall, no later than 25 days preceding the Purchase Date, mail an additional Offer to Purchase to the Holders of the Notes, if any, who have provided written notice of election to have Notes purchased and all of whose Notes would not otherwise have been purchased.

     Prior to the Purchase Date, PSF shall (i) accept for purchase Notes or portions thereof tendered pursuant to the Offer to Purchase, (ii) deposit with the Trustee money sufficient to pay the Purchase Price of all Notes or portions thereof so accepted, and (iii) deliver to the Trustee all the Notes so accepted together with an Officers' Certificate stating Notes or portions thereof accepted for payment by PSF. The Trustee shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Purchase Price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Note surrendered as requested by the Holder. Any Note not accepted for payment shall be promptly mailed or delivered by PSF to the Holder thereof.


     Prepayment or repurchase of the Notes prior to their stated maturity in connection with an Asset Disposition would constitute an Event of Default under the Credit Agreement unless the consent thereto of the Required Lenders (as defined in the Credit Agreement) is obtained. See "Description of Certain Indebtedness." In the event that an Asset Disposition pursuant to which PSF is obligated to make an offer to repurchase the Notes, occurs, PSF would likely seek such consent from such lenders under the Credit Agreement, but there can be no assurance that such lenders would be willing to grant an appropriate consent. Without a consent, PSF will likely be required to refinance the indebtedness outstanding under the Credit Agreement. In addition, such an Asset Disposition may result in PSF having to refinance the Notes. There can be no assurance that PSF would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to PSF. See "Risk Factors -- Priority of Senior Indebtedness Over the Notes."


     Limitation on Issuance of Capital Stock of Subsidiaries. The Indenture provides that PSF and the Guarantor shall not permit, directly or indirectly, any Subsidiary that owns (or has a Subsidiary that owns) any Collateral or that guarantees (or has a Subsidiary that guarantees) any obligation under the Indenture to issue or sell any shares of its Capital Stock, except to PSF or a Wholly Owned Subsidiary of PSF.

     Dividends and Distributions; Liens Affecting Subsidiaries. The Indenture provides that PSF and the Guarantor will not, and will not permit any Subsidiary of PSF to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of PSF to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary owned by PSF, the Guarantor or any other Subsidiary, (ii) pay any Debt owed to PSF, the Guarantor or any Subsidiary, (iii) make loans or advances to PSF, the Guarantor or any Subsidiary or (iv) transfer any of its property or assets to PSF, the Guarantor or any Subsidiary, except for such encumbrances or restrictions existing (a) in the Indenture or any agreement in effect on the Effective Date or in any amendments, restatements, refinancings or other modifications of the Indenture or any such other agreement, provided that the encumbrance or restrictions contained therein are comparable to, or no less restrictive than, those originally set forth therein, (b) under or by reason of applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances), (c) with respect to any Person or the property or assets of such Person acquired by PSF or any Subsidiary at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person, or (d) in the case of clause (iv) above, that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset.

     Limitations on Liens. The Indenture provides that the Guarantor and PSF shall not, and shall not permit any of their Subsidiaries to, Incur any Lien on property or assets now owned or hereinafter acquired, except for (i) Liens Incurred to secure the Credit Agreement, the Second Priority Note Agreement and the Notes and the Indenture, (ii) Liens on equipment to secure Debt permitted pursuant to clause (iii) under "-- Limitation on Consolidated Debt", (iii) Liens securing Debt permitted pursuant to clause (x) under "-- Limitation on Consolidated Debt" to the extent issued in exchange for, or the net proceeds of which are used to exchange, refinance or refund, directly or indirectly, Debt referred to under "-- Limitation on Consolidated Debt" in subclauses (i)(A) and
(B) or clauses (iii), (vi) or (vii), (iv) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of PSF or its Subsidiaries, as the case may be, in conformity with generally accepted accounting principles, (v) landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings, (vi) pledges or deposits made in the ordinary course of business in connection with (a) leases, performance bonds and similar obligations, (b) workers' compensation, unemployment insurance and other social security legislation, (c) Liens imposed under the Packers and Stockyards Act of 1921, as amended from time to time, and
(d) to secure the performance of surety bonds and appeal bonds required (1) in the ordinary course of business or in connection with the enforcement of rights or claims of PSF or a Subsidiary or (2) in connection with judgments that do not exceed $250,000 in the aggregate, (vii) Liens, easements, rights-of-way, zoning restrictions, Mineral Rights and other similar restrictions, charges or encumbrances which do not interfere with the ordinary conduct of the business of PSF and which do not materially detract from the value of the property to which they attach or materially impair the use thereof by PSF, the Guarantor or any Subsidiary, (viii) any attachment or judgment Lien, unless the judgment it secured shall not, within 30 calendar days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 calendar days after the expiration of any such stay, (ix) Liens securing Debt permitted by clause (vii) under "-- Limitation on Consolidated Debt," provided that such Liens attach solely to the assets of the acquired entity and do not extend to or cover any other assets of PSF or any of its Subsidiaries, (x) Liens in favor of the Trustee for its own benefit and for the benefit of the Holders, (xi) any interest or title of a lessor pursuant to a lease constituting a Capital Lease Obligation, (xii) any renewal of or substitution for any Lien permitted by any of the preceding clauses, provided that the Debt secured is not increased nor the Lien extended to any additional assets (other than proceeds and accessions), (xiii) Liens upon New Finishing Facilities to secure New Finishing Facility Debt permitted under the Indenture,
(xiv) Liens on any Hedge Agreements resulting solely from the purchase of such Hedge Agreements on margin, and (xv) Liens (including Liens consisting of Mineral Rights) in existence on the Effective Date, and identified in the appropriate Schedule to the Indenture.

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

     Notwithstanding the foregoing, PSF shall not grant, or permit to exist, any lien on or security interest in any Collateral in contravention of the provisions for "Protection of Security" under the Security Agreement.

     Limitation on Transactions with Affiliates. The Indenture provides that PSF and the Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction not in the ordinary course of its business (excluding transactions between PSF and Subsidiaries or between or among Subsidiaries, and transactions permitted under "-- Limitation on Restricted Payments"), with any Affiliate other than Permitted Holders, unless a majority of its Board of Directors or its Members, as the case may be, shall determine in its good faith judgment and evidenced by a Board Resolution that the terms of such transaction are in the best interests of PSF, the Guarantor or such Subsidiary and such transaction is on terms no less favorable to PSF, the Guarantor or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, this provision will not apply to (i) any transaction or series of transactions (A) which the Board of Directors of PSF or the Members of the Guarantor, as the case may be, shall determine, in good faith, is in the best interest of PSF and (B) as to which PSF shall have delivered to the Trustee a written opinion of an independent nationally recognized investment banking firm stating that this transaction is fair to PSF or the Guarantor, as the case may be, from a financial point of view, (ii) any Restricted Payment not prohibited under "-- Limitation on Restricted Payments," (iii) payments pursuant to any tax sharing agreement or arrangement among the Guarantor, PSF and any Subsidiaries, and (iv) any transactions between the Guarantor, PSF or any of its Subsidiaries and MS Group or any of its Affiliates involving the provision of financial, investment banking, management consulting or underwriting services by MS Group or any of its Affiliates, provided that the fees payable to MS Group or any of its Affiliates do not exceed the usual and customary fees of MS Group or any such Affiliate charged to persons that are not Affiliates of MS Group or any of its Affiliates (through direct equity ownership, warrants, contract rights or otherwise).

     Limitation on Related Business. The Indenture provides that PSF and the Guarantor will not, and will not permit any Subsidiary to, engage in any business other than the business in which they are engaged on the date of the Indenture and business activities reasonably complementary or incidental thereto.

     Provision of Financial Information. The Indenture provides that PSF shall file with the Trustee (i) within 45 days after the close of each quarterly accounting period in each fiscal year of PSF, the consolidated balance sheets of the Guarantor, PSF and their Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flow for such quarterly accounting period, together with a management's discussion and analysis relating thereto, all of which shall be certified by an Officer of PSF and the Guarantor as fairly presenting the consolidated financial condition and results of operations of PSF and the Guarantor in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments, (ii) within 90 days after the end of each fiscal year of PSF, the consolidated balance sheets of the Guarantor, PSF and their Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and cash flow for such fiscal year, certified by independent certified public accountants of recognized national standing, together with (a) a management's discussion and analysis relating thereto and
(b) a statement of such accounting firm that it audit of such financial statements was conducted in accordance with generally accepted auditing standards, and (iii) together with the delivery of financial statements under clause (i) or (ii) above, a certificate of an Officer of PSF certifying that, as of the date of such certificate and as to his or her knowledge, PSF is in compliance with all conditions and covenants under the Indenture and, since the date of the last such certificate delivered by PSF, no Event of Default has occurred or, if such Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.

     In addition, PSF shall, upon receipt of notice from any Holder that it proposes to sell any Notes pursuant to the exemption provided by Rule 144A (or any successor thereto) under the Securities Act of 1933, provide at its expense the information required by such Rule, including without limitation a brief statement of the nature of PSF's business and its products and services and the financial information required by such Rule.

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

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) holding in trust money for security payments; (iv) maintenance of existence, rights and franchises; (v) maintenance of properties; (vi) payment of taxes and other claims; (vii) maintenance of insurance; (viii) Permitted Investments; (ix) compliance with Environmental and Safety Laws; (x) providing statement by Officers as to Default; (xi) waiver of certain covenants; (xii) provision of further assurances to the Trustee; and (xiii) compliance with Security Documents.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     The Guarantor. The Indenture provides that the Guarantor shall not consolidate with or merge into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all its properties and assets as an entirety, unless either (i) the Guarantor shall be the continuing Person or (ii) the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Guarantor (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America or any state thereof and shall expressly assume the Guarantee and the obligations of the Guarantor with respect to any covenant of the Indenture and the Security Documents, and (a) immediately after giving effect to such transaction, and treating any Debt Incurred by the Guarantor as a result of such transaction as having been Incurred at the time of such transaction, the Guarantor or the Surviving Entity would not be liable with respect to any Debt which is not permitted as set forth under "-- Certain Covenants -- Limitation on Consolidated Debt" and the Consolidated Net Worth of the Guarantor, PSF or the Surviving Entity and their Subsidiaries would be no less than the Consolidated Net Worth of the Guarantor, PSF and their Subsidiaries immediately prior to such transactions, (b) no Event of Default as set forth in "-- Events of Default" shall have occurred or be continuing at the time of such transaction, and (c) the Guarantor shall have delivered to the Trustee an Officers' Certificate stating that the consolidation, merger, conveyance, transfer, lease or other disposition and supplemental indenture, if a supplemental indenture is required in connection with such transaction, complies with the provisions of the Indenture relating to such transactions and all conditions precedent provided for in the Indenture relating to such transaction shall have been complied with.

     PSF. The Indenture provides that PSF shall not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into PSF or transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties or assets as an entirety, unless (i) PSF is the surviving Person, or (ii) in the case of such transaction where PSF is not the surviving Person, the surviving Person shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the payment of principal (and premium, if any) and interest due on all the Notes and the obligations of PSF under the Indenture, and (a) immediately after giving effect to such transaction, and treating any Debt Incurred by PSF as a result of such transaction as having been Incurred at the time of such transaction, PSF or the surviving Person (if other than PSF) would not be liable with respect to any Debt which is not permitted as set forth in "-- Certain Covenants -- Limitation on Consolidated Debt" and the Consolidated Net Worth of the Guarantor, PSF or the surviving Person (if other than PSF) and their Subsidiaries would be no less than the Consolidated Net Worth of the Guarantor, PSF and their Subsidiaries immediately prior to such transaction, (b) no Event of Default as set forth in "-- Events of Default" shall have occurred or be continuing at the time of such transaction, and (c) PSF shall have delivered to the Trustee an Officers' Certificate stating that the consolidation, merger, conveyance, transfer, lease or other disposition and supplemental indenture, if a supplemental indenture is required in connection with such transaction, complies with the provisions of the Indenture relating to such transactions and all conditions precedent provided for in the Indenture relating to such transaction shall have been complied with.

     In the event of any transaction described in and complying with the conditions listed in the immediately preceding two paragraphs, the successor Person shall succeed to, and be substituted for, and may exercise

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

every right and power of, PSF or the Guarantor, as the case may be, under the Indenture and PSF or the Guarantor, as the case may be, would be discharged from its obligations under the Indenture and the Notes.

EVENTS OF DEFAULT

     The Indenture provides that each of the following constitutes an Event of
Default:

          (i) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

          (ii) default in the payment of the principal of (or premium, if any, on) any Note at its Maturity;

          (iii) default in the payment of principal (or premium, if any) or interest pursuant to an Offer to Purchase as set forth in "-- Certain Covenants -- Limitations Concerning Disposal of Assets" and "-- Change of Control;"

          (iv) default in the performance, or breach, of the terms regarding consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Guarantor or PSF set forth in the Indenture (See "-- Consolidation, Merger, Conveyance, Transfer or Lease);

          (v) default under the Second Priority Obligations or any other Debt or other evidence of Debt of PSF or the Guarantor or any Subsidiary in a principal amount of $10,000,000 or more, or under any mortgage, indenture or security agreement with respect thereto, which default shall constitute a failure to pay principal of such Debt when due at final maturity thereof or shall have resulted in such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

          (vi) default in the performance, or breach, of any covenant, representation or warranty of PSF or the Guarantor in the Indenture (other than the defaults specified in clauses (i) through (v) above and clauses
     (vii) through (xi) below), and continuance of such default or breach for a period of 30 days after written notice thereof has been given to PSF by the Trustee or to PSF and the Trustee by the Holders of at least 25% in principal amount of the then outstanding Notes, specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture;

          (vii) one or more final judgments for the payment of money shall be entered against PSF or the Guarantor or any Subsidiary in an aggregate amount in excess of $10,000,000 by a court or courts of competent jurisdiction, which judgments remain undischarged, unstayed or unbonded for a period (during which execution shall not be effectively stayed) of 60 days;

          (viii) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of PSF or the Guarantor or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging PSF or the Guarantor or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of PSF or the Guarantor or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

          (ix) the commencement by PSF or the Guarantor or any Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of PSF or the Guarantor or any Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition, answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of PSF or the Guarantor or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of action by PSF or the Guarantor or any Subsidiary in furtherance of any such action;

          (x) any Security Document shall, at any time, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by PSF or the Guarantor or the Collateral Agent shall not have or shall cease to have a valid, perfected and subsisting Lien on the Collateral (other than Collateral released as provided in the Security Documents and the Intercreditor Agreement); or any Lien shall have a priority equal to or greater than the Liens on the Collateral, except as permitted by the Indenture (See "-- Certain Covenants -- Limitations on Liens");

          (xi) the Indenture or the Notes for any reason other than satisfaction in full of the obligations thereunder shall cease to be, or shall be asserted by PSF or the Guarantor not to be, in full force and effect and enforceable in accordance with its terms or is declared null and void.

     If an Event of Default (other than as specified in clauses (viii) or (ix) above) occurs and is continuing, the Trustee or the holders of at least 50% in principal amount of the then outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately by notice in writing to PSF, and to the Trustee if given by such holders, and upon any such declaration the principal amount and any accrued interest shall become immediately due and payable. If an Event of Default specified in clauses (viii) or (ix) above occurs, the principal amount of and any accrued interest on the Notes then outstanding shall become immediately due and payable without any declaration or other action on the part of the Trustee or any holder.

     After a declaration of acceleration and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the then outstanding Notes may, by written notice to PSF and the Trustee, rescind or annul such declaration if (a) PSF has paid or deposited with the Trustee a sum sufficient to pay all amounts due the Trustee under the Indenture and reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, all overdue interest on all Notes, the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been purchased on the Purchase Date pursuant to an Offer to Purchase made by PSF) and, interest thereon at the rate provided by the Notes, and interest upon overdue interest at the rate provided by the Notes; and (b) all Events of Default have been cured or waived, other than non-payment of principal of the Notes due solely by such acceleration.

     In the case of an Event of Default specified in clauses (i), (ii) or (iii) above, PSF will, upon demand of the Trustee or the holders of not less than 25% in principal amount of Notes then outstanding, pay to the Trustee, for the benefit of the holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest and, to the extent legally enforceable, interest on overdue principal (and premium, if any) and on any overdue interest, and such further amount sufficient to cover costs and expenses of collection. If PSF fails to pay such amounts upon demand, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may institute a suit for the collection of the amounts so due and unpaid.

     If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights.

     No holder of any Note shall have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such holder has previously given written notice to the Trustee of a continuing Event of Default, the holders of not less than 25% in principal amount of the Notes then outstanding have made written request, and have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding for 60 days after its receipt of such notice, request and offer of indemnity, and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder against PSF and/or the Guarantor for the enforcement of the payment of the principal of, premium, if any, or accrued interest on, such Note on or after the respective due dates expressed in such Note.

     If an Event of Default has occurred and is continuing, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the same circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     PSF may, at its option and at any time, elect to have the obligations of PSF discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that PSF shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and to have satisfied all other obligations under the Notes and the Indenture except for (i) the rights of Holders of the outstanding Notes to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) PSF's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and (iv) the defeasance and covenant defeasance provisions of the Indenture. In addition, PSF may, at its option and at any time, elect to have the obligations of PSF released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Notes. In the event that a covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute Events of Default with respect to the Notes.

     In order to exercise defeasance or covenant defeasance, (i) PSF shall irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the Holders of the Notes, money or U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity, (ii) PSF shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws),
(iii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (viii) and (ix) under the first paragraph under "-- Events of Default" are concerned, at any time during the period ending on the 121st day after the date of deposit, (iv) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which PSF is a party or by which it is bound, (v) PSF shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with, (vi) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act with respect to any securities of PSF, (vii) PSF shall have delivered to the Trustee an Officers' Certificate to the effect that the Notes, if then listed on any securities exchange, will not be delisted as a result of such deposit, (viii) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company as defined in the Investment Company Act of 1940, as amended, or such trust shall be qualified under such act or exempt from regulation thereunder.

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to any surviving obligations of PSF under the provisions of the Indenture relating to temporary Notes, registration of transfer or exchange of the Notes, mutilated, destroyed, lost and stolen Notes, compensation and reimbursement of the Trustee, maintenance of an office or agency and money for security payments held in trust) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust and repaid to PSF or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year, and PSF has irrevocably deposited or caused to be deposited with the Trustee an amount sufficient to pay and discharge the entire Debt on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit or to the Stated Maturity or Redemption Date, as the case may be, (ii) PSF has paid or caused to be paid all other sums payable under the Indenture by PSF, and (iii) PSF has delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

TRANSFER AND EXCHANGE

     The registered holder of a Note will be treated as the owner of it for all purposes. A holder may transfer or exchange Notes in accordance with the Indenture. The Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and PSF may require a holder to pay any taxes and fees required by law or permitted by the Indenture. PSF shall not be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day the notice of redemption is sent to holders, or (ii) selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, and (iii) tendered pursuant to an Offer to Purchase and not withdrawn.

AMENDMENT, SUPPLEMENT AND WAIVER

     PSF may, when authorized by resolutions of its Board of Directors, and the Trustee may, without the consent of the Holders, amend, waive or supplement the Indenture, the Security Documents, or the Notes to (i) evidence the succession of another person to PSF or the Guarantor and the assumption by such person of the covenants of PSF or the Guarantor, as the case may be, (ii) add to the covenants of PSF or the Guarantor for the benefit of the Holders, or surrender any right or power of PSF or the Guarantor, (iii) secure the Notes pursuant to such further assurances required under the Indenture or otherwise, (iv) cure any ambiguity, defect or inconsistency, (v) make any change which is not inconsistent with the Indenture and which does not adversely affect the rights of the Holders, or (vi) maintain the qualification of the Indenture under the Trust Indenture Act.

     Other amendments and modifications of the Indenture, the Notes or the Security Documents may be made by PSF and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, provided that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby: (i) reduce the percentage in principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver, (ii) change the Maturity of the principal of, or any installment of interest on, any Note, (iii) reduce the principal of or the rate of interest on or any premium payable upon the redemption of any Note, (iv) change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, (v) impair the right to institute suit for any payment after the Maturity, the Redemption Date or the Purchase Date, as the case may be, (vi) modify any provisions in the Indenture relating to supplemental indentures with the consent of holders, waiver of past defaults or certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby, or (vii) following the making of an Offer with respect to an Offer to Purchase, modify the provisions of the Indenture with respect to an Offer to Purchase in a manner adverse to such Holder.

THE TRUSTEE

     Fleet National Bank, serves as Trustee under the Indenture and acts as Collateral Agent and Junior Collateral Agent, as applicable, under the Security Documents. Any replacement trustee must be qualified to act as such under the Trust Indenture Act, have a combined capital and surplus of at least $50,000,000, and have its Corporate Trust Office in the continental United States.

     In the event the Trustee becomes a creditor of PSF, the Indenture contains certain limitations on the rights of the Trustee to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign, subject to the provisions of the Trust Indenture Act and the Indenture.

     The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default has occurred and has not been cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee reasonable security or indemnity against any cost, liability or expense.

GUARANTEE OF NOTES

     The Notes and PSF's obligations under the Indenture are irrevocably and unconditionally guaranteed by Holdings and the Subsidiary Guarantors (currently Princeton). The guarantees of Holdings and the Subsidiary Guarantors are in addition to (and not in substitution for) any other security for the Notes and may not be revoked by Holdings or the Subsidiary Guarantors until all guaranteed obligations have been indefeasibly paid and performed in full. See "Description of Guarantees of 11% Senior Secured Notes."

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

     Asset Disposition means, with respect to any Person, any sale, lease, transfer, condemnation, loss in an insured event or other disposition (including by way of merger, consolidation or sale and leaseback transaction, but excluding any sales of assets or property that (i) are substantially concurrently replaced with the proceeds of such sale and (ii) are no longer used or useful in the business of such Person) in one transaction or a series of related transactions by such Person or any of its subsidiaries to any Person other than the Guarantor, PSF or any of its Wholly Owned Subsidiaries of (a) any of the Capital Stock of any subsidiary of such Person, (b) all or substantially all of the Real Property, Leaseholds or Personal Property of such Person or any of its subsidiaries or (c) any other Real Property, Leaseholds or Personal Property of such Person or any of its subsidiaries, except, in the case of clause (c), for
(i) sales of inventory, livestock, processed pork inventories, breeding stock, grain, feedstock or Hedge Agreements in the ordinary course of business and (ii) any sale,

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

lease, transfer or other disposition in one transaction or a series of related transactions of Real Property, Leaseholds or Personal Property with a value not in excess of $250,000.

     Capital Stock of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

     Collateral means all of the property and possessions, and the proceeds thereof, pledged and mortgaged under the Security Documents and all the "Trust Premises" as defined in each Mortgage.

     Consolidated Net Worth of any Person as of any date of determination means the stockholders' equity of such Person and its Subsidiaries at such date determined in accordance with generally accepted accounting principles on a Consolidated basis.

     Credit Agreement means the Credit Agreement, dated as of September 17, 1996, among PSF, the lending banks identified therein and The Chase Manhattan Bank, a New York banking corporation, as administrative agent for such lending banks, providing initially for a revolving credit loan of up to $60,000,000 (the "Credit Loan") and a term loan of $30,000,000 (the "Term Loan"), secured by a first priority lien on substantially all of the assets of PSF pursuant to the Security Document of even date therewith, as at any time amended, extended or otherwise modified, restated or refinanced.

     Guarantor means PSF Holdings, L.L.C., a Delaware limited liability company, and its successors and assigns.

     Hedge Agreement of any Person means any contract for, or option, put, Currency Agreement or similar arrangement relating to, the purchase by such Person of (a) grain, soy meal and other feed ingredients or related hedging activities conducted in accordance with prudent business practice and (b) hogs and related hedging activities conducted in accordance with prudent business practice, in each case that are created to protect such Person against price fluctuations and not for speculative purposes.

     Holder means a Person in whose name a Note is registered in the Security Register.

     Incur means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable," and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     Interest Coverage Ratio means, with respect to PSF as of any date, the ratio of (i) the aggregate amount of the Consolidated EBITDA of the Guarantor, PSF and their Subsidiaries for the period since the Effective Date but in no event more than four fiscal quarters for which financial information in respect thereof is available immediately prior to such date to (ii) the aggregate amount of the Consolidated Interest Expense of the Guarantor, PSF and their Subsidiaries during such period since the Effective Date but in no event more than four fiscal quarters.

     Lien means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     Maturity, when used with respect to any Note, means the date on which the principal of such Note become due and payable as provided therein or under the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

     Member means a Person admitted as an owner of a membership interest in a limited liability company.

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

     Mineral Rights mean rights and interests held by third parties in the oil, gas and other minerals estate (including mineral and royalty interests).


     MS Group means Morgan Stanley, Dean Witter, Discover & Co., a Delaware corporation.


     New Finishing Facility means a hog finishing facility acquired or constructed by PSF after the Effective Date.

     New Finishing Facility Debt means Debt of PSF (including Debt of others guaranteed by PSF) incurred after the Effective Date to finance the construction or acquisition of New Finishing Facilities, so long as the instruments governing such Debt do not contain (a) any financial covenants or (b) any other covenants or defaults that are more onerous to PSF than those contained in the Indenture (except for any such covenants that relate solely to the New Finishing Facility financed thereby).

     Offer to Purchase means a written offer (the "Offer") sent by PSF by first class mail, postage prepaid, to each Holder at its address appearing in the Security Register on the date of the Offer, offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture).

     Person means any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

     Redeemable Stock of any Person means any equity security of any Person (not including any warrants/stock issued under the Management Option Plan) that by its terms or otherwise is required to be redeemed prior to the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the Notes.

     Redemption Date, when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.

     Second Priority Obligations means the obligations of PSF and the Guarantor under the Morgan Stanley Note Agreement and the Second Priority Notes.

     Security Documents means the Security Agreement, the Pledge Agreement, the Assignment of Contracts, the Mortgages, and each of the ancillary agreements required by any of the foregoing and any agreements and other instruments and documents executed and delivered pursuant to the provisions of the Indenture relating to "Further Assurances."

     Stated Maturity when used with respect to any Note or any installment of interest thereof means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     Subsidiary of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof but shall not include any Inactive Subsidiary.

     Subsidiary Guarantors means each Subsidiary which executes a Subsidiary Guarantee Agreement.

     Wholly Owned Subsidiary of any Person means a Subsidiary of such Person all of the outstanding Voting Stock of which (other than director's qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

REGISTRATION RIGHTS OF NOTE HOLDERS

     The Notes are being registered pursuant to an agreement for the benefit of the holders of Registrable Notes, dated the original issue date of the Notes (the "Notes Registration Rights Agreement"). Subject to

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

certain conditions and limitations, PSF has agreed to use its best efforts to keep a shelf registration with respect to the Notes continuously effective under the Securities Act for four years from the effective date of this Registration Statement or such shorter period ending when all the Notes have been sold hereunder. The Notes Registration Rights Agreement also provides rights to the holders under certain conditions after such four year period to request up to two Demand Registrations, as defined in the Notes Registration Rights Agreement. In addition, if PSF or Holdings proposes to register its securities for its own account, holders of Notes will have the opportunity to include their Notes in such proposed registration, subject to certain exceptions. The Notes Registration Rights Agreement is being filed as an exhibit to this Registration Statement of which this Prospectus is a part and this summary of the Notes Registration Rights Agreement is qualified in its entirety by the more detailed provisions set forth therein.

     If the Board of Directors of PSF determines in its good faith reasonable judgment, that to file or maintain the effectiveness of any shelf registration or a Demand Registration or to permit such registration statement to become effective would be significantly disadvantageous to PSF's financial condition, business or prospects (a "Disadvantageous Condition") in connection with certain actions or anticipated actions of PSF or any subsidiary, PSF may, until such Disadvantageous Condition no longer exists (but not for more than 180 days in the aggregate nor more than 90 consecutive days during any 12-month period) withdraw such registration statement and terminate its effectiveness, suspend the use of the prospectus contained therein or elect not to file the registration statement. In any such event, PSF will deliver notice to any holder of Registrable Notes covered or to be covered under such withdrawn, suspended or not to be filed registration statement, which indicates that the registration statement is no longer effective or will not be filed, and upon the cessation of such Disadvantageous Condition, PSF shall so notify such holders, and shall file at such time as it in good faith deems appropriate, an amended, supplemented or new registration statement covering such Registrable Notes.

     While there remain outstanding any Registrable Notes, PSF will (i) at any time it is not subject to the requirements of Section 13 or Section 15(d) of the Exchange Act (A) make available to any holder upon request such information as necessary to permit sales pursuant to Rule 144A under the Securities Act and (B) make publicly available such information concerning PSF required under the Exchange Act to permit sales pursuant to Rule 144 under the Securities Act; and
(ii) during such times PSF is subject to the requirements of Section 13 or
Section 15(d) of the Exchange Act, timely file the periodic and other reports required to permit sales of such Registrable Notes pursuant to Rule 144 under the Securities Act. PSF will take such further action as any holder of Registrable Notes may reasonably request, to the extent required to enable such holder to sell its Registrable Notes without registration under the Securities Act within the limitation of the exemptions provided by Rule 144A and Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter promulgated by the Commission.

INDEMNIFICATION BY PSF

     As permitted by the Delaware General Corporation Law ("DGCL"), the Charter and By-Laws of PSF provide that directors of PSF shall not be personally liable to PSF or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. In addition, the Charter provides that PSF shall, to the maximum extent permitted from time to time under the DGCL, as amended from time to time, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of PSF or while a director or officer is or was serving at the request of PSF as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

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

TRANSFER AGENT AND REGISTRAR

     Pursuant to the Indenture, the Trustee is appointed as the "Security Registrar" for the purpose of registering Notes and transfers of Notes as provided in the Indenture.

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

             DESCRIPTION OF GUARANTEES OF 11% SENIOR SECURED NOTES

     The Guarantor and the Subsidiary Guarantors (collectively referred to herein as the "Grantors") jointly and severally have irrevocably and unconditionally guaranteed the payment of the Notes and the payment and performance of all of PSF's other obligations under the Indenture and the Notes (the foregoing collectively referred to as the "Obligations"). The guarantees of the Grantors are in addition to (and not in substitution for) any other security for the Obligations and may not be revoked by the Grantors until all Obligations have been indefeasibly paid and performed in full. The rights, remedies and benefits of the Trustee and the holders of Notes expressly specified in the Indenture are cumulative and not exclusive of any other rights, remedies and benefits which either may have in connection with the guarantees at law, in equity, by statute or otherwise.

     The liability of a Grantor under its guarantee is joint and several for the full amount of the Obligations and is independent of, and not in consideration of or contingent upon, the liability of PSF or any other Grantor. The obligation of a Grantor under its guarantee is continuing, absolute and unconditional without regard to (i) the legality, validity or enforceability of the Obligations, (ii) any defense of set-off, counterclaim and recoupment or termination, or (iii) any other circumstance whatsoever. The Grantors waive (i) any and all rights of subrogation (until all Obligations have been paid in full), (ii) the right to require any holder or the Trustee to proceed against PSF, any other guarantor or any security held for payment of the Obligations, and (iii) notice of protest for non-payment, notice of default, notice of extension or renewal of the Obligations, and in the event of notice to or demand on a Grantor, the right to any other or further notice or demand in the same, similar or other circumstances. In addition, the Obligations of the Grantors shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise and, shall not be affected by (i) the failure of any holder or the Trustee to assert any claim or demand to enforce any right or remedy against PSF or any other person under the Indenture, the Notes or any other agreement or otherwise, (ii) any extension or renewal of any thereof, (iii) any rescission, waiver, amendment or modification of the Indenture, the Notes or any other agreement, (iv) the release of any security held by any holder or the Trustee for the Obligations or any of them, (v) the failure of any holder or the Trustee to exercise any right or remedy against any other guarantor of the Obligations, or (vi) (except as provided in the Indenture) any change in the ownership of any Grantor. The maturity of the Obligations guaranteed by the Grantors may be accelerated as provided in the Indenture, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed by the Grantors, and in the event of any such acceleration, such Obligations shall forthwith become due and payable by the Grantors. The Grantors' guarantees shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of and interest on any Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of PSF or otherwise. In addition, the Grantors, jointly and severally, will pay the costs and expenses incurred by the Trustee or any holder in enforcing any rights under the respective provisions of the Indenture and the Subsidiary Guaranty Agreement relating to the guarantees.

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

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     This section is a summary of material tax considerations that may be relevant to prospective holders of LLC Units ("LLC Unitholders") and prospective holders of Notes ("Note Holders"). This section is based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting Holdings or the LLC Unitholders and Note Holders. Moreover, the discussion focuses on LLC Unitholders and Note Holders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other LLC Unitholders and Note Holders subject to specialized tax treatment (such as tax-exempt institutions, individual retirement accounts, REITs or mutual funds). Accordingly, each prospective LLC Unitholder and Note Holder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the ownership or disposition of LLC Units or Notes.

TAX TREATMENT OF HOLDINGS

     Based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) Holdings will be treated as a partnership, and (ii) owners of LLC Units will be treated as partners of a partnership.

     Although no attempt has been made in the following discussion to comment on all federal income tax matters affecting Holdings or prospective LLC Unitholders, based on current law the following is a general description of the principal federal income tax consequences that should arise from the ownership and disposition of LLC Units and, insofar as it relates to matters of law and legal conclusions, addresses the material tax consequences to LLC Unitholders who are individual citizens or residents of the United States.

     No ruling has been or will be requested from the Internal Revenue Service (the "IRS") with respect to (i) classification of Holdings as a partnership for federal income tax purposes, (ii) whether Holdings' income constitutes "qualifying income" under sec. 7704 of the Code, or (iii) any other matter affecting Holdings or prospective LLC Unitholders. Furthermore, no assurance can be given that the treatment of Holdings or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

     No discussion is set forth herein with respect to the following specific federal income tax issues: (i) the treatment of an LLC Unitholder whose LLC Units are loaned to a short seller to cover a short sale of Units (ii) whether an LLC Unitholder acquiring LLC Units in separate transactions must maintain a single aggregate adjusted tax basis in his LLC Units and (iii) whether Holdings' monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

     No ruling has been or will be sought from the IRS as to the status of Holdings as a partnership for federal income tax purposes. Based upon the Code and the regulations thereunder, as amended by TD 8697, issued December 17, 1996 (the "check the box" regulations), Holdings will be classified as a partnership for federal income tax purposes, provided that Holdings will be operated in accordance with all applicable limited liability company statutes and its Certificate of Formation and the LLC Agreement, and provided that, for each taxable year, more than 90% of the gross income of Holdings will be derived from interest (from other than a

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

financial business) and dividends, and other items of income which constitute "qualifying income" within the meaning of Section 7704(d) of the Code.

     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." "Qualifying income" includes, inter alia, interest (from other financial business) and dividends. Based upon representations of the management of Holdings, at least 90% of Holdings' gross income for every taxable year will consist of dividends from PSF and will constitute qualifying income.

     If Holdings fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), Holdings will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (as of the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the LLC Unitholders in liquidation of their interests in Holdings. This contribution and liquidation should be tax-free to LLC Unitholders and Holdings, so long as Holdings, at that time, does not have liabilities in excess of the basis of its assets. Thereafter, Holdings would be treated as a corporation for federal income tax purposes.

     If Holdings were to be treated as a corporation in any taxable year, as a result of a failure to meet the Qualifying Income Exception, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the LLC Unitholders, and its net income would be taxed to Holdings at corporate rates. In addition, any distribution made to an LLC Unitholder would be treated as either taxable dividend income (to the extent of Holdings' current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the LLC Unitholder's tax basis in his LLC Units) or taxable capital gain (after the Unitholder's tax basis in his Units is reduced to zero). Accordingly, treatment of Holdings as a corporation would result in a material reduction in an LLC Unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the LLC Units.

     The discussion below is based on the assumption that Holdings will be classified as a partnership for federal income tax purposes.

PARTNER STATUS

     LLC Unitholders who have been admitted as Members of Holdings will be treated as partners of a partnership for federal income tax purposes. Moreover, assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. Assignees who have executed and delivered the documents required for transfer and admission as a Member (the "Transfer Documents") and are awaiting admission as Members and LLC Unitholders whose LLC Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their LLC Units will be treated as partners of a partnership for federal income tax purposes. This status does not extend to assignees of LLC Units who are entitled to execute and deliver Transfer Documents and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Documents. Income, gain, deductions or losses would not appear to be reportable by an LLC Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such an LLC Unitholder would therefore be fully taxable as ordinary income. These persons should consult their own tax advisors with respect to their status as partners in a partnership for federal income tax purposes. A purchaser or other transferee of LLC Units who does not execute and deliver Transfer Documents may not receive certain federal income tax information or reports furnished to record holders of LLC Units unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered Transfer Documents with respect to such LLC Units.

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

TAX CONSEQUENCE OF LLC UNIT OWNERSHIP

     Flow-through of Taxable Income

     No federal income tax will be paid by Holdings. Instead, each LLC Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of Holdings without regard to whether corresponding cash distributions are received by such LLC Unitholder. Consequently, an LLC Unitholder may be allocated income from Holdings even if he has not received a cash distribution. Each LLC Unitholder will be required to include in income his allocable share of Holdings' income, gain, loss and deduction for the taxable year of Holdings ending with or within the taxable year of the LLC Unitholder.

     Treatment of Partnership Distributions

     Distributions by Holdings to an LLC Unitholder generally will not be taxable to the LLC Unitholder for federal income tax purposes to the extent of his basis in his LLC Units immediately before the distribution. Cash distributions in excess of an LLC Unitholder's basis generally will be considered to be gain from the sale or exchange of the LLC Units, taxable in accordance with the rules described under "-- Disposition of LLC Units" below.

     Basis of LLC Units

     An LLC Unitholder's initial tax basis for his LLC Units will be the amount he paid for the LLC Units. That basis will be increased by his share of Holdings' income and will be decreased (but not below zero) by distributions from Holdings.

ALLOCATION OF HOLDINGS' INCOME, GAIN, LOSS AND DEDUCTION

     In general, if Holdings' has a net profit, items of income, gain, loss and deduction will be allocated among the LLC Unitholders in accordance with their respective percentage interests in Holdings.

TAX TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year

     Holdings will use a fiscal year ending on the last Saturday in December as its taxable year and will adopt the accrual method of accounting for federal income tax purposes. Each LLC Unitholder will be required to include in income his allocable share of Holdings' income, gain, loss and deduction for the fiscal year of Holdings' ending within or with the taxable year of the LLC Unitholder. In addition, an LLC Unitholder who has a taxable year ending on a date other than Holdings' fiscal year-end date and who disposes of all of his LLC Units following the close of Holdings' taxable year but before the close of his taxable year must include his allocable share of Holdings' income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Holdings' income, gain, loss and deduction. See "-- Disposition of LLC Units -- Allocations Between Transferors and Transferees."

     Initial Tax Basis, Depreciation and Amortization

     The tax basis of the assets of Holdings will be used for purposes of computing gain or loss on the disposition of such assets. Holdings' assets, consisting solely of PSF stock, will initially have an aggregate tax basis equal to approximately $240 million.

     Costs incurred in organizing Holdings may be amortized over any period selected by Holdings not shorter than 60 months. The costs incurred in promoting the issuance of LLC Units must be capitalized and cannot be deducted currently, ratably or upon termination of Holdings. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. For example, under recently proposed regulations, the Underwriter's spread would be treated as a syndication cost.

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

     Section 754 Election

     Holdings will make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit Holdings to adjust an LLC Unit purchaser's basis in Holdings' assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other LLC Unitholders. (For purposes of this discussion, an LLC Unitholder's inside basis in Holdings' assets will be considered to have two components: (1) his share of the Holdings' basis in such assets ("Common Basis") and (2) his
Section 743(b) adjustment to that basis.)

     A Section 754 election is advantageous if the transferee's basis in his LLC Units is higher than such Units' share of the aggregate basis to Holdings of Holding's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher basis in his share of Holdings assets for purposes of calculating his share of any gain or loss on a sale of Holding's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such LLC Units is lower than such Units' share of the aggregate basis of Holding's assets immediately prior to the transfer. Thus, the fair market value of the LLC Units may be affected either favorably or adversely by the election.

DISPOSITION OF LLC UNITS

     Recognition of Gain or Loss

     Gain or loss will be recognized on a sale of LLC Units equal to the difference between the amount realized and the LLC Unitholder's tax basis for the LLC Units sold. An LLC Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of LLC Units, an LLC Unitholder will be unable to select high or low basis Units to sell. It is not clear whether the ruling applies to Holdings, because, similar to corporate stock, interests in the Partnership are evidenced by separate certificates. Currently proposed legislation, if enacted, may require use of an average cost basis in determining gain or loss on a disposition. An LLC Unitholder considering the purchase of additional LLC Units or a sale of LLC Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling or proposed legislation.

     Allocations Between Transferors and Transferees

     In general, Holdings' taxable income and losses will be determined annually, will be prorated on a monthly basis and subsequently apportioned among the LLC Unitholders in proportion to the number of LLC Units owned by each of them as of the close of business on the last day of the preceding month. However, gain or loss realized on a sale or other disposition of Holdings' assets other than in the ordinary course of business will be allocated among the LLC Unitholders of record as of the first business day of the month in which that gain or loss is recognized. As a result, LLC Unitholders transferring LLC Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the LLC Unitholder's interest), taxable income or losses of Holdings might be reallocated among the LLC Unitholders. Holdings is authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

     An LLC Unitholder who owns LLC Units at any time during a quarter and who disposes of such LLC Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of

Holdings' income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

     Constructive Termination

     Holdings will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Holdings' capital and profits within a 12-month period. A termination results in the closing of Holdings' taxable year for all LLC Unitholders and Holdings' assets are regarded as having been distributed to LLC Unitholders and reconveyed to Holdings, which is then treated as a new partnership. Such termination could also result in penalties or loss of basis adjustments under Section 754 of the Code if the Partnership were unable to determine that the termination had occurred.

     In the case of an LLC Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the tax year of Holdings may result in more than 12 months' taxable income or loss of Holdings being includable in his taxable income for the year of termination. In addition, each LLC Unitholder will realize taxable gain to the extent that any money deemed to have been distributed to him as a result of the termination exceeds the adjusted basis of his LLC Units. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a constructive termination.

     Foreign Investors

     Ownership of LLC Units by nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

     Non-resident aliens and foreign corporations, trusts or estates which hold LLC Units may be considered to be engaged in business in the United States on account of ownership of LLC Units. As a consequence they will be required to file federal tax returns in respect of their share of Holdings income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Under rules applicable to publicly-traded partnerships, Holdings will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign LLC Unitholders. Each foreign LLC Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of Holdings on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require Holdings to change these procedures.

     A foreign LLC Unitholder will not be taxed upon the disposition of an LLC Unit if that foreign LLC Unitholder has held less than 5% in value of the units during the five-year period ending on the date of the disposition and if the LLC Units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

     Partnership Information Returns and Audit Procedures

     Holdings intends to furnish to each LLC Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each LLC Unitholder's allocable share of Holdings' income, gain, loss and deduction for the preceding taxable year. In preparing this information, Holdings will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the LLC Unitholder's allocable share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS.

     The federal income tax information returns filed by Holdings may be audited by the IRS. Adjustments resulting from any such audit may require each LLC Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the LLC Unitholder's own return. Any audit of an LLC Unitholder's return could result in adjustments of non-partnership as well as partnership items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" (referred to as the "Tax Matters Member" in Holdings' LLC Agreement) for these purposes. Pursuant to the LLC Agreement, the Members shall designate a Member as the Tax Matters Member of Holdings.

     The Tax Matters Member will make certain elections on behalf of Holdings and LLC Unitholders and can extend the statute of limitations for assessment of tax deficiencies against LLC Unitholders with respect of partnership items. The Tax Matters Member may bind an LLC Unitholder with less than a 1% profits interest in Holdings to a settlement with the IRS unless that LLC Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Member. The Tax Matters Member may seek judicial review (by which all the LLC Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Member fails to seek judicial review, such review may be sought by any LLC Unitholder having at least a 1% interest in the profits of Holdings and by the LLC Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each LLC Unitholder with an interest in the outcome may participate.

     An LLC Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on Holdings' return. Intentional or negligent disregard of the consistency requirement may subject an LLC Unitholder to substantial penalties.

     Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Therefore, LLC Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of LLC Units.

     Nominee Reporting

     Persons who hold an interest in Holdings as a nominee for another person are required to furnish to Holdings (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of LLC Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on LLC Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to Holdings. The nominee is required to supply the beneficial owner of the LLC Units with the information furnished to Holdings.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, LLC Unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by various jurisdictions. Certain states have not yet adopted or approved the federal "check-the-box" classification regulations referred to under "Partnership Status" set forth above. Such states may not follow the federal classification regulations, which result in Holdings being classified as a partnership for federal income tax purposes, and may instead attempt to classify Holdings as an association taxable as a corporation for state income tax purposes.

     It is the responsibility of each LLC Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities of his investment in the Partnership. Accordingly, each prospective LLC Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each LLC Unitholder to file all state and local, as well as federal, tax returns that may be required of such LLC Unitholder.

TAX TREATMENT OF THE NOTES

     Original Issue Discount

     The Notes will be issued with original issue discount for federal income tax purposes. The amount of original issue discount ("OID") on a Note is the excess of its "stated redemption price at maturity" (the sum of all payments to be made on the Note, whether denominated as interest or principal) over its "issue price." The "issue price" of each Note will be the initial offering price at which a substantial amount of the Notes are sold (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers). Each Note Holder (whether a cash or accrual method taxpayer) will be required to include in income such OID as it accrues, in advance of the receipt of some or all of the related cash payments.

     The amount of OID includable in income by a Note Holder is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year on which such Note Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual periods for a Note will be periods that are selected by the Note Holder that are no longer than one year, provided that each scheduled payment occurs either on the final day or on the first day of an accrual period. The amount of OID allocable to any accrual period other than the initial short accrual period (if any) and the final accrual period is an amount equal to the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issues price of the Note at the beginning of the final accrual period. The amount of OID allocable to any initial short accrual period may be computed under any reasonable method. The adjusted issue price of the Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments, or payments on the first day of the current accrual period (in either case, other than any payments of "additional interest" described below) with respect to such Note. PSF is required to report the amount of OID accrued on Notes held of record by persons other than corporations and other exempt Note Holders, which may be based on accrual periods other than those chosen by the Note Holder.

     Treatment of Secondary Notes. The issuance of Secondary Notes in lieu of cash interest is not treated as a payment of interest. Instead, the underlying Note and any Secondary Notes that may be issued thereon are treated as a single debt instrument under the OID rules. Moreover, because the terms of the Secondary Notes and underlying Note are identical so that the two are fungible in all respects, the issuance of an Secondary Note should be treated simply as a division of the underlying Note, so that the Note Holder's tax basis and adjusted issue price in the underlying Note should be allocated between the underlying Note and the Secondary Notes in proportion to their relative principal amounts.

     In determining the stated redemption price at maturity and the rate at which OID accrues on a Note, it is presumed that the Company will pay all interest in cash, unless the Company would minimize the yield-to-maturity of the Note by making interest payments in the form of Secondary Notes. If the Company elects to make an interest payment in the form of Secondary Notes when it is presumed to pay interest in cash, the Company will be treated as if it had reissued the Note, the Note Holder's adjusted issue price will be increased by the amount of the cash interest that is paid in the form of the Secondary Note, and the yield-to-maturity of the Notes will remain unchanged.

     Tax Basis

     The tax basis of a Note in the hands of the Note Holder will be increased by the amount of OID, if any, on the Note that is included in the Note Holder's income pursuant to these rules, and will be decreased by the amount of any payments (other than payments of "Additional Interest" described in the following paragraph) made with respect to the Note and by the amount of tax basis allocated to any Secondary Notes as described above.

OTHER TAX CONSIDERATIONS

     Market Discount

     If a Note is acquired at a "market discount," some or all of any gain realized upon a disposition (including a sale or a taxable exchange) or payment at maturity of such Note may be treated as ordinary income. "Market discount" with respect to a security is, subject to a de minimis exception, the excess of
(1) the issue price of the security plus all previously accrued original issue discount and less all prior payments (other than payments of Additional Interest referred to in the preceding paragraph) (the "revised issue price"), over (2) such Note Holder's tax basis in the security immediately after its acquisition. The amount of market discount treated as having accrued will be determined either on a straight-line basis, or, if the Note Holder so elects, on a constant interest method. Upon any subsequent disposition (including a gift or payment at maturity) of such Note (other than in connection with certain nonrecognition transactions), the lesser of any gain on such disposition (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the Note was held by such Note Holder will be treated as ordinary interest income at the time of the disposition. In lieu of including accrued market discount income at the time of disposition, a Note Holder may elect to include market discount in income currently. Unless a Note Holder so elects, such Note Holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the Note Holder disposes of the Note.

     Acquisition Premium

     If a Note Holder's purchase price for the Note exceeds the "revised issue price" at the time of acquisition, the excess (referred to as "acquisition premium") is offset ratably against the amount of OID otherwise includable in such Note Holder's taxable income.

     Disposition of Notes

     A Note Holder generally will recognize gain or loss upon the sale, redemption, retirement or other disposition of a Note equal to the difference between the amount realized on the disposition and the Note Holder's adjusted tax basis in the Note. Subject to the market discount rules discussed above, gain or loss recognized will be long-term capital gain or loss, provided the Note was a capital asset in the hands of the Note Holder, and had been held (or treated as held) for longer than one year.

     Interest Election

     A Note Holder, subject to certain limitations, may elect to include all interest that accrues on a Note in gross income under the constant yield-to-maturity method. For this purpose, interest includes stated and unstated interest, acquisition discount, de minimis OID and OID, de minimis market discount and market discount, as adjusted by any acquisition premium. Such election, if made in respect of a market discount obligation, will constitute an election to include market discount in income currently on all market discount obligations acquired by such Note Holder on or after the first taxable year to which the election applies. See "Market Discount" above.

BACKUP WITHHOLDING

     A Note Holder may be subject to backup withholding at the rate of 31% with respect to interest paid on a Note unless such Note Holder (a) is a corporation or other exempt recipient and, when required, demonstrates this fact or (b) provides, when required, a correct taxpayer identification number, certifies that backup withholding is not in effect and otherwise complies with applicable requirements of the backup withholding rules. Furthermore, a Note Holder that does not provide the Company with the Note Holder's correct taxpayer identification number may be subject to penalties imposed by the IRS. Amounts withheld as backup withholding generally will be creditable against the Note Holder's federal income tax liability.

                      SECURITIES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no established market for the LLC Units or the Warrants of Holdings and there can be no assurance that an active trading market will subsequently develop. No prediction can be made as to the effect, if any, that future sales of LLC Units or future sales of Warrants to acquire LLC Units, and options to acquire LLC Units, or the availability of LLC Units for sale, will have on the market price of the LLC Units prevailing from time to time. Nevertheless, sales of substantial amounts of LLC Units could adversely affect the market price of the LLC Units.


     The Securities issued to holders of "Allowed Claims" and "Allowed Equity Interests" under the Reorganization Plan were issued pursuant to the exemption from the registration requirements of the Securities Act provided under Section 1145 of the Bankruptcy Code. As a result, holders of such Securities may resell their Securities without restriction so long as the requirements of Section 1145 with respect to any such resales have been met. Holdings, PSF, Princeton and the Selling Securityholders believe that the registration of the Securities under the Registration Statement should not affect the ability of any holder to resell its Securities, without registration, in compliance with exemptions available under current law, including the exemption available under Section 1145 of the Bankruptcy Code. Selling Securityholders should seek the advice of their own counsel with respect to the legal requirements for such resales and exemptions.



     Holdings has 10,000,000 LLC Units outstanding, all of which are being registered under the Registration Statement of which this Prospectus forms a part. Accordingly, all such LLC Units will be freely transferable without restriction (except as may otherwise be set forth in the LLC Agreement) or registration under the Securities Act, except, subject to the immediately preceding paragraph, for any such securities purchased by an existing "affiliate" of Holdings, as that term is defined in Rule 144 under the Securities Act, as amended ("Rule 144").



     In general, under Rule 144 as currently in effect, a person (or persons whose securities are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of the prior owner other than any affiliate of Holdings) would be entitled to sell within any three-month period a number of LLC Units that does not exceed the greater of:
(i) one percent of the number of LLC Units then outstanding (approximately 100,000 LLC Units as of the date of this Prospectus); or (ii) the average weekly trading volume of the LLC Units during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Holdings. Under Rule 144(k), a person who is not deemed to have been an affiliate of Holdings at any time during the 90 days preceding a sale, and who has beneficially owned the LLC Units proposed to be sold for at least two years (including the holding period of any prior owner other than any affiliate of Holdings), is entitled to sell such LLC Units without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.


                              PLAN OF DISTRIBUTION

     The Selling Securityholders may sell all or a portion of the Securities offered hereby in accordance with the procedures set forth in this Prospectus from time to time while the Registration Statement of which this Prospectus is a part remains effective. The Company has been advised by the Selling Securityholders that the Securities may be sold on terms to be determined at the times of such sales through customary brokerage channels, negotiated transactions or a combination of these methods, at fixed prices that may be changed, at market prices then prevailing or at negotiated prices then obtainable. There is no assurance that the Selling Securityholders will sell any or all of the Securities offered pursuant to this Prospectus. Each of the Selling Securityholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Securities to be made directly or through agents. The Company will receive no portion of the proceeds from the sale of Securities offered hereby. The aggregate proceeds to the Selling Securityholders from the sale of the Securities offered by the Selling Securityholders hereby will be the purchase price of such Securities less any discounts or commissions.

     The Selling Securityholders, acting as principals for their own account, may sell Securities from time to time directly to purchasers or through agents, dealers or underwriters to be designated by the Selling Securityholders from time to time who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any agents, broker-dealers or underwriters that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such broker-dealers, agents or underwriters and any profit on the resale of the Securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     A Selling Securityholder may elect to engage a broker or dealer to effect sales of the Securities in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by a Selling Securityholder may arrange for other brokers or dealers to participate. Broker-dealers may agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Securityholder, to purchase as principal any unsold Securities at the price required to fulfill the broker-dealer commitment to such Selling Securityholder. Broker-dealers who acquire Securities as principal may thereafter resell such Securities from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Securities commissions as described above.

     The Registration Statement of which this Prospectus forms a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the Securities the opportunity to sell such Securities in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a holder must notify the Company in writing of its intention to sell Securities and request that the Company file a supplement to this Prospectus or an amendment to the Registration Statement, if required, identifying such holder as a Selling Securityholder and disclosing such other information concerning the Selling Securityholder and the Securities to be sold as may then be required by the Securities Act and the rules of the Commission. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective.

     Selling Securityholders may also offer the Securities covered by this Prospectus under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 under the Securities Act or pursuant to an exemption contained in the Federal Bankruptcy Code. Selling Securityholders should seek advice from their own counsel with respect to the legal requirements for such sales.

     To comply with the securities laws of certain states, if applicable, the Securities will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be offered or sold unless they have been registered or qualified for sale in such state or an exemption from the registration or qualification requirement is available and is complied with.

     Each of the Selling Securityholders has certain registration rights with respect to the Securities owned by such Selling Securityholder. See "Description of Units -- Registration Rights," "Description of Warrants --

Registration Rights" and "Description of Notes -- Registration Rights." The Company has filed the Registration Statement of which this Prospectus is a part pursuant to such registration rights. The Company currently intends to maintain the effectiveness of such Registration Statement for a period of four years or until such earlier time as all the Securities have been sold pursuant hereto or are no longer outstanding. The Company will bear all expenses relating to this registration, other than applicable brokerage or underwriting fees and expenses and transfer taxes.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Sonnenschein Nath & Rosenthal, Kansas City, Missouri.

                                    EXPERTS


     The consolidated financial statements included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Consolidated Financial Statements of PSF Holdings, L.L.C.
  and Predecessor
  Report of Independent Auditors............................   F-2
  Consolidated Balance Sheets as of December 31, 1995 and
     December 28, 1996......................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1994 and 1995, period from January 1, 1996
     through September 16, 1996, and period from September
     17, 1996 through December 28, 1996.....................   F-4
  Consolidated Statements of Changes in Partners' Capital
     for the years ended December 31, 1994 and 1995 and
     period from January 1, 1996 through September 16, 1996
     and Members' Equity for the period from September 17,
     1996 through December 28, 1996.........................   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994 and 1995, period from January 1, 1996
     through September 16, 1996, and period from September
     17, 1996 through December 28, 1996.....................   F-6
  Notes to Consolidated Financial Statements................   F-7
Condensed Consolidated Financial Statements of PSF Holdings,
  L.L.C. and Predecessor (Unaudited)
  Condensed Consolidated Balance Sheet as of March 29,
     1997...................................................  F-19
  Condensed Consolidated Statements of Operations for the
     three months ended March 30, 1996 and March 29, 1997...  F-20
  Condensed Consolidated Statements of Cash Flows for the
     three months ended March 30, 1996 and March 29, 1997...  F-21
  Notes to Condensed Consolidated Financial Statements......  F-22

                         REPORT OF INDEPENDENT AUDITORS

The Members
PSF Holdings, L.L.C.

     We have audited the accompanying consolidated balance sheets of PSF Holdings, L.L.C. ("Successor") as of December 28, 1996 and PSF Finance L.P. ("Predecessor") as of December 31, 1995, and the related consolidated statements of operations, changes in members' equity and cash flows of the Successor for the period from September 17, 1996 through December 28, 1996 and consolidated statements of operations, changes in partners' capital, and cash flows of the Predecessor for the period from January 1, 1996 through September 16, 1996 and for the years ended December 31, 1995 and 1994 (see Note 1 -- 1996 Reorganization). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Successor at December 28, 1996 and the Predecessor at December 31, 1995, and the consolidated results of operations and cash flows of the Successor for the period from September 17, 1996 through December 28, 1996 and of the Predecessor for the period January 1, 1996 through September 16, 1996 and the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Des Moines, Iowa
February 14, 1997

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

                          CONSOLIDATED BALANCE SHEETS

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1995           1996
                                                              ------------   ------------
ASSETS (Notes 1 and 4)
Current assets:
  Cash and cash equivalents.................................  $  6,491,350   $ 18,116,777
  Accounts receivable, less allowances of $207,000 in 1995
    and $252,000 in 1996....................................     8,408,526     11,347,398
  Inventories (Note 3)......................................    69,178,799     68,802,041
  Prepaid expenses and other................................     1,235,315      3,470,571
                                                              ------------   ------------
    Total current assets....................................    85,313,990    101,736,787
Property, plant, equipment and breeding stock, at cost:
  Land and improvements.....................................    54,724,920     30,874,410
  Buildings.................................................   200,397,010     80,308,572
  Machinery and equipment...................................   158,876,057     55,078,055
  Breeding stock............................................    20,135,108      6,016,385
  Construction in progress..................................    21,076,523     16,391,666
                                                              ------------   ------------
                                                               455,209,618    188,669,088
  Less accumulated depreciation.............................    52,883,258      3,057,837
                                                              ------------   ------------
                                                               402,326,360    185,611,251
Deferred income taxes (Note 5)..............................            --     17,485,000
Deferred financing costs, less accumulated amortization of
  $7,125,567 in 1995........................................    18,704,299             --
Goodwill, less accumulated amortization of $820,227 in
  1995......................................................     6,951,097             --
Other assets................................................       749,780        665,693
                                                              ------------   ------------
    Total assets............................................  $514,045,526   $305,498,731
                                                              ============   ============
LIABILITIES, MEMBERS' EQUITY AND PREDECESSOR CAPITAL (Note
  1)
Current liabilities:
  Accounts payable..........................................  $ 12,198,055   $  7,923,040
  Accrued interest..........................................     6,619,981        154,592
  Other accrued expenses....................................     9,298,399      8,965,875
  Distributions payable.....................................       979,588             --
  Current portion of long-term debt (Note 4)................       327,651      3,506,595
                                                              ------------   ------------
    Total current liabilities...............................    29,423,674     20,550,102
Long-term debt, less current portion (Note 4)...............   479,996,185    149,419,346
Deferred income taxes (Note 5)..............................     4,270,000             --
Other liabilities...........................................     1,425,016             --
                                                              ------------   ------------
    Total liabilities.......................................   515,114,875    169,969,448
Commitments (Note 6)
Members' equity (Notes 7 and 8):
  Member capital, 10,000,000 units issued and outstanding
    (7,665,336 -- Class A; 2,334,664 -- Class B)............                  125,073,000
  Retained earnings.........................................                   10,456,283
                                                                             ------------
    Total members' equity...................................                  135,529,283
Predecessor capital (Notes 7 and 9):
  Redeemable preferred limited partners, net of subscription
    note receivable of $268,700.............................    34,029,534
  Redeemable common limited partner.........................    20,641,374
  Nonredeemable common general partner......................      (149,580)
  Nonredeemable common limited partner......................   (55,590,677)
                                                              ------------   ------------
    Total liabilities, members' equity and Predecessor
     capital................................................  $514,045,526   $305,498,731
                                                              ============   ============

                            See accompanying notes.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       PREDECESSOR                          SUCCESSOR
                                      ----------------------------------------------      -------------
                                                                        PERIOD FROM        PERIOD FROM
                                                                        JANUARY 1,        SEPTEMBER 17,
                                         YEAR ENDED DECEMBER 31,       1996 THROUGH       1996 THROUGH
                                      -----------------------------    SEPTEMBER 16,      DECEMBER 28,
                                          1994            1995             1996               1996
                                          ----            ----         -------------      -------------
Net sales...........................  $132,816,192    $ 194,491,305    $ 194,925,320       $91,233,170
Cost of goods sold..................   140,277,344      192,837,000      172,402,789        65,314,947
                                      ------------    -------------    -------------       -----------
Gross profit (loss).................    (7,461,152)       1,654,305       22,522,531        25,918,223
General and administrative expenses
  (Notes 6 and 7)...................     9,984,978       11,445,278        6,916,255         4,130,038
Loss on suspension of Texas
  expansion project (Note 11).......            --       28,145,887               --                --
Loss on business disposal (Note
  11)...............................            --        5,200,000               --                --
                                      ------------    -------------    -------------       -----------
Income (loss) from operations.......   (17,446,130)     (43,136,860)      15,606,276        21,788,185
Other income (expense):
  Interest income...................     1,842,448        3,295,773          411,770           260,922
  Interest expense..................   (36,051,491)     (61,675,743)     (32,252,421)       (4,627,824)
                                      ------------    -------------    -------------       -----------
                                       (34,209,043)     (58,379,970)     (31,840,651)       (4,366,902)
                                      ------------    -------------    -------------       -----------
Income (loss) before reorganization
  items, income taxes and
  extraordinary items...............   (51,655,173)    (101,516,830)     (16,234,375)       17,421,283
Reorganization items (Note 1):
  Revaluation adjustments of net
     assets.........................            --               --     (180,357,538)               --
  Professional fees and expenses....            --               --       (8,533,888)               --
                                      ------------    -------------    -------------       -----------
Income (loss) before income taxes
  and extraordinary items...........   (51,655,173)    (101,516,830)    (205,125,801)       17,421,283
Income tax expense (Note 5).........     1,425,000        2,525,000        1,940,000         6,965,000
                                      ------------    -------------    -------------       -----------
Income (loss) before extraordinary
  items.............................   (53,080,173)    (104,041,830)    (207,065,801)       10,456,283
Extraordinary gain (loss) on debt
  retirement/forgiveness (Notes 1
  and 11)...........................            --       (9,653,056)     250,467,111                --
                                      ------------    -------------    -------------       -----------
Net income (loss)...................   (53,080,173)    (113,694,886)      43,401,310        10,456,283
Less accretion of preferred limited
  partnership interests.............     5,853,089        6,117,009        4,544,469                --
                                      ------------    -------------    -------------       -----------
Net income (loss) attributable to
  common members or partners........  $(58,933,262)   $(119,811,895)   $  38,856,841       $10,456,283
                                      ============    =============    =============       ===========
Per unit (Note 2):
  Net income........................           N/A              N/A              N/A              $1.05


                            See accompanying notes.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                     PARTNERS' CAPITAL AND MEMBERS' EQUITY

                                                     REDEEMABLE                   NONREDEEMABLE
                                             --------------------------    ---------------------------
                                              PREFERRED       COMMON         COMMON          COMMON
                                               LIMITED        LIMITED        GENERAL        LIMITED
                                              PARTNERS        PARTNER        PARTNER        PARTNER
                                              ---------       -------        -------        -------
PREDECESSOR
Balance at January 1, 1994...............    $27,356,099    $16,122,351    $   293,134    $ (7,238,621)
Capital contributions....................             --    107,888,200      1,350,000       5,761,800
Expenses of obtaining capital............             --       (344,044)        (3,730)        (25,289)
Net loss for 1994........................             --    (32,426,113)      (530,802)    (20,123,258)
Distributions............................     (3,348,669)            --             --              --
Accretion of redeemable preferred limited
  partnership interests (Note 8).........      5,853,089     (3,444,311)       (58,531)     (2,350,247)
                                             -----------    -----------    -----------    ------------
Balance at December 31, 1994.............     29,860,519     87,796,083      1,050,071     (23,975,615)
Capital contributions....................             --     19,873,850             --         126,150
Expenses of obtaining capital............             --       (151,248)        (1,532)         (4,747)
Net loss for 1995........................             --    (82,447,972)    (1,136,949)    (30,109,965)
Distributions............................     (1,679,294)            --             --              --
Accretion of redeemable preferred limited
  partnership interests (Note 8).........      6,117,009     (4,429,339)       (61,170)     (1,626,500)
                                             -----------    -----------    -----------    ------------
Balance at December 31, 1995.............     34,298,234     20,641,374       (149,580)    (55,590,677)
Net income for period ended
  September 16, 1996.....................             --     31,626,534        434,014      11,340,762
Distributions............................       (709,026)            --             --              --
Accretion of redeemable preferred limited
  partnership interests (Note 8).........      4,544,469     (3,311,555)       (45,445)     (1,187,469)
                                             -----------    -----------    -----------    ------------
Balance at September 16, 1996............    $38,133,677    $48,956,353    $   238,989    $(45,437,384)
                                             ===========    ===========    ===========    ============

--------------------------------------------------------------------------------

                                                          MEMBERS'       RETAINED
                                                          CAPITAL        EARNINGS         TOTAL
                                                          --------       --------         -----
SUCCESSOR
Initial capitalization at September 17, 1996 based
  on fair value determined as a result of 1996
  Reorganization (Note 1)...........................    $125,073,000    $        --    $125,073,000
Net income for period from September 17, 1996
  through December 28, 1996.........................              --     10,456,283      10,456,283
                                                        ------------    -----------    ------------
Balance at December 28, 1996........................    $125,073,000    $10,456,283    $135,529,283
                                                        ============    ===========    ============

                            See accompanying notes.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 PREDECESSOR                          SUCCESSOR
                                               -----------------------------------------------      -------------
                                                                                  PERIOD FROM        PERIOD FROM
                                                                                  JANUARY 1,        SEPTEMBER 17,
                                                  YEAR ENDED DECEMBER 31,        1996 THROUGH       1996 THROUGH
                                               ------------------------------    SEPTEMBER 16,      DECEMBER 28,
                                                   1994             1995             1996               1996
                                                   ----             ----         -------------      -------------
OPERATING ACTIVITIES
Net income (loss)............................  $ (53,080,173)   $(113,694,886)    $ 43,401,310       $ 10,456,283
Adjustments to reconcile net income (loss) to
  net cash provided (used) in operating
  activities:
  Extraordinary (gain) loss on debt
    retirement/forgiveness...................             --        9,653,056     (250,467,111)                --
  Noncash losses on asset writedowns.........             --       28,100,000      180,357,538                 --
  Depreciation and amortization..............     21,577,363       35,604,218       24,467,231          2,969,037
  Amortization of deferred financing costs...      1,857,062        4,497,352        2,045,643                 --
  Interest on senior notes paid in-kind or
    accreted to principal....................     17,578,904       21,059,009       11,473,871          3,662,084
  Deferred income taxes......................      1,340,000        2,285,000        1,940,000          4,415,000
  Changes in operating assets and
    liabilities:
  Increase in accounts receivable............     (3,186,281)      (2,503,880)        (106,034)        (3,225,566)
  Decrease (increase) in inventories.........    (20,412,975)     (23,794,802)      (9,753,194)         1,473,088
  Decrease (increase) in other assets........     (2,712,140)       2,280,857         (516,072)        (1,822,488)
  Increase (decrease) in operating accounts
    payable and accrued expenses.............      2,873,926        9,588,964       13,301,177         (6,728,735)
  Increase in other liabilities..............        329,809          318,801           83,358                 --
                                               -------------    -------------     ------------       ------------
Net cash provided (used) by operating
  activities.................................    (33,834,505)     (26,606,311)      16,227,717         11,198,703
INVESTING ACTIVITIES
Purchases of short-term investments..........       (161,574)          (2,404)              --                 --
Proceeds from short-term investments.........      2,923,600               --           28,378                 --
Purchases of property, plant, equipment and
  breeding stock.............................   (210,747,662)     (55,222,728)        (830,590)        (1,647,120)
Payments for businesses acquired.............    (74,151,467)              --               --                 --
                                               -------------    -------------     ------------       ------------
Net cash used in investing activities........   (282,137,103)     (55,225,132)        (802,212)        (1,647,120)
FINANCING ACTIVITIES
Payments for deferred financing costs........  $ (25,721,196)   $          --     $         --       $         --
Proceeds from long-term debt.................    325,435,960       36,502,295       20,804,319            336,598
Payments on long-term debt...................    (28,717,423)    (115,657,674)     (33,567,952)          (215,600)
Net proceeds from cash contributions from
  partners...................................    114,626,937       19,842,473               --                 --
Distributions paid to preferred limited
  partners...................................     (3,388,232)      (1,679,294)        (709,026)                --
                                               -------------    -------------     ------------       ------------
Net cash provided (used) by financing
  activities.................................    382,236,046      (60,992,200)     (13,472,659)           120,998
                                               -------------    -------------     ------------       ------------
Net increase (decrease) in cash and cash
  equivalents................................     66,264,438     (142,823,643)       1,952,846          9,672,581
Cash and cash equivalents at beginning of
  period.....................................     83,050,555      149,314,993        6,491,350          8,444,196
                                               -------------    -------------     ------------       ------------
Cash and cash equivalents at end of period...  $ 149,314,993    $   6,491,350     $  8,444,196       $ 18,116,777
                                               =============    =============     ============       ============
SUPPLEMENTAL DISCLOSURES
Reorganization expenses paid and included as
  cash used by operating activities..........  $          --    $          --     $  6,778,855       $  1,300,774
Interest paid, net of amounts capitalized....     16,270,876       34,030,623        8,885,929          1,009,697
Income taxes paid............................        130,000           10,000          312,100          4,500,000
Noncash investing and financing activity --
  accounts payable for property and equipment
  additions..................................      4,993,865        4,742,379               --                 --
Noncash financing activities:
  Accretion or payment-in-kind of senior note
    principal................................     17,578,904       21,059,009       11,473,871          3,662,084
  Accretion of preferred limited partnership
    interests................................      5,853,089        6,117,009        4,544,469                 --

                            See accompanying notes.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
             PERIOD FROM JANUARY 1, 1996 THROUGH SEPTEMBER 16, 1996
                (PREDECESSOR) AND PERIOD FROM SEPTEMBER 17, 1996
                     THROUGH DECEMBER 28, 1996 (SUCCESSOR)

1. ORGANIZATION AND 1996 REORGANIZATION

ORGANIZATION OF SUCCESSOR

     PSF Holdings, L.L.C. (Holdings) is organized as a Delaware limited liability corporation. Holdings has a wholly-owned subsidiary, Premium Standard Farms, Inc. (PSF, Inc.), which is incorporated as a Delaware corporation. All operations are conducted by PSF, Inc. PSF, Inc. engages principally in the business of hog production and pork processing, and sells to domestic and international markets. Holdings and PSF, Inc. are collectively referred to as "Successor" or "the Company". The Successor commenced operations on September 17, 1996 by succeeding to the business of the Predecessor pursuant to the 1996 Reorganization described below.

ORGANIZATION OF PREDECESSOR

     PSF Finance L.P. (Finance) was organized as a Delaware limited partnership. Premium Standard Farms, Inc. (Farms) was incorporated as a Missouri corporation and was consolidated as a unilaterally controlled special-purpose entity of Finance. Finance and Farms are collectively referred to as "Predecessor" or "the Company".

1996 REORGANIZATION

     The Successor was formed on September 17, 1996 by merging Finance into Holdings, which transferred the net assets it received from Finance to PSF, Inc. Farms transferred all of its net assets to PSF, Inc. in satisfaction of debt. The Predecessor was then dissolved. All Predecessor operations were continued by the Successor.

     The Company's formation was the culmination of a process of financial and organizational reorganization (the "1996 Reorganization") that began on March 15, 1996, when the Predecessor did not make a required interest payment of approximately $7 million which was due on its senior secured notes. The resulting reorganization resulted in a new bank credit agreement and 11% senior secured notes (Note 4). The 11% senior secured notes and 9,700,000 membership units of Holdings were issued in exchange for all of the Predecessor senior notes and the preferred limited partner units. The remaining 300,000 membership units of Holdings were exchanged for Finance's common general and limited partner units.

     Additionally, the holders of Finance's common general and limited partner units received warrants entitling the holders to purchase 2,048,192 membership units of Holdings for $45 per unit. Warrants for 1,621,044 units become exercisable on January 1, 2000 and the balance became exercisable on September 17, 1996. All unexercised units expire on September 17, 2006. No separate value was allocated to the warrants in the 1996 Reorganization plan.

     The Company filed a formal plan of reorganization under Chapter 11 with the United States Bankruptcy Court on July 2, 1996. The essence of the plan is as described above. On September 16, 1996, the plan became effective and the Company emerged from Chapter 11 effective with the beginning of business on September 17, 1996.

     In accordance with AICPA Statement of Position 90-7 (SOP 90-7), the Company was required to adopt "fresh-start" reporting and reflect the effects of such adoption in the financial statements as of September 16, 1996. In adopting fresh-start reporting, the Company, with the assistance of its financial advisors including independent appraisers, was required to determine its reorganization value, which represents the fair value of the entity and approximates the amount a willing buyer would pay for the net assets of the Company

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

1. ORGANIZATION AND 1996 REORGANIZATION (CONTINUED)

immediately after its emergence from Chapter 11 status. The reorganization value of the Company was determined by consideration of several factors, including: the discounted residual value of the Company; market share, position and competition of each operating company; projected sales, profitability growth and working capital requirements; and general economic considerations. Various valuation methods were relied upon, including: discounted cash flow, price/earnings ratios, comparable merger and acquisition activities and other applicable ratios and industry indices.

     The total enterprise reorganization value, before long-term debt, was determined to be $273.5 million and was allocated as follows (in millions):

Senior bank term loan.......................................    $ 30.0
Senior secured notes........................................     117.5
Other long-term debt........................................        .9
Initial value of members' equity............................     125.1
                                                                ------
                                                                $273.5
                                                                ======

     The adjustments to reflect the consummation of the reorganization plan (including the gain on extinguishment of debt relating to pre-petition liabilities) and the adjustment to record assets and liabilities at their fair values have been reflected in the accompanying consolidated statement of operations for the period ended September 16, 1996. As described above, all of the Predecessor's senior notes and redeemable preferred limited partner units (with an aggregate carrying value, net of deferred financing costs, of approximately $489.3 million) were exchanged for consideration valued at approximately $238.8 million, including new senior notes and membership units of Holdings. The resulting debt discharge of $250.5 million is reflected as an extraordinary gain (no income tax effect) on the consolidated statement of operations. Interest on the Predecessor senior notes for the period from the Chapter 11 filing date of July 2, 1996 to September 16, 1996, which was not recorded in accordance with SOP 90-7, totaled approximately $10.9 million. All trade and other creditors received a 100% recovery of pre-petition claims and liabilities due.

     In addition to the extraordinary gain on debt forgiveness, other reorganization items reflected on the consolidated statement of operations were professional fees and other expenses of approximately $8.5 million and a net revaluation adjustment of approximately $180.4 million. The net adjustment to revalue the Company's assets and liabilities in accordance with fresh-start reporting consisted of the following (in millions):

Inventories.................................................    $  (8.6)
Property, plant, equipment and breeding stock...............     (194.1)
Deferred income tax asset established.......................       21.9
Goodwill....................................................       (6.6)
Deferred income tax liability...............................        6.2
Other assets and liabilities, net...........................        0.8
                                                                -------
                                                                $(180.4)
                                                                =======

     The pre-reorganization accumulated deficit which was eliminated in accordance with fresh-start reporting was approximately $145.4 million.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     As a result of the 1996 Reorganization described above, the Company adopted "fresh start" reporting in which its assets and liabilities were adjusted to reflect their estimated fair values and the existing accumulated deficit was eliminated, resulting in a new reporting entity as of September 17, 1996. Accordingly, the Predecessor's consolidated financial statements prior to September 17, 1996 are not necessarily comparable to consolidated financial statements presented subsequent to that date. A line has been placed on the consolidated financial statements to distinguish between pre-reorganization and post-reorganization activity. Certain prior year amounts have been reclassified to conform with the current year presentation.

FISCAL YEAR-END

     Effective in 1996, the Company's fiscal year-end is the Saturday in December nearest to the end of December. Prior to 1996, the fiscal year-end was December 31.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Holdings (as Successor) or Finance and Farms (as Predecessor) and their wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or net realizable value.

PROPERTY, PLANT, EQUIPMENT AND BREEDING STOCK

     Depreciation of property, plant, equipment and breeding stock is computed using the straight-line method over the estimated useful lives of the assets as follows:

                                                                 YEARS
                                                                 -----
Land improvements...........................................    20 - 31
Buildings...................................................    20 - 31
Machinery and equipment.....................................     3 - 10
Breeding stock..............................................          3

     Interest of approximately $5,900,000 and $1,252,000 was capitalized in 1994 and 1995, respectively, in connection with the construction of property and equipment. Capitalized interest is recorded as a cost of the asset to which it relates and is depreciated over the estimated useful life of the asset.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED FINANCING COSTS AND GOODWILL

     Deferred financing costs of the Predecessor were amortized over the term of the related loans. Goodwill of the Predecessor was amortized on the straight-line method over fifteen years.

ADVERTISING COSTS

     The cost of advertising, which has not been material, is expensed as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company adopted in 1995 the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

FUTURES TRANSACTIONS

     The Company hedges, through the use of futures and options contracts, certain anticipated grain purchases and hog and pork sales, to minimize the risk of market fluctuations. Futures gains or losses that qualify as hedges are deferred until the cost of the related inventory is recognized in the results of operations. The deferred gain at December 28, 1996 was not material.

INCOME TAXES

     All pre-tax income of the Successor relates to PSF, Inc., as there are no operations at the Holdings level. The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on the difference between financial reporting and income tax bases of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or credits are based on changes in the asset or liability from period to period. The Company's primary temporary differences are outlined in Note 5.

     Income tax expense and deferred income taxes reflected by the Predecessor relate to taxes provided on Farms. Temporary differences existed for Finance between financial statement and income tax reporting, primarily due to depreciation; however, no income taxes generally were reflected relating to Finance as taxable income or loss was included in the income tax returns of the partners. Accordingly, no deferred income taxes were provided with respect to temporary differences for Finance.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value of financial instruments:

          Cash equivalents, accounts receivable and accounts payable: Carrying amounts reported in the Company's consolidated balance sheets based on historical cost approximate estimated fair value for these instruments, due to their short-term nature.

          Long-term debt and redeemable preferred capital: Carrying amounts in the balance sheet approximate the fair value of long-term debt at December 28, 1996, due to the close proximity to the issuance date of the instruments pursuant to the 1996 Reorganization, an independent appraisal at the time of the reorganization and recent arms-length trades. Due to the expected reorganization, it was not practical to reasonably estimate the fair value of the Company's long-term debt and redeemable preferred capital at December 31, 1995.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET INCOME PER UNIT



     Net income per unit is computed based on the net income divided by the weighted average number of units outstanding (10,000,000 for the period ended December 28, 1996 for Successor). The effect of options and warrants to purchase units was less than 3% dilutive.


EMERGING ACCOUNTING ISSUES

     Management is not aware of any accounting standards which have been issued and which will require the Company to change current accounting policies or adopt new policies, the effect of which would be material to the consolidated financial statements.

3. INVENTORIES

     Inventories consist of the following:

                                                       PREDECESSOR     SUCCESSOR
                                                       ------------   ------------
                                                       DECEMBER 31,   DECEMBER 28,
                                                           1995           1996
                                                       ------------   ------------
Hogs.................................................  $62,689,671    $63,004,881
Processed pork and pork products.....................    1,911,524      2,562,297
Grain, feed additives and other......................    4,577,604      3,234,863
                                                       -----------    -----------
                                                       $69,178,799    $68,802,041
                                                       ===========    ===========

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              PREDECESSOR      SUCCESSOR
                                                              ------------    ------------
                                                              DECEMBER 31,    DECEMBER 28,
                                                                  1995            1996
                                                              ------------    ------------
Senior bank term loan, due in quarterly $1.5 million
  installments beginning in September 1997 with balance due
  at maturity in September 2001, interest at the Company's
  option of either a defined base rate plus 2.5% or a
  defined LIBOR plus 3.5% (9.3125% at December 28, 1996)
  payable monthly...........................................  $         --    $ 30,000,000
Senior secured notes, due in September 2003, interest
  (partial pay-in-kind) at 11% payable semiannually.........            --     121,162,084
Former senior bank loans, interest at base rate plus 1.5%...    63,567,952              --
Former senior secured notes, interest payable semiannually
  at
  12%-12.25%................................................   416,339,343              --
Other installment contracts and term notes payable..........       416,541       1,763,857
                                                              ------------    ------------
                                                               480,323,836     152,925,941
Less current portion........................................       327,651       3,506,595
                                                              ------------    ------------
Long-term debt, less current portion........................  $479,996,185    $149,419,346
                                                              ============    ============

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

4. LONG-TERM DEBT (CONTINUED)
     As more fully described in Note 1, the Company completed a financial reorganization and emerged from Chapter 11 on September 17, 1996. The reorganization included refinancing of the former senior bank loans with a new bank credit facility and the exchange of all of the former senior secured notes for a substantial equity ownership interest in the reorganized Company and new 11% senior secured notes.

The new bank credit agreement incorporates a term loan of $30,000,000 and revolving loans not to exceed $60,000,000. The credit agreement provides for up to $5,000,000 in letters of credit, for which the Company pays a fee of 3% of the average daily letter of credit exposure. At December 28, 1996, the Company had $3,000,000 of outstanding letters of credit. Additionally, the Company pays a .5% commitment fee based on the average daily unused amount of lender commitments. No revolving loans were drawn for the period September 17 through December 28, 1996. The credit agreement provides for a 1% reduction in the interest rate at any time after March 16, 1997 upon reduction of the term loan by $3,000,000.

     The bank credit agreement is secured by virtually all of the Company's assets. The amount available under the revolving loan facility is determined by a borrowing base formula determined from the sum of eligible accounts receivable and a formula value for inventory, but is limited to $60,000,000. The borrowing base at December 28, 1996 was approximately $92,044,000 and, accordingly, unused available borrowings were $57,000,000 (net of outstanding letters of credit). Interest on revolving loans is at the same interest rate options described above on the term loan. The agreement contains various restrictive covenants which, among other things, substantially limit additional borrowings, prohibit payment of dividends, and restrict capital additions and sale of assets. The Company was in compliance with all covenants at December 28, 1996.


     The 11% senior secured notes were issued by PSF, Inc. to certain members of Holdings at an initial amount of $117,500,000. The notes require certain prepayment premiums for payment prior to September 1 of each year as follows:
1997 -- 111%, 1998 -- 108%, 1999 -- 105%, 2000 -- 103% and 2001 -- 101%. The
notes are secured by a secondary interest, subordinated to the bank credit agreement, in virtually all of the Company's assets. The notes are guaranteed by Holdings and a subsidiary of PSF, Inc. (see Note 12). Prior to complete repayment of the bank term loan, interest on the notes is payable only through issuance of additional notes in principal amount equal to the interest due ($3,662,084 accrued to be paid in-kind for the period ending December 28, 1996). After repayment of the term loan, interest is payable in cash. The note indenture contains covenants which either mirror or are less restrictive than those of the bank credit agreement.


     The Company also has a $ 10 million note purchase agreement with a member that allows borrowing only if the bank line of credit is fully borrowed and the Company's cash balance falls below $5 million. The notes, if issued, would bear interest at 11% per annum, payable quarterly in arrears, and would be secured by a subordinated security interest in the Company's real property. The commitment expires on September 17, 1998. It is management's belief that no amounts will be borrowed under the agreement.

     Future maturities of long-term debt are as follows:

1997........................................................  $  3,506,595
1998........................................................     6,175,007
1999........................................................     6,183,015
2000........................................................     6,747,588
2001........................................................     9,067,219
Thereafter..................................................   121,246,517
                                                              ------------
                                                              $152,925,941
                                                              ============

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

5. INCOME TAXES

     The components of income tax expense are as follows:

                                              PREDECESSOR                   SUCCESSOR
                                ---------------------------------------   -------------
                                                           PERIOD FROM     PERIOD FROM
                                                           JANUARY 1,     SEPTEMBER 17,
                                                          1996 THROUGH    1996 THROUGH
                                                          SEPTEMBER 16,   DECEMBER 28,
                                   1994         1995          1996            1996
                                   ----         ----      -------------   -------------
Current:
  Federal.....................  $   85,000   $  240,000    $       --      $2,200,000
  State.......................          --           --            --         350,000
                                ----------   ----------    ----------      ----------
                                    85,000      240,000            --       2,550,000
Deferred:
  Federal.....................   1,168,000    1,942,000     1,650,000       3,765,000
  State.......................     172,000      343,000       290,000         650,000
                                ----------   ----------    ----------      ----------
                                 1,340,000    2,285,000     1,940,000       4,415,000
                                ----------   ----------    ----------      ----------
                                $1,425,000   $2,525,000    $1,940,000      $6,965,000
                                ==========   ==========    ==========      ==========

     A reconciliation of income tax expense with the amount computed by applying the statutory Federal income tax rate to the Company's pretax income is shown below. Predecessor amounts are based on the pretax income of Farms ($3,509,575, $6,050,408 and $4,864,941 in 1994, 1995 and 1996, respectively).

                                              PREDECESSOR                   SUCCESSOR
                                ---------------------------------------   -------------
                                                           PERIOD FROM     PERIOD FROM
                                                           JANUARY 1,     SEPTEMBER 17,
                                                          1996 THROUGH    1996 THROUGH
                                                          SEPTEMBER 16,   DECEMBER 28,
                                   1994         1995          1996            1996
                                   ----         ----      -------------   -------------
Amount based on Federal
  statutory rate..............  $1,193,000   $2,057,000    $1,654,000      $5,923,000
State income taxes, net of
  Federal benefit.............     114,000      226,000       191,000         660,000
Effect of nondeductible
  expenses....................          --      106,000            --              --
Other.........................     118,000      136,000        95,000         382,000
                                ----------   ----------    ----------      ----------
                                $1,425,000   $2,525,000    $1,940,000      $6,965,000
                                ==========   ==========    ==========      ==========

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

5. INCOME TAXES (CONTINUED)
     Components of the net deferred tax balances are as follows:

                                                      PREDECESSOR        SUCCESSOR
                                                      ------------      ------------
                                                      DECEMBER 31,      DECEMBER 28,
                                                          1995              1996
                                                      ------------      ------------
Deferred tax assets:
  Fixed asset basis difference....................    $         --       $17,526,000
  Net operating loss carryforwards................       6,569,000                --
  Accrued liabilities.............................         476,000                --
  AMT credit carryforward.........................         345,000                --
  Other...........................................          11,000                --
Deferred tax liabilities:
  Tax depreciation in excess of financial
     statement amounts............................     (11,671,000)               --
  Other...........................................                           (41,000)
                                                      ------------       -----------
Net deferred tax asset (liability)................    $ (4,270,000)      $17,485,000
                                                      ============       ===========

6. COMMITMENTS

     The Company has employment agreements with key senior management employees.

     The Company enters into forward grain purchase contracts with market risk in the ordinary course of business. In the opinion of management, settlement of such commitments which were open at December 28, 1996 will have no adverse impact on the financial condition or results of operations of the Company.

     The Company utilizes the above forward contracts, as well as futures and options contracts, to establish adequate supplies of future grain purchasing requirements and to minimize the risk of market fluctuations. These contracts may result in off-balance-sheet market risk which is dependent on fluctuations in the grain, hog and pork commodity markets. Market risk resulting from a position in a particular contract may be offset by other on- or off-balance sheet transactions. The Company continually monitors its overall market position. Gross contract or notional amounts of futures, options and forward contracts in place as of December 28, 1996 are as follows:

Forward contracts to purchase grain.........................    $10,849,000
Futures or option contracts:
  To purchase grain.........................................    $    28,000
  To sell grain.............................................    $ 1,335,000
  To sell pork bellies......................................    $ 2,264,000

     The Company leases rolling stock and certain equipment under noncancelable operating leases. Rental expense under operating leases was approximately $870,000, $1,779,000 and $963,000 in fiscal 1994, 1995 and the period ended
September 16, 1996, respectively, (Predecessor) and $312,000 in the period ended December 28, 1996 (Successor). Future minimum rental commitments at December 28, 1996 are as follows:

1997........................................................    $  687,000
1998........................................................       540,000
1999........................................................       331,000
2000........................................................        84,000
2001........................................................         1,000
                                                                ----------
                                                                $1,643,000
                                                                ==========

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

7. EMPLOYEE BENEFIT PLANS

SUCCESSOR OPTION PLAN

     The Company has a management option plan which provides for options covering up to 526,315 membership units available to be granted to employees. Options for 460,000 units have been granted at December 28, 1996. The granted units are exercisable at $12.00 per unit and vest and become exercisable over a five year period beginning September 17, 1996. At December 28, 1996, options covering 100,500 units were vested and exercisable. Vesting is accelerated in the event of a change of control, as defined. The Company accounts for options in accordance with Accounting Principles Board Opinion No. 25 (APB 25). Under APB 25, because the exercise price of the employee options equals the market value of the underlying units on the date of the grant, no compensation expense is recognized. A summary of option activity subsequent to the 1996 Reorganization through December 28, 1996 is as follows:

                                                                           OPTION
                                                                 UNITS     PRICE
                                                                 -----     ------
Granted in 1996.............................................    460,000    $12.00
                                                                -------
Balance at December 28, 1996................................    460,000
                                                                =======

     Under FASB Statement No. 123, certain pro forma information is required as if the Company had accounted for options under the alternative fair value method of Statement 123. The Company used a Minimum Valuation model to determine the per unit fair value of the options at the grant date. The following assumptions were used in the valuation:

Risk-free interest rate.....................................      5.02%
Expected dividend yield.....................................       None
Expected volatility.........................................       None
Expected life of option.....................................    7 years

     The estimated fair value of the options at the date of grant is $3.56 per unit.

     For purposes of pro forma disclosures, the estimated fair value of the options at the grant date is amortized to expense, net of related pro forma tax benefits, over the vesting period of the options. Pro forma option compensation expense for the period ended December 28, 1996 is not indicative of what annual pro forma expense may be in the future due to the partial year and the staggered period over which portions of the options vest and, accordingly, over which the related pro forma expense would be spread for such portion. Pro forma net income and net income per unit for the period ended December 28, 1996 is $10,127,000 and $1.01, respectively.

PREDECESSOR OPTION PLAN

     Finance had an equity incentive plan to provide incentives to certain employees and individuals who provided services to the partnership under consulting agreements. No options were exercisable at December 31, 1995. Compensation expense, determined in accordance with APB 25, relating to option grants was approximately $322,000, $322,000 and $80,000 in fiscal 1994, 1995 and the period ended September 16, 1996, respectively. Due to the 1996 Reorganization described in Note 1, all Predecessor options were canceled and management determined that there was no fair value of the options granted in 1995 and, accordingly, no pro

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

7. EMPLOYEE BENEFIT PLANS (CONTINUED)

forma disclosure under Statement 123 has been made. A summary of Predecessor option activity through September 16, 1996 is as follows:

                                                         UNITS       OPTION PRICE
                                                         -----       ------------
Balance at December 31, 1993........................     352,058     $16.00 - 22.00
  Canceled in 1994..................................          --
  Granted in 1994...................................     282,500
                                                        --------
Balance at December 31, 1994........................     634,558     $16.00 - 28.78
  Canceled in 1995..................................    (158,549)
  Granted in 1995...................................     233,101
                                                        --------
Balance at December 31, 1995........................     709,110      $.01 - 105.00
  Canceled in 1996..................................    (709,110)
                                                        --------
Balance at September 16, 1996.......................          --
                                                        ========

OTHER PLANS

     The Company has 401(k) plans covering substantially all employees meeting certain minimum service requirements. The Company matches 50% of the employee contribution up to a maximum company contribution of 3% of employee compensation. Expense related to the plans was approximately $244,000, $227,000 and $543,000 in 1994, 1995 and the period ended September 16, 1996, respectively, (Predecessor) and $211,000 in the period ended December 28, 1996 (Successor).

8. MEMBERS' EQUITY AND L.L.C. AGREEMENT

     Holdings' limited liability company agreement provides for the following:
     - No Member shall be personally liable for the expenses, liabilities, or obligations of the Company and will not be required to make up any deficiency in such Member's Capital Account upon dissolution or termination of the Company.

     - Two classes of Member units, Class A and Class B, which are identical and entitle the holders thereof to the same rights and privileges, except that no Class B Member shall have any right, power or authority to participate in: (1) the management of the Company in any manner, (2) any vote or resolution of the Members, or (3) any consent, approval or other binding action of the Members or the Company.

     - Members shall have the sole authority to determine the timing and the aggregate amount of any distributions to Members.

     - The Company shall continue until December 31, 2046 or such later date as shall be designated by the Members unless sooner terminated as provided for in the agreement.

     Holdings has warrants outstanding at December 28, 1996 to purchase 2,048,192 membership units. See Note 1 under 1996 Reorganization for disclosure of the exercise price and periods during which the warrants may be exercised.

     At December 28, 1996, a total of 2,574,507 member units are reserved for issuance under the management option plan and outstanding warrants.

     Payment of dividends is restricted under the senior bank credit agreement (Note 4) and, accordingly, all of the Company's retained earnings of $10,456,283 at December 28, 1996 are restricted.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

8. MEMBERS' EQUITY AND L.L.C. AGREEMENT (CONTINUED)

     The Company's member units, warrants, and 11% senior secured notes are subject to registration rights agreements whereby the Company has agreed to file a shelf registration statement, not later than April 30, 1997, to register these securities pursuant to Rule 415 under the Securities Act of 1933.

9. PREDECESSOR CAPITAL

     As more fully explained in Note 1, the Company completed a financial reorganization and emerged from Chapter 11 on September 17, 1996. As part of the reorganization, the Predecessor's preferred and common partnership units described below were exchanged for certain senior notes and membership units of the Successor.

     Partnership units issued and outstanding at December 31, 1995 related to the Predecessor's capital were as follows:

Redeemable preferred limited partners.......................      268,687 units
Redeemable common limited partner...........................    7,582,115 units
Nonredeemable common general partner........................      104,058 units
Nonredeemable common limited partner........................    2,718,865 units

     Finance had previously issued preferred limited partnership units providing for aggregate preferred limited partner funding of $26,600,000. The preferred units required annual cash distributions of 12.5% payable semiannually, subject to the financial capability of Finance, as defined. All distributions were paid as required through March 15, 1995. Pursuant to its authority under the agreement, Finance withheld payment of the September 15, 1995 semiannual cash distribution to the redeemable preferred limited partners, in the amount of $1,679,294. The unpaid distribution was accrued and is included in the consolidated balance sheet at December 31, 1995 in the redeemable capital to preferred limited partners.

     The units were subject to a mandatory redemption at the option of the holders beginning in September 1996, subject to the financial capability of Finance, as defined in the agreements. The mandatory redemption price was an amount which would provide the holders with a 20% compounded annual rate of return, including the effect of the 12.5% distributions. The carrying value of the preferred units was being accreted to the estimated redemption price over the period until the initial mandatory redemption date as described above, with a corresponding charge to common partners' equity. Accordingly, accretion of $5,853,089, $6,117,009 and $4,544,469 was recognized in fiscal years 1994 and
1995 and the period ended September 16, 1996, respectively.

10. LOSSES ON SUSPENSION OF TEXAS EXPANSION PROJECT AND BUSINESS DISPOSAL

     In the second quarter of 1995, the Company announced the suspension of its expansion in High Plains, Texas. Losses include $10,845,887 primarily attributable to writedown of certain construction inventories and settlement of construction contracts. The remaining loss ($17,300,000) is attributable to adjustment of the carrying value of property and equipment to estimated fair market value of $25 million as determined by an independent appraisal. The Company intends to periodically evaluate the desirability of further expansion of its Texas operations in the future based on the Company's production and processing needs, operating performance, capital requirements and growth strategy.

     In February 1996 the Company sold a processing facility and certain related assets. The sale resulted in a loss of $5,200,000 which has been recognized in the 1995 financial statements to reflect the writedown of the related net assets to net realizable value. Operating results for the facility for 1995 were net sales of approximately $10 million and a loss from operations of $2.3 million.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

11. 1995 EXTRAORDINARY LOSS

     As a result of suspending the project described in Note 10, the Company repaid approximately $110 million of amounts previously drawn on a construction loan facility, and entered into a corresponding amendment to its former credit agreement to reduce a $190 million term loan commitment to approximately $10 million. Unamortized deferred financing costs relating to the canceled term loan commitments were written off in 1995, resulting in an extraordinary loss of $9,653,056.

12. GUARANTEE OF PSF, INC. SENIOR SECURED NOTES


     Holdings and Princeton Development Corp. (Princeton), a wholly-owned subsidiary of PSF, Inc., each, jointly and severally, have fully and unconditionally guaranteed the payment of the 11% senior secured notes issued by PSF, Inc. in connection with the 1996 Reorganization (see Note 4 for a description of the senior secured notes). PSF, Inc. also has a non-guarantor Subsidiary which has no assets, liabilities or operations.



     Summarized consolidated financial information for PSF, Inc. and its wholly-owned subsidiary, Princeton, is shown below (in thousands of dollars). Separate financial statements of PSF, Inc. have not been presented as the amounts are identical to the accompanying consolidated financial statements of Holdings, since Holdings has no assets or operations other than its stock of PSF, Inc. Summarized information for periods prior to the 1996 Reorganization is not presented since the guarantee did not exist until the notes were issued on September 17, 1996.


At December 28, 1996:
  Current assets............................................    $101,736
  Noncurrent assets.........................................     203,762
                                                                --------
  Total assets..............................................    $305,498
                                                                ========
  Current liabilities.......................................    $ 20,550
  Noncurrent liabilities....................................     149,419
  Stockholder's equity......................................     135,529
                                                                --------
  Total liabilities and stockholder's equity................    $305,498
                                                                ========
Period from September 17, 1996 through December 28, 1996:
  Net sales.................................................    $ 91,233
  Gross profit..............................................      25,918
  Net income................................................      10,456


     Separate financial statements or summarized financial information for Princeton have not been presented, since its operations are inconsequential and its stock does not represent a significant portion of the collateral securing the notes. Princeton's accounts and transactions represent less than one-half of 1% of the consolidated total assets, liabilities, equity, net sales, income from operations, and net income of both Holdings and PSF, Inc. Management believes that the separate financial statements and summarized financial information of Holdings (parent company only) and Princeton are not material to investors.

                              PSF HOLDINGS, L.L.C.



                      CONDENSED CONSOLIDATED BALANCE SHEET



                                                              MARCH 29, 1997
                                                              --------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 31,579,690
  Accounts receivable.......................................       9,808,705
  Inventories...............................................      67,204,356
  Prepaid expenses and other................................       3,529,293
                                                                ------------
          Total current assets..............................     112,122,044
Property, plant, equipment and breeding stock...............     191,461,385
Less accumulated depreciation...............................      (5,973,540)
                                                                ------------
                                                                 185,487,845
Deferred income taxes.......................................      17,485,000
Other assets................................................         675,723
                                                                ------------
          Total assets......................................    $315,770,612
                                                                ============
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  7,505,185
  Accrued expenses..........................................      12,166,324
  Current portion of long-term debt.........................       4,842,096
                                                                ------------
          Total current liabilities.........................      24,513,605
Long-term debt, less current portion........................     151,155,381
Members' equity:
  Member capital, 10,000,000 units issued and outstanding
     (7,665,336 -- Class A; 2,334,664 -- Class B)...........     125,073,000
  Retained earnings.........................................      15,028,626
                                                                ------------
          Total members' equity.............................     140,101,626
                                                                ------------
          Total liabilities and members' equity.............    $315,770,612
                                                                ============



           See notes to condensed consolidated financial statements.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                               PREDECESSOR     THE COMPANY
                                                              -------------    ------------
                                                              THREE MONTHS     THREE MONTHS
                                                                  ENDED           ENDED
                                                                MARCH 30,       MARCH 29,
                                                                  1996             1997
                                                              -------------    ------------
Net sales...................................................  $  58,604,485    $ 72,581,143
Cost of goods sold..........................................     54,736,966      58,663,035
                                                              -------------    ------------
Gross profit................................................      3,867,519      13,918,108
General and administrative expenses.........................      2,646,363       2,561,829
                                                              -------------    ------------
Income from operations......................................      1,221,156      11,356,279
Other income (expense):
  Interest income...........................................        130,355         353,488
  Interest expense..........................................    (14,937,573)     (4,104,190)
                                                              -------------    ------------
                                                                (14,807,218)     (3,750,702)
                                                              -------------    ------------
Income (loss) before income taxes...........................    (13,586,062)      7,605,577
Income tax expense..........................................        675,000       3,039,000
                                                              -------------    ------------
Net income (loss)...........................................    (14,261,062)      4,566,577
Less accretion of preferred limited partnership interests...      1,565,737              --
                                                              -------------    ------------
Net income (loss) attributable to common members or
  partners..................................................  $ (15,826,799)   $  4,566,577
                                                              =============    ============
Net income per unit.........................................            N/A            $.46
                                                                               ============


           See notes to condensed consolidated financial statements.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                PREDECESSOR        THE COMPANY
                                                              ---------------    ---------------
                                                               THREE MONTHS       THREE MONTHS
                                                              ENDED MARCH 30,    ENDED MARCH 29,
                                                                   1996               1997
                                                              ---------------    ---------------
OPERATING ACTIVITIES
Net income (loss)...........................................   $(14,261,062)       $ 4,566,577
Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
  Depreciation and amortization.............................      8,668,053          3,179,655
  Amortization of deferred financing costs..................        855,909                 --
  Interest on notes paid in-kind or accreted to principal...      5,593,063          2,728,615
  Other.....................................................       (384,944)                --
  Changes in operating assets and liabilities:
     Accounts Receivable....................................       (424,695)         1,538,693
     Inventories............................................     (5,584,919)         1,599,972
     Prepaid expenses and other assets......................     (1,476,501)           (71,151)
     Accounts payable and accrued expenses..................      2,439,614          2,633,768
                                                               ------------        -----------
Net cash provided (used) by operating activities............     (4,575,482)        16,176,129

INVESTING ACTIVITIES
Disposals (purchases) of property, plant equipment and
  breeding stock............................................      2,575,699         (3,056,137)
                                                               ------------        -----------
Net cash provided (used) by investing activities............      2,575,699         (3,056,137)

FINANCING ACTIVITIES
Payments on long-term debt..................................       (209,562)                --
Proceeds from long-term debt................................      2,000,000            342,921
                                                               ------------        -----------
Net cash provided by financing activities...................      1,790,438            342,921
                                                               ------------        -----------
Net increase (decrease) in cash and cash equivalents........       (209,345)        13,462,913
Cash and cash equivalents at beginning of period............      6,491,350         18,116,777
                                                               ------------        -----------
Cash and cash equivalents at end of period..................   $  6,282,005        $31,579,690
                                                               ============        ===========


           See notes to condensed consolidated financial statements.

                      PSF HOLDINGS, L.L.C. AND PREDECESSOR



        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


                                 MARCH 29, 1997



1. ACCOUNTING POLICIES



  Basis of Presentation



     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 29, 1997 are not necessarily indicative of the results that may be expected for the year ended December 27, 1997. For further information, refer to the Company's consolidated financial statements and footnotes thereto for the year ended December 28, 1996.



  Predecessor Financial Information



     As a result of the 1996 Reorganization more fully described in Note 1 to the audited consolidated financial statements, the Company adopted "fresh start" reporting in which its assets and liabilities were adjusted to reflect their estimated fair values, resulting in a new reporting entity as of September 17, 1996. Accordingly, the Predecessor's condensed financial statements prior to September 17, 1996 are not necessarily comparable to condensed consolidated financial statements presented subsequent to that date. A line has been placed on the condensed consolidated financial statements to distinguish between pre-reorganization and post-reorganization activity.



  Earnings Per Share



     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share, which is required to be adopted in the fourth quarter ending December 27, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. The impact of Statement 128 on earnings per share for the quarter ended March 29, 1997 is not expected to be material.



2. INVENTORIES



     Inventories at March 29, 1997 consist of the following:



Hogs........................................................    $60,119,478
Processed pork and pork products............................      2,969,799
Grain, feed additives and other.............................      4,115,079
                                                                -----------
                                                                $67,204,356
                                                                ===========

======================================================

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SECURITYHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Additional Information................    2
Prospectus Summary....................    3
Risk Factors..........................    9
Use of Proceeds.......................   16
Dividend Policy.......................   16
Selected Consolidated Financial
  Data................................   17
Unaudited Pro Forma Financial Data....   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   28
Management............................   41
Certain Transactions..................   52
Selling Securityholders...............   54
Principal Unitholders.................   59
Description of Certain Indebtedness...   60
Description of the Units..............   61
Description of the Warrants...........   69
Description of the Notes..............   74
Description of Guarantees of 11%
  Senior Secured Notes................   92
Certain U.S. Federal Income Tax
  Consequences........................   93
Securities Eligible For Future Sale...  101
Plan of Distribution..................  101
Legal Matters.........................  103
Experts...............................  103
Index to Financial Statements.........  F-1


     UNTIL           , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS ELECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

======================================================

======================================================
                              PSF HOLDINGS, L.L.C.
                          PREMIUM STANDARD FARMS, INC.
                          PRINCETON DEVELOPMENT CORP.

                                   LLC UNITS

                              WARRANTS TO PURCHASE
                                   LLC UNITS

                          11% SENIOR SECURED NOTES DUE
                           2003 (PARTIAL PAY-IN-KIND)

                              --------------------
                                   PROSPECTUS
                              --------------------

                                            , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the Offering described in this Registration Statement.


Securities and Exchange Commission registration fee.........    $145,701
Accounting Fees and Expenses................................    $ 85,000
Printing and Engraving Expenses.............................    $ 80,000
Legal Fees and Expenses.....................................    $225,000
Blue Sky Fees and Expenses..................................    $ 25,000
Miscellaneous...............................................    $  9,300
                                                                --------
     Total..................................................    $570,001
                                                                ========



     The foregoing items, except for the Securities and Exchange Commission fee, are estimated. All expenses will be borne by the Company.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 18-108 of the Delaware Limited Liability Company Act provides that subject to the standards and restrictions set forth in its limited liability company agreement, a limited liability company has the power to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever.

     Section 13.1 of the LLC Agreement provides that Holdings shall indemnify the Managers, Members, including the Tax Matters Member, and each such Person's officers, directors, trustees, partners, investment advisors, members, shareholders, employees and agents, and the employees, officers and agents of Holdings (all indemnified persons being referred to as "Indemnified Persons"), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of Holdings and from liabilities or obligations of Holdings imposed on such Indemnified Person by virtue of such Indemnified Person's position with Holdings, including reasonable attorneys' fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, such indemnification shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined, in good faith, that its, his or her course of conduct was in, or not opposed to, the best interests of Holdings and was authorized under the LLC Agreement, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its, his or her inaction to be harmful or opposed to the best interests of Holdings, and (b) the action or inaction was not undertaken (or omitted) in bad faith nor did it constitute fraud or willful misconduct by the Indemnified Person, and provided, further, that such indemnification shall be recoverable only from the assets of Holdings and not from any assets of the Members. Section 13.1 also provides that Holdings may pay or reimburse attorneys' fees of an Indemnified Person as incurred, if such Indemnified Person executes an undertaking to repay such amount if there is a final determination that such Indemnified Person is not entitled to be indemnified by Holdings. In addition, Section 13.1 provides that Holdings may pay for insurance covering liability of the Indemnified Persons for negligence in operation of Holdings' affairs.

     Section 13.2 of the LLC Agreement provides that no Indemnified Person shall be liable to Holdings or to any Member of Holdings for any loss that arises out of any act or omission pursuant to the authority granted by the LLC Agreement if
(a) either (i) the Indemnified Person, at the time of such action or omission, determined, in good faith, that such Indemnified Person's course of conduct was in, or not opposed to, the best interests of Holdings, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such his, her or its inaction to be harmful or opposed to the best interests of Holdings, and (b) the conduct of the Indemnified Person was not undertaken in bad faith nor did it constitute fraud or willful misconduct by such Indemnified Person. Section 13.2 of the LLC Agreement further provides that in addition to, and not by way of limitation of, the foregoing, no Manager of the Company shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager, except to the extent that exculpation from liability is not permitted under the Delaware Limited Liability Company Act as in effect at the time such liability is determined. No amendment or repeal of such Section 13.2 shall apply to or have any effect on the liability or alleged liability of any Manager of the Company for or with respect to any acts or omissions of such Manager occurring prior to such amendment or repeal.

     Pursuant to Section 13.5 of the LLC Agreement, an Indemnified Person acting under the LLC Agreement shall not be liable to Holdings or to any other Indemnified Person for its good faith reliance on the provisions of the LLC Agreement.

     Section 8.2 of the LLC Agreement provides that Holdings shall indemnify and reimburse the Tax Matters Member of Holdings for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to the LLC Agreement in connection with any administrative or judicial proceeding with respect to the tax liability of the Members of Holdings as long as the Tax Matters Member has determined in good faith that its course of conduct was in, or not opposed to, the best interest of Holdings.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     Article 11 of PSF's Certificate of Incorporation and Section 7.1 of PSF's Bylaws provide that PSF shall indemnify and upon request advance expenses to its officers, directors, agents and other persons to the maximum extent permitted from time to time under Delaware law, provided, however, that PSF shall not be required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Article 10 of PSF's Certificate of Incorporation provides that a director of PSF shall not be liable to PSF or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.

     Section 7.2 of PSF's Bylaws provides that PSF may purchase and maintain insurance on behalf of its officers, directors, employees and agents against liabilities asserted against or incurred by him/her in that capacity or arising from his/her status as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify him/her against the same liability under Delaware law.

     Article VI of Princeton's Certificate of Incorporation and Article IX of Princeton's Bylaws provide that Princeton shall indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Princeton), if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Princeton, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Further, Princeton shall indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of Princeton to procure a judgment in its favor, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Princeton, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Princeton unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that a director, officer, employee or agent of Princeton has been successful on the merits or otherwise in defense of any action, suit or proceeding described in the preceding paragraph, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Any indemnification described in the preceding paragraph shall be made by Princeton only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination shall be made (a) by the Board of Directors of Princeton by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders of Princeton. Expenses (including attorneys' fees) incurred by an officer or director in defending any such action, suit or proceeding may be paid by Princeton in advance of its final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be so indemnified by Princeton. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of Princeton deems appropriate.

     In addition, Princeton may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Princeton would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

     Article V of Princeton's Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of Princeton shall be personally liable to Princeton or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Pursuant to the Reorganization Plan, the obligations of any of the Company's predecessors to indemnify its directors, officers, general partners, partners, employees, and certain consultants of the Company's predecessors survived confirmation of the Plan of Reorganization, remain unaffected thereby and are not discharged, provided, however, that claims brought against any such indemnified person by (i) any person which is a former purchaser, seller, underwriter or owner, in each case, acting in such capacity, of former securities of any predecessor of the Company or of any affiliate thereof, or brought by or in the name of any such predecessor, in each case, arising out of or related to any alleged right of rescission of, or damages arising from, any purchase or sale of such securities under federal or state securities laws (whether statutory or otherwise) or (ii) any other person (a "Third Party Claimant") against any such indemnified person asserting claims for contribution, reimbursement or indemnity by such Third Party Claimant arising out of or related to any action, suit or proceeding against such Third Party Claimant which, had it been brought against any such indemnified person, would be described in clause (i) above, are excluded claims and are not covered by such indemnification.

     The Company maintains directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Company for its indemnification of such persons.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this Registration Statement, the Company has issued the following securities that were not registered under the Securities Act:

     On September 17, 1996, the Effective Date, all of the then-outstanding capital stock of PSF's predecessor, Farms, was cancelled, and all equity interests in Holdings' predecessor, Finance, and the then-outstanding senior secured notes issued by Finance were satisfied by issuance of Notes and LLC Units, and Holdings issued 10,000,000 LLC Units and Warrants to acquire 2,048,192 LLC Units and PSF issued $117,500,000 in principal amount of its Notes under the Plan of Reorganization pursuant to an exemption from registration under the United States Bankruptcy Code. On March 15, 1997, PSF issued $6,390,699 in principal amount of Secondary Notes in payment of interest then due on the Notes.

     On December 23, 1996, pursuant to Holdings' Management Option Plan, Holdings granted certain employees options to acquire 460,000 LLC Units of Holdings subject to the terms and conditions set forth in the Management Option Plan and the respective Unit Option Agreement for such employees.

     On March 16, 1997, pursuant to Holdings' Management Option Plan, Holdings granted HWS & Associates, Inc., a South Carolina corporation of which Horst W. Schroeder is the president and owner options to acquire 160,000 LLC Units subject to the terms and conditions set forth in the Management Option Plan and the Unit Option Agreement between Holdings and HWS & Associates, Inc.

     On April 24, 1997, pursuant to Holdings' Management Option Plan, Holdings granted Michael Townsley options to acquire 12,500 LLC Units subject to the terms and conditions set forth in the Management Option Plan and the Unit Option Agreement between Holdings and Mr. Townsley.


     In December 1995, Finance issued a $6,500,000 12.25% senior secured note due 1997 pursuant to a Note Purchase Agreement dated December 15, 1995 among Finance, Farms and Morgan Stanley, Dean Witter, Discover & Co.


     Options to acquire 111,550, 282,500 and 233,101 limited partnership units of Finance were granted by Finance in 1993, 1994 and 1995, respectively, to employees under Finance's equity incentive plan. In addition, in 1995, Finance granted options to Horst W. Schroeder to acquire 208,101 limited partnership units. All options for Finance limited partnership units were cancelled as of the Effective Date.

     No underwriters were involved in the foregoing sales of securities. Such sales, unless otherwise indicated herein, were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in
Section 4(2) thereof relative to sales by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT NO.
-----------
    2.1 **    Debtor's Second Amended Joint Plan of Reorganization under
              Chapter 11 of the Bankruptcy Code dated September 5, 1996
              and confirmed by the Court on September 6, 1996
    2.2 **    Debtor's Amended Joint Disclosure Statement Pursuant to
              Section 1125 of the Bankruptcy Code Relating to Debtor's
              Amended Joint Plan of Reorganization

EXHIBIT NO.
-----------
    3.1 **    Certificate of Formation of PSF Holdings, L.L.C.
    3.2 **    Second Amended and Restated Limited Liability Company
              Agreement of PSF Holdings, L.L.C.
    3.3 **    Certificate of Incorporation of Premium Standard Farms, Inc.
    3.4 **    By-Laws of Premium Standard Farms, Inc.
    3.5 **    Certificate of Incorporation of Princeton Development Corp.
    3.6 **    By-Laws of Princeton Development Corp.
    4.1 **    Warrant Agreement, dated September 17, 1996, between PSF
              Holdings, L.L.C. and Fleet National Bank
    4.2 **    Form of Warrant Certificate
    4.3 **    Indenture, dated September 17, 1996, by and among Premium
              Standard Forms, Inc., as Issuer, PSF Holdings, L.L.C., as
              Guarantor, and Fleet National Bank, as Trustee
    4.4 **    Form of Note (included in Exhibit 4.3)
    4.5 **    Subsidiary Guaranty Agreement between Princeton Development
              Corp. and Fleet National Bank
    4.6 **    Security and Collatural Agency Agreement
    4.7 **    New L.L.C. Interests Registration Rights Agreement
    4.8 **    Warrant Registration Rights Agreement
    4.9 **    New PIK Notes Registration Rights Agreement
    5.1       Opinion of Sonnenschein Nath & Rosenthal
   10.1 **    Second Priority Note Purchase Agreement
   10.2 **    Form of Senior Secured Second Priority Note
   10.3 **    Guaranty of Second Priority Notes, dated September 17, 1996, between PSF Holdings, L.L.C. and Morgan Stanley Group, Inc.
   10.4 **    Guaranty of Second Priority Notes, dated September 17, 1996, between subsidiaries of Premium Standard Farms, Inc. and
              Morgan Stanley Group, Inc.
   10.5 **    Management Option Plan
   10.6 **    Employment Agreement dated January 1, 1997 between PSF and
              Dennis Harms
   10.7 **    Employment Agreement dated October 1, 1996 between PSF and
              Robert Manly
   10.8 **    Employment Agreement dated February 27, 1997 between PSF and
              William Patterson
   10.9 **    Employment Agreement dated November 1, 1994 between PSF's
              predecessor and Mark Warren
   10.10**    Employment Agreement dated November 1, 1994 between PSF's
              predecessor and David Mitchell
   10.11**    Consulting Agreement dated March 16, 1997 by and among PSF,
              HWS & Associates, Inc. and Horst W. Schroeder
   10.12**    Credit Agreement dated September 17, 1996 among Holdings,
              PSF and The Chase Manhattan Bank
   10.13**    Parent Guarantee Agreement, dated September 17, 1996,
              between PSF Holdings, L.L.C. and The Chase Manhattan Bank
   10.14**    Subsidiary Guarantee Agreement dated September 17, 1996,
              between subsidiaries of Premium Standard Forms, Inc., and
              The Chase Manhattan Bank
   10.15**    Indemnity, Subrogation and Contribution Agreement
   10.16**    Intercreditor Agreement
   10.17**    Form of Deed of Trust
   10.18**    Pledge Agreement
   10.19**    Security Agreement
   10.20**    Sale and Purchase Agreement between Premium Standard Farms,
              Inc. and Marubeni America Corporation, dated January 1, 1997
   10.21**    Director Equity Plan
   11.1       Computation of Per Unit Earnings

 EXHIBIT NO.
-------------
     12.1      Computation of Ratio or Deficiency of Earnings to Fixed Charges
     21.1  **  Subsidiaries of the Company
     23.1      Consent of Ernst & Young LLP
     23.2      Consent of Sonnenschein Nath & Rosenthal (to be included in Exhibit 5.1)
     24.1  **  Powers of Attorney
     27.1  **  Financial Data Schedule
     27.2  **  Financial Data Schedule


-------------------------

** Previously filed


     (b) Financial Statement Schedules

     Financial statement schedules of the Company have been omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized in Kansas City, Missouri on June 30, 1997.


                                          PSF HOLDINGS, L.L.C.

                                          By:      /s/ DENNIS W. HARMS

                                            ------------------------------------
                                                      Dennis W. Harms
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 30, 1997.



             /s/ DENNIS W. HARMS               President (Principal Executive Officer)
---------------------------------------------
               Dennis W. Harms
            ROBERT W. RIPPENTROP*              Vice President, Treasurer, Assistant
---------------------------------------------  Secretary and Controller (Principal
            Robert W. Rippentrop               Financial and Accounting Officer)
             HORST W. SCHROEDER*               Manager
---------------------------------------------
             Horst W. Schroeder
               ARTHUR NEWMAN*                  Manager
---------------------------------------------
                Arthur Newman
                DEAN MEFFORD*                  Manager
---------------------------------------------
                Dean Mefford
             RONALD E. JUSTICE*                Manager
---------------------------------------------
              Ronald E. Justice
             MAURICE L. MCGILL*                Manager
---------------------------------------------
              Maurice L. McGill
               PETER K. SHEA*                  Manager
---------------------------------------------
                Peter K. Shea

          *By: /s/ DENNIS W. HARMS
---------------------------------------------
               Dennis W. Harms
              Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized in Kansas City, Missouri on June 30, 1997.


                                          PREMIUM STANDARD FARMS, INC.

                                          By:      /s/ DENNIS W. HARMS

                                            ------------------------------------
                                                      Dennis W. Harms
                                             Vice Chairman and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 30, 1997.



             /s/ DENNIS W. HARMS               Vice Chairman and Chief Executive
---------------------------------------------  Officer (Principal Executive Officer)
               Dennis W. Harms
            WILLIAM R. PATTERSON*              Executive Vice President, Chief
---------------------------------------------  Financial Officer and Treasurer
            William R. Patterson               (Principal Financial and Accounting
                                               Officer)
             HORST W. SCHROEDER*               Chairman of the Board of Directors
---------------------------------------------
             Horst W. Schroeder
               ARTHUR NEWMAN*                  Director
---------------------------------------------
                Arthur Newman
                DEAN MEFFORD*                  Director
---------------------------------------------
                Dean Mefford
             RONALD E. JUSTICE*                Director
---------------------------------------------
              Ronald E. Justice
             MAURICE L. MCGILL*                Director
---------------------------------------------
              Maurice L. McGill
               PETER K. SHEA*                  Director
---------------------------------------------
                Peter K. Shea

          *By: /s/ DENNIS W. HARMS
---------------------------------------------
               Dennis W. Harms
              Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized in Kansas City, Missouri on June 30, 1997.


                                          PRINCETON DEVELOPMENT CORP.


                                          By:      /s/ DENNIS W. HARMS


                                            ------------------------------------

                                                      Dennis W. Harms


                                                       Vice President



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 30, 1997.



             HORST W. SCHROEDER*               Chairman of the Board of Directors and
---------------------------------------------  President (Principal Executive Officer)
             Horst W. Schroeder
            WILLIAM R. PATTERSON*              Vice President and Treasurer (Principal
---------------------------------------------  Financial and Accounting Officer);
            William R. Patterson               Director
               DENNIS W. HARMS                 Vice President; Director
---------------------------------------------
               Dennis W. Harms

          *By: /s/ DENNIS W. HARMS
---------------------------------------------
               Dennis W. Harms
              Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NO.                                                                 PAGE
-----------                                                                 ----


    2.1 **    Debtor's Second Amended Joint Plan of Reorganization under
              Chapter 11 of the Bankruptcy Code dated September 5, 1996
              and confirmed by the Court on September 6, 1996
    2.2 **    Debtor's Amended Joint Disclosure Statement Pursuant to
              Section 1125 of the Bankruptcy Code Relating to Debtor's
              Amended Joint Plan of Reorganization
    3.1 **    Certificate of Formation of PSF Holdings, L.L.C.
    3.2 **    Second Amended and Restated Limited Liability Company
              Agreement of PSF Holdings, L.L.C.
    3.3 **    Certificate of Incorporation of Premium Standard Farms, Inc.
    3.4 **    By-Laws of Premium Standard Farms, Inc.
    3.5 **    Certificate of Incorporation of Princeton Development Corp.
    3.6 **    By-Laws of Princeton Development Corp.
    4.1 **    Warrant Agreement, dated September 17, 1996, between PSF
              Holdings, L.L.C. and Fleet National Bank
    4.2 **    Form of Warrant Certificate
    4.3 **    Indenture, dated September 17, 1996, by and among Premium
              Standard Forms, Inc., as Issuer, PSF Holdings, L.L.C., as
              Guarantor, and Fleet National Bank, as Trustee
    4.4 **    Form of Note (included in Exhibit 4.3)
    4.5 **    Subsidiary Guaranty Agreement between Princeton Development
              Corp. and Fleet National Bank
    4.6 **    Security and Collatural Agency Agreement
    4.7 **    New L.L.C. Interests Registration Rights Agreement
    4.8 **    Warrant Registration Rights Agreement
    4.9 **    New PIK Notes Registration Rights Agreement
    5.1       Opinion of Sonnenschein Nath & Rosenthal
   10.1 **    Second Priority Note Purchase Agreement
   10.2 **    Form of Senior Secured Second Priority Note
   10.3 **    Guaranty of Second Priority Notes, dated September 17, 1996, between PSF Holdings, L.L.C. and Morgan Stanley Group, Inc.
   10.4 **    Guaranty of Second Priority Notes, dated September 17, 1996, between subsidiaries of Premium Standard Farms, Inc. and
              Morgan Stanley Group, Inc.
   10.5 **    Management Option Plan
   10.6 **    Employment Agreement dated January 1, 1997 between PSF and
              Dennis Harms
   10.7 **    Employment Agreement dated October 1, 1996 between PSF and
              Robert Manly
   10.8 **    Employment Agreement dated February 27, 1997 between PSF and
              William Patterson
   10.9 **    Employment Agreement dated November 1, 1994 between PSF's
              predecessor and Mark Warren
   10.10**    Employment Agreement dated November 1, 1994 between PSF's
              predecessor and David Mitchell
   10.11**    Consulting Agreement dated March 16, 1997 by and among PSF,
              HWS & Associates, Inc. and Horst W. Schroeder

EXHIBIT NO.                                                                 PAGE
-----------                                                                 ----
   10.12**    Credit Agreement dated September 17, 1996 among Holdings,
              PSF and The Chase Manhattan Bank
   10.13**    Parent Guarantee Agreement, dated September 17, 1996,
              between PSF Holdings, L.L.C. and The Chase Manhattan Bank
   10.14**    Subsidiary Guarantee Agreement dated September 17, 1996,
              between subsidiaries of Premium Standard Forms, Inc., and
              The Chase Manhattan Bank
   10.15**    Indemnity, Subrogation and Contribution Agreement
   10.16**    Intercreditor Agreement
   10.17**    Form of Deed of Trust
   10.18**    Pledge Agreement
   10.19**    Security Agreement
   10.20**    Sale and Purchase Agreement between Premium Standard Farms,
              Inc. and Marubeni America Corporation, dated January 1, 1997
   10.21**    Director Equity Plan
   11.1       Computation of Per Unit Earnings
   12.1       Computation of Ratio or Deficiency of Earnings to Fixed
              Charges
   21.1 **    Subsidiaries of the Company
   23.1       Consent of Ernst & Young LLP
   23.2       Consent of Sonnenschein Nath & Rosenthal (to be included in
              Exhibit 5.1)
   24.1 **    Powers of Attorney (included on signature pages)
   27.1 **    Financial Data Schedule
   27.2 **    Financial Data Schedule


-------------------------

** Previously filed